UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.

(Name of small business issuer in its charter)

South Carolina (State or jurisdiction of incorporation or organization)	7373 (Primary Standard Industrial Classification Code Number)	57-0910139 (I.R.S. Employer Identification No.)

1601 Shop Road
Suite E
Columbia, South Carolina 29201
(803) 736-5595 (Telephone)
(803) 736-5639 (Facsimile)
(Address and telephone number of principal executive offices and principal place of business)

George E. Mendenhall
Chief Executive Officer
Integrated Business Systems and Services, Inc.
1601 Shop Road
Suite E
Columbia, South Carolina 29201
(803) 736-5595 (Telephone)
(803) 736-5639 (Facsimile)
(Name, address and telephone number of agent for service)

Copy to:

R. Douglas Harmon, Esq.
Parker, Poe, Adams & Bernstein L.L.P.
Suite 3000
Three Wachovia Center
401 South Tryon Street
Charlotte, North Carolina 28202
(704) 335-9020 (Telephone)
(704) 335-4485 (Facsimile)

Approximate date of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities To Be	Amount To Be	Offering Price	Aggregate Offering	Amount Of
Registered	Registered (1)	Per Share	Price	Registration Fee

Common Stock	8,943,863	$0.50 (2)	$4,471,932 (2)	$567

Common Stock issuable upon exercise of warrants	45,144,585 (3)	$0.40 (4)	$18,057,834 (4)	$2,288

Total:	54,088,448	—	$22,529,766	$2,855

     (1)  Includes shares of our common stock, no par value, and shares of our common stock which may be offered pursuant to this registration statement, which shares are issuable upon exercise of the warrants held by certain selling shareholders. In addition to the shares set forth in the above table, the amount to be registered includes an indeterminate number of shares issuable upon exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends, and similar transactions in accordance with Rule 416 under the Securities Act of 1933. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon exercise of the warrants to account for antidilution and price protection adjustments provided for in the warrants. Should a decrease in the exercise price of the warrants as a result of an issuance or sale of shares below the then current market price result in our having an insufficient number of shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

     (2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the closing bind and asked prices of the Company’s common stock as reported on the Over-the-Counter Bulletin Board Regulated Quotation System on February 5, 2004.

     (3)  Includes a good faith estimate under Rule 416(a) under the Securities Act of 1933, as amended, of the shares of common stock underlying warrants exercisable at $.40 per share (depending on the specific terms of the particular warrant) to account for antidilution and price protection adjustments.

     (4)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on the varying exercise price of the Company’s outstanding common stock warrants.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by Integrated Business Systems and Services, Inc. with the Securities and Exchange Commission. The selling shareholders may not sell these securities until the registration statement is declared effective by the Securities and Exchange Commission. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, FEBRUARY 5, 2004.

PROSPECTUS

54,088,448 SHARES OF COMMON STOCK

Integrated Business Systems and Services, Inc.

     This prospectus relates to the resale of up to 54,088,448 shares of the Common Stock of Integrated Business Systems and Services, Inc. (the “Company”), including up to 45,144,585 shares of our Common Stock issuable upon the exercise of warrants by certain persons who are, or will become, shareholders of the Company. The selling shareholders may sell one or more of the securities offered hereunder from time to time in the principal market on which shares of our Common Stock are traded at the prevailing market price or in negotiated transactions and this registration statement will allow them to do so. The Company is not selling any shares in connection with this offering and will not receive any proceeds from this offering, except for proceeds from the sale of shares under the Equity Line (as defined below) and to the selling shareholders upon exercise of certain warrants. The Company will bear all expenses of registration of the securities offered hereunder.

     In connection with capital raising activities in the fourth quarter of 2003 and early 2004, the Company issued to Generation Capital Associates, Inc. (“GCA”) 1,250,000 shares of our Common Stock and common stock purchase warrants which are convertible into 1,000,000 shares of Common Stock. In addition, the Company entered into an equity line of credit (the “Equity Line”) with Dutchess Private Equities Fund, L.P. (“Dutchess”). Under the terms of the Equity Line, the Company may require that Dutchess purchase, pursuant to a series of puts in stated amounts and at stated times, up to $10,000,000 of Common Stock over a period of 36 months from the date that this registration statement is declared effective by the United States Securities and Exchange Commission (“Commission”).

     Dutchess is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the sale of shares of Common Stock under the Equity Line. Dutchess will pay the Company 95% of the market price of our Common Stock. We have paid Dutchess a one-time legal fee of $5,000. Dutchess is entitled to certain other payments, as more fully described in the section below entitled “Dutchess Equity Line of Credit”.

     We have engaged US Euro Securities, Inc., a registered broker-dealer, to advise the Company in connection with the Equity Line (the “Placement Agent”). Pursuant to a placement agent agreement dated January 30, 2004, the Company will pay to the Placement Agent 1% of the gross aggregate proceeds from each put with Dutchess (subject to an aggregate fee limit of $10,000). The Placement Agent is not participating in this offering.

     Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board Regulated Quotation System (the “OTCBB”) under the symbol “IBSS.OB.” The last sale price of our Common Stock as reported on the OTCBB on January 30, 2004, was $.51 per share.

     Investing in our Common Stock involves a high level of investment risk. You should carefully consider the information and risks set forth in the section of this prospectus entitled “Risk Factors” beginning on page 6 below before deciding to purchase the shares of Common Stock offered hereunder.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February     , 2004

FORWARD LOOKING STATEMENTS

     This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “1934 Act”). Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, our competitive strengths and weaknesses, our business strategy and the trends we anticipate in the industry and economies in which we operate and other information that is not historical information. You can identify a forward-looking statement by our use of the words “anticipate,” “estimate,” “expect,” “intend,” “plan,” “may,” “will,” “continue,” “believe,” “objective,” “projection,” “forecast,” “goal,” and similar expressions. No assurance can be given that actual results or events will not differ materially from those projected, estimated, assumed or anticipated in any such forward-looking statements.

     There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. We do not undertake any obligation to revise these forward-looking statements to reflect future events or circumstances. Presently known Risk Factors, beginning on page 6 of this prospectus, which could impact our forward-looking statements, include, but are not limited to, the following factors:

•	Substantial leverage and indebtedness of the Company;

•	Going concern issues raised by our auditors;

•	Most of our sales are attributable to one or two principal customers;

•	Existence of a large accumulated operating deficit;

•	Significant unanticipated fluctuations in our actual or anticipated quarterly revenues and operating results;

•	Slow or impaired performance of our software products; and

•	A wide variety of risk specific to the software industry.

PROSPECTUS SUMMARY

     This prospectus summary highlights information more fully described elsewhere in this prospectus. Because it is a summary, it is not complete and does not contain all the information that is important to you in deciding whether to invest in the Company. You should read the entire prospectus carefully, including the documents incorporated by reference into this prospectus and the other documents to which this prospectus refers. As used in this prospectus, all references to the “Company,” “IBSS,” “we,” “our,” “us,” and similar references shall refer to Integrated Business Systems and Services, Inc.

Integrated Business Systems and Services, Inc.

     Integrated Business Systems and Services, Inc., which was incorporated in 1990, is a Columbia, South Carolina-based national provider of Synapse™, a ground-breaking new software technology. Synapse™ is a complete framework and methodology used to create, implement and manage a wide variety of dynamic, distributed, networked, and real-time enterprise applications, quickly and efficiently. Global enterprises utilizing Synapse™ leverage the power of its single, flexible framework to enjoy tremendous time and cost advantages in the development, deployment, and on-going management of customized applications.

     Enabled by Synapse™ to take competitive advantage of cutting-edge technologies such as wireless networking, mobile computing and radio frequency identification (“RFID”), IBSS brings solutions to customers for mission-critical applications in manufacturing, distribution, healthcare, finance, insurance, retail, education, and government.

     IBSS’ objective is to become the vendor-of-choice among organizations seeking the most advanced and cost-effective solutions for tracking, automated data collection and integration. Currently IBSS applies our software to bring real-time visibility to manufacturing processes and to our customer’s front office and supply chain execution. Our applications offer a high degree of flexibility, rapid implementation, and scalability across virtually any operating system and hardware platform. In addition to our software, we provide our customers with a variety of services, including custom design, implementation assistance, project planning and training.

     IBSS’ emphasis as a company is on helping businesses mitigate risk as they introduce new software products, extend their existing software applications and systems, or improve the way they do business. The IBSS value proposition provides three valuable assets to our customers:

•	proven expertise in integration, on-line transaction processing and wireless communications-based solutions;

•	a unique Synapse™ methodology that lets businesses quickly and economically prototype, test drive, validate and deploy new ideas; and

•	IBSS’ proprietary Synapse™ technology, which gives customers a powerful, secure enterprise framework. Further, IBSS’ proprietary Synapse™ technology brings better security in not being susceptible to the same activities related to viruses which currently plague the commodity technology providers like Microsoft. By owning and controlling our own technology with which to create on-line applications, IBSS can offer its customers the ultimate flexibility in a business relationship that can include custom extensions of the base technology, unique licensing arrangements and certain exclusivities for use in the customers chosen vertical market.

     The Company’s above described value-based proposition enables the Company to carefully tailor its services and software to a customer’s unique set of needs and to rapidly produce solutions specific to those needs. This value-based proposition has been and will continue to be the Company’s most important competitive advantage. This advantage would not have been possible if it were not for the Company’s key asset — Synapse™, a platform and framework for dynamic, distributed, real-time software applications.

GCA Financing

     As part of its capital raising activities in December 2003, the Company closed a private equity offering with Generation Capital Associates, Inc., an Atlanta, Georgia-based financing company (the “GCA Financing”). The securities sold in the GCA Financing were exempt from registration under the Securities Act of 1933, as amended (the “Act”), and relevant state securities laws. The terms of the GCA Financing are documented in a securities purchase agreement, dated December 24, 2003, between the Company and GCA, a common stock purchase warrant with GCA, dated December 30, 2003, and two separate letter agreements with GCA, dated December 24, 2003 and January 13, 2004.

     Under the terms of the stock purchase agreement with GCA, the Company sold to GCA 1,250,000 shares (the “GCA Shares”) of Common Stock. Under the terms of the stock purchase warrant issued to GCA, the Company granted to GCA (or its permitted assignee(s)) warrants to purchase up to 1,000,000 shares of Common Stock pursuant to two common stock purchase warrants, one for 937,500 shares of Common Stock and another for 62,500 shares of Common Stock (collectively, the “GCA Warrants”). In exchange for the GCA Shares and GCA Warrants, GCA paid $250,000 to the Company on December 31, 2003 (the “Purchase Price”). The Company is currently using these proceeds as short-term operating capital.

     Under the terms of the GCA Warrants, GCA is entitled to purchase from the Company at any time until December 31, 2008, up to 1,000,000 fully paid and nonassessable shares of Common Stock (collectively, the “GCA Warrant Shares”), for an aggregate purchase price of $400,000 (the “Aggregate Warrant Price”). The exercise price for each warrant granted to GCA is $0.40 per share (the “Per Share Warrant Price”) and is subject to adjustment under the GCA Warrants. The Company is contractually obligated to register the GCA Shares and GCA Warrant Shares offered in this prospectus by filing this registration statement and to bear all expenses relating to the filing. In addition, the Company must pay to GCA two types of fees in connection with the filing. The first fee (the “Filing Fee”) is an annual amount equal to 8% of the Purchase Price and is payable during the period from January 6, 2004 to the date the Commission declares the registration statement effective (the “Filing Period”). The Filing Fee is pro-rated on a daily basis and is payable in arrears on the last day of every calendar quarter during the Filing Period (each, a “Payment Date”), beginning on March 31, 2004. The second fee (the “Late Fee”) is an annual amount equal to 25% of the Purchase Price and is payable for every calendar day that the registration statement is not declared effective by the Commission after May 5, 2004. The Late Fee is similarly pro-rated on a daily basis and payable on each Payment Date. At the sole option of the Company, it may pay either or both fees in cash or in shares of Common Stock. In addition, the Per Share Warrant Price shall be reduced by $0.05 for the first month or part thereof of such late filing and/or late effectiveness and $0.03 per month for each month or part thereof after the first month. In no event shall the Per Share Warrant Price be reduced to less than $0.05 per share.

Dutchess Equity Line of Credit

     Following the GCA Financing, the Company, as part of its initial capital raising activities in 2004, entered into an investment agreement dated January 21, 2004 for an equity line of credit (the “Equity Line”) with Dutchess Private Equities, L.P., a Delaware limited partnership (“Dutchess”). Under the terms of the Equity Line, we may periodically sell shares of Common Stock, solely at the Company’s option, to Dutchess to raise capital to fund our working capital needs. The periodic sale of shares is known as a put (each, a “Put”). Under a Put, we may request an advance to draw down a portion of the Equity Line by delivering a written Put notice (“Put Notice) to Dutchess of draw down of a portion of the Equity Line (the date on which such Put notice is delivered to Dutchess is the “Put Date”). A closing will be held seven business days after the Put Date, at which time we will deliver shares of Common Stock and Dutchess will pay the Purchase Price (as defined below).

     Each Put will contain an amount of Common Stock proposed to be sold to Dutchess (the “Put Amount”) equal to either (at the Company’s discretion): (i) 200% of the average daily volume (U.S. Market only) of the Common Stock for the 10 trading days prior to the Put Date, multiplied by the average of the three daily closing best bid prices of Common Stock immediately preceding the Put Date, or (ii) $20,000. In no event will the Put Amount be more than $1,000,000 with respect to any single Put.

     The purchase price (“Purchase Price”) for each share of Common Stock subject to a Put is 95% of the lowest best bid price of Common Stock during the period beginning on a Put Date and ending on and including the date that is five trading days after such Put Date (the “Pricing Period”). Following Dutchess’ receipt of a Put Notice, Dutchess will be required to purchase from the Company during the related Pricing Period that number of shares of Common Stock having an aggregate Purchase Price equal to the lesser of (i) the Put Amount set forth in the Put Notice, and (ii) 20% of the aggregate trading volume of the Common Stock during the applicable Pricing Period multiplied by 95% of the lowest best bid prices of the Common Stock during the specified Pricing Period, provided such shares bear no restrictive legend and are not subject to stop transfer restrictions. The Equity Line also contains a floor provision, which permits the Company (in its discretion) to withdraw that portion of the Put Amount if the closing bid price of Common Stock during the applicable Pricing Period with respect a Put Notice is less than 75% of the lowest closing best bid prices of the Common Stock for 15 trading days prior to each Put Notice Date or less than $0.48, in any case.

     We may request advances under the Equity Line once the underlying shares are registered with the Commission. Thereafter, we may continue to request advances until Dutchess has advanced $5 million.

The Offering

     The offering of securities under this prospectus relates to the sale of our Common Stock by certain persons who are, or will become, shareholders of the Company. These selling shareholders consist of:

•	Existing selling shareholders who intend to sell up to 49,088,448 shares of Common Stock purchased in private offerings (including up to 45,144,585 shares of Common Stock pursuant to warrants); and

•	Dutchess, which intends to sell up to 5,000,000 shares of Common Stock that may be acquired pursuant to the Equity Line.

     Pursuant to the terms of the Equity Line, we may, at our sole discretion, periodically issue and sell directly to Dutchess shares of our Common Stock up to aggregate proceeds of $10,000,000. However, we are registering only 5,000,000 shares of Common Stock for resale by Dutchess pursuant to this prospectus, and our current plan is to limit sales up to an aggregate of not more than 5,000,000 shares to Dutchess. Dutchess may then resell such shares pursuant to this registration statement. As such, Dutchess will be an “underwriter” within the meaning of the Securities Act.

     The shareholders listed in the section below entitled “Selling Shareholders” who are offering the shares of Common Stock described above are doing so pursuant to this registration statement under Rule 415 of the Securities Act. As such, the Company may sell the shares of Common Stock currently held by the selling shareholders on a continued or delayed basis. The shares will not be sold prior to the effective date of this registration statement. The shares shall be sold on or after the effective date of this registration statement at the most current price per share for a share of Common Stock as quoted on the Over-the-Counter Bulletin Board Regulated Quotation System (the “OTCBB”) on the date of any such sale.

     We have engaged US Euro Securities, Inc., a registered broker-dealer, to advise the Company in connection with the Equity Line (the “Placement Agent”). Pursuant to a placement agent agreement dated January 30, 2004, the Company will pay to the Placement Agent 1% of the gross aggregate proceeds from each put with Dutchess (subject to an aggregate fee limit of $10,000). The Placement Agent is not participating in this offering.

Corporate Information

     Our common stock is listed on the OTCBB under the symbol “IBSS.OB”.

     Our principal executive offices are located at 1601 Shop Road, Suite E, Columbia, South Carolina 29201. Our telephone number is (803) 736-5595.

RISK FACTORS

     An investment in shares of our Common Stock offered herein represents a high degree of risk. There are a number of risk factors, including those specified below, which may, either now or anytime in the future, have an adverse effect on our business, operating results and financial condition. As such, you should carefully consider the risk factors below in evaluating our Company and its business and the offering outlined herein. An investment in these securities should only be considered by a person who can assume such risks, as well as the risk of loosing all or a portion of their investment. As a consequence of these risk factors, the other information contained in this registration statement, and the risks discussed in our other periodic filings with the Commission, our actual results could differ materially from those contemplated by any forward-looking statements contained in this registration statement.

RISKS RELATED TO OUR COMPANY

     We have substantial existing debt, are highly leveraged, and currently owe past due taxes to federal taxing authorities.

     All of our assets are pledged as collateral under all of our investor and other debt. The Internal Revenue Service has placed a lien on all of our assets until our second quarter 2002 payroll tax obligation to them is satisfied. A default by us under our secured debt or the failure to satisfy our obligation to the Internal Revenue Service could result in a foreclosure on all of our assets and the discontinuation of our operations.

     At September 30, 2003, we had approximately $3.52 million in outstanding debt under convertible debentures and notes that we issued in 2001 and 2002. These debtholders have a security interest in all of our assets, including our proprietary technologies. Of this amount, approximately $3.2 million is long term non-interest bearing and non-convertible debt mostly due on December 31, 2006. This debt has 38,035,426 warrants attached to it that can begin to be exercised on or after October 1, 2004. The principal and interest on the remaining amount (approximately $450,000) is currently due. The Company is currently in negotiations with this debtholder to satisfy this debt.

     In the months since the issuance of the Company’s currently outstanding convertible debt, holders of a portion of this debt have converted the principal and accrued interest on all or a portion of their debt into shares of Common Stock. These and other holders of the convertible debt may indicate their desire after October 1, 2004 to exercise some or all of their warrants through debt reduction of their notes.

     As of December 31, 2003, we owed $53,823 in federal payroll taxes, including interest and penalties. These taxes relate to payrolls in the second and third quarters of 2002. Our tax obligations have continued to decline since August of last year through the periodic tax payments we have made and are continuing to make under arrangements with federal tax authorities. We have satisfied all the past due state payroll tax obligations and expect to have all federal tax obligations fully satisfied by the end of the first quarter of 2004. In the meantime, the Internal Revenue Service has placed a lien on all of our assets until our third quarter 2002 payroll tax obligation (currently $45,526) to them is satisfied.

     In the event that we are unable to satisfy our prior payroll tax obligations, or our repayment obligations under our secured debt, or we otherwise default under the terms of such debt, the holders of this debt may seek to foreclose their security interests and liens on our assets. In such event, if we are unable to reach a pay out arrangement satisfactory to the holders of this secured debt or seek satisfactory debt relief under federal bankruptcy laws, we believe that the Company would no longer be able to operate. In that event, we believe that it is most likely that the Company’s assets would be sold and that the proceeds from such sale would not be sufficient to satisfy the liens of our secured creditors. This would leave no funds for the payment of any of our unsecured obligations to third parties, including any judgment creditors that might arise. In addition, this would leave no funds or assets available for distribution to our shareholders.

     Our most recent financial statements include a going concern paragraph.

     Our independent accountants’ report for our most recent year-end audit and the notes to our year-end 2002 audited financial statements included in this prospectus for the year ended December 31, 2002 identify factors that, in the opinion of our independent accountants, raise substantial doubts about our ability to continue as a going concern. For additional information regarding this report, please refer to Note 4 to our unaudited condensed consolidated financial statements and to Note 1 to our audited financial statements included in this prospectus.

     Substantially all of our revenue over the past eighteen months has been associated with only one customer, the loss of whom would severely jeopardize our ability to maintain our operations.

     In 2003, our largest customer accounted for more than 92% of our revenue, and our second largest customer accounted for 5.5% of our revenue. Consequently, the loss of our largest customer would have a material adverse effect on our revenue and would likely result in the cessation of our operations if we are not otherwise able to expand our revenue base. Even if we are successful in growing the size and depth of our customer base, we have historically generated substantially all of our revenue from a limited number of customers, substantially all of which are in the manufacturing industry. We remain focused on expanding our sales and marketing efforts toward companies in other industries and other vertical markets, particularly for business-to-business integration and more extensive efforts in mobile computing and RFID technology tracking opportunities. Nevertheless, we expect that a small number of customers in the manufacturing industry will continue to account for a substantial portion of our revenue for the near term. Any significant decline in the demand for, and market acceptance of, our software in the manufacturing industry would have a material adverse effect on our ability to execute our business plan in the short-term. Even if we expand our customer base, we believe that our current customers will continue to provide a substantial portion of our revenue through additional license, implementation services and maintenance fees. Moreover, if we successfully market our products in new vertical markets, we expect that customers in some of those new vertical markets are likely to have different requirements and may require us to change our product design or features, sales methods, support capabilities or pricing policies. Any failure by us to successfully address any new vertical markets will have an adverse effect on our results of operations.

     We have a large accumulated deficit, we expect future losses, and we may never achieve or maintain profitability.

     Although we were cash flow positive and profitable at the end of the third quarter of 2003, we have historically experienced operating losses in each of our fiscal years since January 1, 1995. At December 31, 2002, we had an accumulated deficit of $23,288,934. In addition, since 1997, we have continued to allocate a substantial proportion of our internal resources to activities associated with the development, marketing and sale of our current suite of new software products. During the last three years, we have also undertaken a complete restructuring of our sales and marketing organization and have commenced several new customer acquisition strategies. This strategy of increased emphasis on new product development and the suspension of much of our traditional sales activities while we began implementing our sales team reorganization resulted in a substantial reduction in our traditional service revenues during the affected periods. Despite our history of losses, we believe it is vital to our future success that we continue to allocate working capital toward our sales and marketing strategies, although at a lower percentage of revenue than our allocation of working capital in this area during our most recent fiscal years.

     If expenditures related to our sales and marketing activities are not accompanied or shortly followed by increased revenue, our quarterly and annual operating losses could be greater than expected until we are able to delay or reduce expenditures.

     Many factors, including the factors described in this prospectus, may result in our incurring losses for 2004. We need to increase our quarterly revenues and control our quarterly expenses in order to obtain profitability.

     If we do not retain our key management personnel and attract and retain other highly skilled employees, our business will suffer.

     Our future success depends on the skills, experience and performance of our senior management team, other key personnel and advisors, and their ability to operate effectively, both individually and as a group. Each of our key employees is bound by an employment agreement with the Company. Although we maintain “key man” insurance in the amount of $1 million on the lives of each of George E. Mendenhall, Ph.D., Chairman and Chief Executive Officer, and Stuart E. Massey, Executive Vice President, recovery under such insurance may not be adequate to compensate us for the full impact resulting from the death of either of these officers. If any of our existing senior management or other key research, engineering and development or sales and marketing personnel were to leave the Company, it would be difficult to replace them, and our business would be materially harmed. If we are able to achieve our anticipated sales growth, our success will also depend on our ability to recruit, retain and motivate additional highly skilled sales, marketing and engineering personnel. We believe we will face significant competition for individuals with the skills required to develop, market and support our products and services. If we fail to recruit and retain sufficient numbers of these highly skilled employees our ability to compete will be significantly harmed, and our business will suffer.

     If we do not effectively compete with new and existing competitors, our revenues and operating margins will decline.

     The market for our products is intensely competitive, evolving, and subject to rapid technological change. We expect the intensity of competition to increase in the future. As a result of increased competition, we may have to reduce the prices of our products and services, and we may experience reduced gross margins and loss of market share, any one of which could significantly reduce our future revenues and operating results. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, product development and marketing resources, as well as better name recognition and larger customer bases than we do. These competitors may be able to develop products comparable or superior to those offered by us, or adapt more quickly than we can to new technologies, evolving industry trends or customer requirements. They are also positioned to devote greater resources to the development, promotion and sale of their products than we are. Accordingly, we may not be able to compete effectively in our markets, and competition may intensify and harm our business and its operating results. If we are not successful in developing enhancements to existing products and new products in a timely manner, garnering customer acceptance or generating average licensing prices, our gross margins may decline and cause our business and operating results to suffer

     Variations in the time it takes us to sell our products may cause fluctuations in our operating results.

     Our customers generally consider a wide range of factors before committing to purchase our products, including product benefits, the ability to operate with existing and future computer systems, the ability to accommodate increased transaction volumes, and product reliability. Some of our customers are addressing these factors for the first time when they consider whether to buy our products and services. As a result, we or other parties must educate potential customers on the use and benefits of our products and services. In addition, the purchase of our products generally involves a significant commitment of capital and other resources by a customer. This commitment often requires significant technical review, assessment of competitive products, and approval at a number of management levels within a customer’s organization.

     The length of our sales cycles may vary based on the industry in which the potential customer operates, and is difficult to predict for any particular license transaction. Because of the number of factors influencing our sales process, the period between our initial contact with a new customer and the time when we are able to recognize revenue from that customer varies widely in length. Our sales cycles typically range from one to six months. For larger opportunities with new customers, however, these cycles may be longer. The length and variability of our sales cycles makes it difficult to predict whether particular sales will be concluded in any given quarter. If one or more of our license transactions are not consummated in a given quarter, our results of operations for that quarter may be below our expectations and the expectations of analysts and investors which would be likely to cause a decline in our stock price.

     Significant unanticipated fluctuations in our actual or anticipated quarterly revenues and operating results may cause us not to meet securities analysts’ or investors’ expectations and may result in a decline in our stock price.

     Our quarterly operating results have fluctuated significantly in the past and may vary significantly in the future. Moreover, as a result of the evolving nature of the markets in which we compete, it is difficult to accurately forecast our revenue in any given period. Accordingly, we believe that period-to-period comparisons of our historical results of operations are not necessarily meaningful and should not be relied upon as indications of sustainable trends or other future performance. If our revenues, operating results or earnings are below the levels expected by investors or securities analysts, our stock price is likely to decline.

     In addition, we expect to experience significant fluctuations in our future quarterly revenues and operating results as a result of many factors specific to our operations, including:

•	the difficulty in predicting the size and timing of our customer orders;

•	the mix of our products and services sold and the mix of our distribution channels;

•	the lengthy sales cycle for some of our products;

•	the market acceptance of our products;

•	the terms and timing of our financing activities;

•	whether we are able to successfully expand our sales and marketing programs; and

•	the possible loss of any of our key personnel.

     Our revenues and operating results depend upon the volume and timing of customer orders and payments, and the date of product delivery. New software licensing, service and maintenance contracts may not result in revenues in the quarter in which the contracts are signed, and we may not be able to predict accurately when revenues from these contracts will be recognized. We realize substantially higher gross margins on our license revenues as compared to our services and maintenance revenues. Consequently, our profit margins for any particular quarter will be highly dependent on the mix of license, service and maintenance revenues in that quarter. If we cannot generate new customer orders, or our customers delay or cancel their orders in a particular quarter, these factors will have a material adverse effect on our revenues, and more significantly on a percentage basis, on our net income or loss in that quarter.

     Defects in our software products could diminish demand for our products and expose us to costly liability that would adversely affect our operating results.

     The Synapse™ software products we offer are internally complex. Complex software may contain errors or defects, particularly when first introduced or when new versions or enhancements are released. Although we conduct extensive testing, we may not discover software defects that affect our current or new products or enhancements until after they are sold. Although we have not experienced any material software defects to date, any errors or defects that may be discovered could result in:

•	loss of revenue;

•	product returns or order cancellations;

•	delay in market acceptance of our products;

•	diversion of our development resources;

•	distraction of our management;

•	damage to our customer relationships and our reputation;

•	increased service and warranty costs; and

•	costly litigation defense.

     In addition, our license and service agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in our license and service agreements may not be effective as a result of existing or future federal, state or local laws, ordinances or judicial decisions. Although we have not experienced any product liability claims to date, sale and support of our products entails the risk of such claims, which could be substantial in light of our customers’ use of many of our products in mission-critical applications. We do not maintain product liability insurance. If a claimant brings a product liability claim against us, it could have a material adverse effect on our business, results of operations and financial condition.

RISKS RELATED TO OUR INDUSTRY

     If we fail to adapt to the rapid technological change that characterizes our markets, we could lose market share, or our products could become obsolete.

     The market for our software products and services is characterized by:

•	rapid and constant technological change;

•	frequent new product introductions and enhancements;

•	uncertain product life cycles;

•	changing customer requirements; and

•	evolving industry standards.

     The introduction of products embodying new technologies, the emergence of new industry standards, or changes in customer requirements could render some or all of our existing products obsolete and unmarketable. Moreover, decreases in the cost of existing competing products or services could enable our current or potential customers to fulfill their own needs for transaction processing and integration systems and services in a more cost-efficient manner than through the purchase of our products and services. As a result, our success depends upon our ability to respond to changing customer requirements and to enhance existing products and services to keep pace with technological developments and emerging industry standards. We have invested significantly in technology, and we anticipate that it will be necessary for us to continue to do so. Failure to develop and introduce enhancements to our existing products and services in a timely manner in response to changing market conditions or customer requirements will materially and adversely affect our business, results of operations and financial condition.

     If we fail to adequately protect our proprietary rights, we may lose these rights and our business may be seriously harmed.

     Our success depends upon our proprietary technology. To establish and protect our proprietary rights, we rely primarily on a combination of:

•	patent law;

•	copyright law;

•	trademark and trade secret laws;

•	confidentiality procedures and agreements;

•	licensing arrangements; and

•	the complex nature of our technologies.

     As part of our confidentiality procedures, we enter into non-disclosure agreements with our employees upon hiring them, and with our customers and strategic partners when we enter into license, service and maintenance agreements with respect to our software, documentation and other proprietary information. Despite these precautions, third parties could copy or otherwise obtain and use our products or technologies without authorization, or develop similar technologies independently. It is difficult for us to police unauthorized use of our products. Because of this difficulty in determining the extent to which piracy of our software products may exist, software piracy remains a persistent problem. Expensive litigation may be necessary in the future to enforce our intellectual property rights. Moreover, effective protection of intellectual property rights is unavailable or limited in certain foreign countries. While we believe that our products and technologies are protected against infringement, as a practical matter, existing laws may afford only limited protection. Consequently, the protection of our proprietary rights may not be adequate, and our competitors could independently develop similar technologies, duplicate our products, reverse-engineer, or design around the intellectual property rights we hold.

     Our products may infringe upon the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products.

     The commercial success of our business depends upon our products not infringing any intellectual property rights of others and upon no claims for infringement being made against us. We have conducted periodic patent searches to determine whether or not we may be infringing the patent or trademark rights of any third parties. We have also applied for patent protection of our proprietary Synapse™ software. Because patent applications in the United States are not publicly disclosed until the patent is issued, applications of which we are not aware may have been filed which are similar to our software products. Consequently, we may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by us or our licensees in connection with their use of our products. Intellectual property litigation is expensive and time-consuming, and could divert our management’s attention away from running our business. If we were to discover that any of our products violated the intellectual property rights of others, we would have to obtain licenses from these parties in order to continue marketing our products without substantial re-engineering. We might not be able to obtain the necessary licenses on acceptable terms or at all. If we could not obtain such licenses, we might not be able to re-engineer our products successfully or in a timely manner. We believe that we are not infringing any intellectual property rights of third parties, but there can be no assurance that such infringement will not occur. If we fail to address any infringement issues successfully, we will be forced to incur significant costs and could be prevented from selling our products.

OTHER RISKS

     The price of our Common Stock may fluctuate significantly and may be negatively affected by factors beyond our ability to control or predict.

     The price of our Common Stock is subject to the volatility generally associated with Internet, middleware, software, and technology stocks in general, and may also be affected by broader market trends unrelated to our or our competitors’ operating performances. Our stock price and the stock prices of many other companies in the technology and emerging growth sectors have historically experienced wide fluctuations, including rapid rises and declines in stock prices that have often been unrelated to the operating performance of such companies. These downward trends and fluctuations are typically the result of the combination of general economic, political and market conditions, most recently including recessions, the threat of terrorist activities, and concerns over the accuracy of financial reporting by several large publicly traded corporations. These factors are beyond our ability to control or predict. We can provide no assurance that these downward trends and the events giving rise to them will not continue for the foreseeable future, or that they will not materially adversely affect the market price of our Common Stock.

     The number of our shares of Common Stock that are or may become eligible for sale in the near future may cause the market price for our common stock to decline significantly, even if our business is doing well.

     Trading in our Common Stock has historically been very limited and has made the market price of our Common Stock vulnerable to significant fluctuations. At January 30, 2004, we had 26,949,328 issued and outstanding shares of Common Stock, 17,499,262 additional shares currently issuable upon the exercise of employee stock options and Common Stock purchase warrants, 38,035,426 additional shares issuable after October 1, 2004 upon exercise of warrants, and an additional, and 11,175,000 stock options that will begin vesting in 2006. Assuming all of the outstanding options and warrants were fully exercised, the Company’s fully diluted shares outstanding would be 98,659,016.

     Of the issued and outstanding shares of Common Stock, 2,565,326 shares were held by members of management and may be publicly sold only pursuant to the volume and manner of sale restrictions of Rule 144 under the Securities Act of 1933. Approximately 8,943,863 of the outstanding shares are restricted securities issued under federal and state exemptions from registration and may not be publicly sold. All of these shares are being registered pursuant to the registration statement of which this prospectus is a part. Once these restricted shares, or the shares issuable pursuant to outstanding options, warrants and convertible debt, become eligible for resale under Rule 144, or their resale is otherwise registered by us with the Commission, if the holders of these shares sell substantial amounts of their shares into the public market during a short period of time, or if those shareholders are perceived by the market as intending to sell them, our stock price may decline significantly. The issuance of the shares being offered hereunder will also result in dilution to our shareholders, and may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we deem appropriate.

     Our Common Stock is deemed to be “penny stock,” which may make it more difficult for investors to sell their shares due to suitability requirements.

     Our Common Stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended. These requirements may reduce the potential market for our Common Stock by reducing the number of potential investors. This may make it more difficult for investors in our Common Stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

•	With a price of less than $5.00 per share;

•	That is not traded on a “recognized” national exchange;

•	Whose prices are not quoted on the National Association of Securities Dealers Automated Quotation System (“Nasdaq”) (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

•	In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

     Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

     Failure to raise additional capital or generate the significant capital necessary to expand our operations and invest in new products could reduce our ability to compete and result in lower revenues.

     Even if we are successful in realizing our expected 2004 objectives, we expect that we will still require additional third party financing in the future to implement our growth strategies and achieve our long-term objectives. In light of the recent downward trends experienced by the capital markets, we cannot be certain that we will be able to obtain additional debt or equity financing on favorable terms, or at all. If we obtain additional equity financing, our shareholders may experience significant dilution of their ownership interests and the per share value of our Common Stock could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness or that force us to maintain specified liquidity or other ratios, any of which could harm our business. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

•	develop or enhance our products and services;

•	continue to implement our sales and marketing strategies;

•	acquire complementary technologies, products or businesses;

•	expand operations, in the United States or internationally;

•	hire, train and retain employees; and

•	respond to competitive pressures or unanticipated working capital requirements.

Our failure to do any of these things could result in lower revenues and could seriously harm or result in the discontinuation of our operations.

     Anti-takeover provisions in our Articles and state corporate laws could discourage or prevent a takeover, even if an acquisition of our company would be beneficial to our shareholders.

     In many cases, shareholders receive a premium for their shares when a company is purchased by another enterprise. Various provisions in our Articles, our Bylaws and in the South Carolina corporation statutes could deter and make it more difficult for a third party to bring about a merger, sale of control, or similar transaction involving the Company without approval of our board of directors, even if the transaction would be beneficial to our shareholders. These anti-takeover provisions make it less likely that a change in control will occur and tend to perpetuate existing management. As a result, our shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over market prices. The Company’s current anti-takeover provisions currently include:

•	provisions in our Articles establishing three classes of directors with staggered terms, which means that only one-third of the members of the board of directors is elected each year, and each director serves for a term of three years;

•	provisions in our Articles authorizing the board of directors to issue a series of preferred stock without shareholder action, which issuance could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, a controlling interest in us;

•	provisions in our Articles prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates;

•	provisions in our Bylaws relating to meetings of shareholders which limit who may call a meeting and what matters may be voted upon;

•	provisions in our Bylaws establishing advance notice requirements for nominations for election to the board of directors and for proposing matters that can be acted upon by shareholders at shareholder meetings; and

•	state law provisions that require two-thirds of the shareholders to approve mergers and similar transactions and amendments to our articles of incorporation.

     In addition, the South Carolina Business Combination Act, the South Carolina Control Share Acquisition Act and the vesting terms of our stock option plans may discourage, delay or prevent a change in control of our company.

USE OF PROCEEDS

     This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by selling shareholders. Although we will not receive any proceeds from the sale of shares of Common Stock held by the selling shareholders in this offering, we will receive the proceeds from sales of shares of our Common Stock to Dutchess under the Equity Line. This registration statement is intended to satisfy the Company’s contractual obligations with its selling shareholders to register these securities. In addition, we have agreed with the selling shareholders to pay the all expenses of registration of the securities offered herein under federal and state securities laws.

     For illustrative purposes, we have set forth below our intended use of the process for the range of net proceeds indicated below to be received under the Equity Line. The table below assumes estimated offering expenses of $85,000.

Gross Proceeds	$1,000,000	$3,000,000	$10,000,000
Net Proceeds:	$915,000	$2,915,000	$9,915,000
Use of Proceeds:
Research & Development	$183,000	$583,000	$1,983,000
Acquisitions (1)	$275,000	$875,000	$2,975,000
Proof of Concept	$183,000	$583,000	$1,983,000
Sales/Marketing	$183,000	$583,000	$1,983,000
Working Capital	$91,000	$291,000	$991,000

Total:	$915,000	$2,915,000	$9,915,000

(1)	Although we anticipate that a portion of the net proceeds of this offering may be used for acquisitions, we do not currently have specific plans regarding any such acquisitions.

DILUTION

     The net tangible book value of our Company as of September 30, 2003, was $(3,887,758) or $(.16) per share of Common Stock. Net tangible book value per share is determined by dividing the tangible book value of our Company (total tangible assets less total liabilities) by the number of outstanding shares of our Common Stock. Because this offering is being made solely by the selling stockholders and none of the proceeds will be paid to our Company, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the Common Stock to be issued under the Equity Line. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line. The following example shows the dilution to new investors at an offering price of $.45 per share.

     If we assume that our Company had issued 5,000,000 shares of Common Stock under the Equity Line at an assumed net offering of $.45 per share, less offering expenses of $85,000, our net tangible book value as of September 30, 2003, would have been $(1,722,758) or $(.07) per share. Note that at an offering price of $.45 per share, the Company would receive gross proceeds of $2,250,000, or $7,750,000 less than is available under the Equity Line. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $.09 per share and an immediate dilution to new stockholders of $.54 per share. The following table illustrates the per share dilution.

Assumed public offering price per share		$0.45
Net tangible book value per share before this offering	$(.16)
Increase attributable to new investors	$.09

Net tangible book value per share after this offering		$(.07)
Dilution per share to new stockholders		$(.54)

     The offering price of our Common Stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

	No. of Shares to be	Dilution Per Share to
Assumed Offering Price	Issued (1)	New Investors

.45	5,000,000	$.54
.50	5,000,000	$.51
.75	5,000,000	$.46
1.00	5,000,000	$.41
1.25	5,000,000	$.35
1.50	5,000,000	$.30

(1)	Although the investment agreement with Dutchess permits the Company to sell up to 22,222,222 shares of common stock to Dutchess under the Equity Line (assuming the selling price is $0.45) we are requesting only 5,000,000 shares of Common stock for resale by Dutchess under this prospectus because the Company does not intend to sell more than 5,000,000 to Dutchess. See the section below of this prospectus entitled “Dutchess Equity Line of Credit.”

DUTCHESS EQUITY LINE OF CREDIT

     Pursuant to the Equity Line we have with Dutchess, we may periodically sell shares of Common Stock to Dutchess to raise capital to fund our working capital needs, solely at our discretion. The periodic sale of shares is known as a put (each, a “Put”). Under a Put, we may request an advance to draw down a portion of the Equity Line by delivering a written Put notice (“Put Notice) to Dutchess of draw down of a portion of the Equity Line (the date on which such Put notice is delivered to Dutchess is the “Put Date”). A closing will be held 7 business days after the Put Date, at which time we will deliver shares of Common Stock and Dutchess will pay the Purchase Price (as defined below).

     We may request advances under the Equity Line once the underlying shares are registered with the Commission. Thereafter, we may continue to request advances until Dutchess has advanced $5 million.

     Each Put will contain an amount of Common Stock proposed to be sold to Dutchess (the “Put Amount”) equal to either (at the Company’s discretion): (i) 200% of the average daily volume (U.S. Market only) of the Common Stock for the 10 trading days prior to the Put Date multiplied by the average of the 3 daily closing best bid prices of Common Stock immediately preceding the Put Date or (ii) $20,000. In no event will the Put Amount be more than $1,000,000 with respect to any single Put.

     The purchase price (“Purchase Price”) for each share of Common Stock subject to a Put is 95% of the lowest best bid price of Common Stock during the period beginning on a Put Date and ending on and including the date that is 5 trading days after such Put Notice Date (the “Pricing Period”), in no case less than net $.45. Following Dutchess’ receipt of a Put Notice, Dutchess will be required to purchase from the Company during the related Pricing Period that number of shares of Common Stock having an aggregate Purchase Price equal to the lesser of (i)

the Put Amount set forth in the Put Notice, and (ii) 20% of the aggregate trading volume of the Common Stock during the applicable Pricing Period multiplied by 95% of the lowest best bid prices of the Common Stock during the specified Pricing Period, provided such shares bear no restrictive legend and are not subject to stop transfer restrictions. The Equity Line also contains a floor provision, which permits the Company (in its discretion) to withdraw that portion of the Put Amount if the closing bid price of Common Stock during the applicable Pricing Period with respect a Put Notice is less than 75% of the lowest closing best bid prices of the Common Stock for 15 trading days prior to each Put Notice Date or less than $0.48 in any case.

     None of the Company’s officers, directors, insiders, affiliates or other related parties may sell any shares of Common Stock during the Pricing Period. Seven business days after each Put Notice Date, Dutchess is obligated to close each Put (each, a “Closing”). During the period (the “Open Period”) from the trading day immediately following the date that the Commission declares this registration statement to be effective and ending on the earlier to occur of (i) the date which is 36 months from such effective date or (ii) termination of the investment agreement with Dutchess for the Equity Line, the Company may not submit another Put Notice until after the previous Closing has been completed.

     The Equity Line also contains specific conditions applicable to both the Company’s ability to deliver a Put to Dutchess and Dutchess’ obligations to purchase shares under each Put. Such conditions include, among other things, that the Commission shall declare this registration statement to be effective, that the Company’s Common Stock is not suspended from trading on its principal market, and that the Company has complied with certain representations and covenants in the investment agreement and registration rights agreement with Dutchess. In addition to conditions, the Equity Line also contains certain late payments payable by the Company to Dutchess in the event that the Company fails to deliver the shares purchase under a Put to Dutchess in a timely manner. Both the investment agreement and registration rights agreement with Dutchess are attached as exhibits to the registration statement for which this prospectus is a part.

     We cannot predict the actual number of shares of Common Stock that will be issued pursuant to the Equity Line, in part, because the Purchase Price will fluctuate based on prevailing market conditions and we have not determined the total mount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our Common Stock that will be issued using certain assumptions. Assuming we issued the maximum number of shares of Common Stock being registered in the accompanying registration statement at a recent price of $0.50 per share, we would issue 5,000,000 shares of Common Stock to Dutchess under the Equity Line, resulting in gross proceeds of $2,500,000, or $7,500,000 less than is available under the Equity Line. These shares would represent 15.67% of our outstanding Common Stock upon issuance. In the event that all other outstanding stock options, warrants, and convertible securities were fully exercised, these shares would represent 5.07% on a fully diluted basis. We are registering up to 5,000,000 shares of Common Stock for sale under the Equity Line.

     There is an inverse relationship between the price of a share of our Common Stock and the proceeds to the Company. This means that as our stock price declines, we would be required to issue a greater number of shares under the Equity Line for a given advance. This inverse relationship is demonstrated by the following table, which assumes that 5,000,000 shares of Common Stock are to be issued under the Equity Line at a price per share of $1.50, $1.00, $.75 and $.45:

Price Per Share: (1)	$1.50	$1.00	$.75	$.45
Gross Proceeds:	$7,500,000	$5,000,000	$3,750,000	$2,250,000
No. of Shares to be Issued (2):	5,000,000	5,000,000	5,000,000	5,000,000
Total Outstanding (3):	31,930,404	31,930,404	31,930,404	31,930,404
Percentage Outstanding (4):	15.67%	15.67%	15.67%	15.67%

(1)	The terms of the Equity Line provide that the net put price per share may not go below $.45.

(2)	Although the investment agreement with Dutchess permits the Company to sell up to $10,000,000 of Common Stock to Dutchess, we are registering only 5,000,000 shares of Common Stock for resale by Dutchess under this prospectus because the Company does not intend to sell more than 5,000,000 shares to Dutchess.

(3)	Represents the total number of shares of Common Stock issued and outstanding after the issuance of the shares to Dutchess under the Equity Line, but does not include shares issuable upon the exercise of outstanding warrants and options.

(4)	Represents the shares of Common Stock to be issued as a percentage of the total number of shares issued and outstanding by the Company.

     The issuance of shares under the Equity Line may result in a change of control in certain situations. That is, in the event that the Company were to sell to Dutchess the maximum amount of $10,000,000 available under the Equity Line at the minimum purchase price of $.45 per share, then the Company would issue 22,222,222 shares of Common Stock to Dutchess. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of the Company by electing its or their own directors.

     Proceeds generated from sales of Common Stock under the Equity Line will be used in the manner set forth in the “Use of Proceeds” section of this prospectus. We cannot predict the total amount of proceeds to be raised under the Equity Line because we have not determined the total amount of the advances we intend to draw under the Equity Line.

     We expect to incur expenses of approximately $85,000 in connection with this registration statement, consisting primarily of professional fees. In connection with the Equity Line, we paid a legal fee to Dutchess of $5,000. The Company will also pay to the Placement Agent an additional fee of 1% of the gross aggregate proceeds from each put delivered by the Company to Dutchess under the Equity Line (subject to an aggregate fee limit of $10,000).

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Shares of our Common Stock are traded on the OTCBB under the symbol “IBSS.OB”. The following table sets forth the high and low bid prices per share of our Common Stock for the indicated periods.

	High	Low

2001
First Quarter	$4.50	$2.13
Second Quarter	$4.60	$2.13
Third Quarter	$4.32	$1.76
Fourth Quarter	$2.50	$1.25
2002
First Quarter	$1.44	$0.87
Second Quarter	$0.91	$0.45
Third Quarter	$0.53	$0.30
Fourth Quarter	$0.44	$0.17
2003
First Quarter	$0.23	$0.13
Second Quarter	$0.21	$0.14
Third Quarter	$0.21	$0.11
Fourth Quarter	$1.20	$0.13

     The foregoing quotations reflect inter-dealer prices without retail markup or commissions and may not necessarily reflect actual transactions.

     As of January 30, 2004, we had 104 holders of record of our Common Stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our Common Stock is Pacific Corporate Trust Company, which is located at 625 Howe Street, 10th Floor, Vancouver, British Columbia V6C 3B8. Because many of the shares of Common Stock are held by brokers and other institutions on behalf of shareholders, we are unable to estimate the total number of shareholders represented by these record holders.

     We have never declared or paid any cash dividends. We do not expect to pay any cash dividends on our Common Stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the growth of our business. We may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so. Any future determination to pay cash dividends will be at the discretion of our board of directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     Overview

     IBSS’ emphasis as a company is on helping businesses mitigate risk as they introduce new software products, extend their existing software applications and systems, or improve the way they do business. The IBSS value proposition provides three valuable assets to corporate clients:

•	proven expertise in integration, on-line transaction processing and wireless communications-based solutions;

•	a unique Synapse™ methodology that lets businesses quickly and economically prototype, test drive, validate and deploy new ideas; and

•	IBSS’ proprietary Synapse™ technology, which gives customers a powerful, secure enterprise framework.

     IBSS’ proprietary Synapse™ technology enables better security because it is not susceptible to the same hacker activities related to viruses which currently plague today’s commodity technologies. In addition to a new level of control and security, IBSS by owning and controlling its own technology with which it creates on-line applications, can offer its customers a flexible business relationship that can entertain custom extensions, unique licensing arrangements and certain exclusivities in a customer’s vertical market.

     The above described value proposition enables IBSS to respond to a customer’s unique set of needs and allows IBSS working with the customer to rapidly produce solutions specific to those needs. This is the Company’s primary advantage that has allowed it to succeed over the years where other technology companies have failed. This advantage would not be possible if it were not for the Company’s key asset - Synapse™, a platform and framework for dynamic, distributed, real-time software applications.

     With Synapse™, IBSS creates customer specific solutions quickly and easily without the need to rely on any other vendors’ technologies, thus dramatically lowering the risks and costs of providing these solutions and eliminating dependence on third-party software technology components or licensing to support development, integration and deployment of these solutions.

     The fact that IBSS does not have to rely on vendors like Microsoft, Oracle, IBM, or others for the development architecture and framework, or pay run-time license fees for deployment of its applications, gives IBSS a unique competitive advantage in the market place by virtue of increased business leverage and control, added financial security and licensing and pricing flexibility.

     IBSS will continue to invest in research and development of its Synapse™ technology and the associated Synapse™ project management methodology. The object of this continuous improvement is to create ever increasing efficiency, effectiveness and ease of use for the benefit of internal IBSS productivity, competitive advantage, and flexibility for our customers and partners.

     Since restructuring most of our short and long-term debt in December, 2001 and paying off or converting a significant portion of the same in 2002 and 2003, we have devoted substantial effort in 2002 and 2003 to developing our business plan, enhancing our management team and board of directors, focusing our growth and marketing plan.

     For the near-term, the Company’s marketing of its Synapse™ products is aimed primarily at wireless mobile computing applications (radio frequency (“RF”) terminals, PDA’s, wearable computers, laptops, Pocket PCs and tablet computers) and automatic-radio frequency identification (“RFID”), electronic tagging, bar-code data collection, and other on-line real time machine-to-machine (“M2M”) applications in manufacturing, healthcare, government, distribution and other vertical markets.

     The move of businesses to RFID is being facilitated by widespread adoption of Electronic Product Codes (“EPC”) that permits tagged objects to be tracked via the Internet. Synapse™ has the unique ability to track, analyze and share information on the movement of e-tagged objects across multiple locations, technologies, computer operating systems and networks, giving managers total visibility and the knowledge to more efficiently reach their objectives.

     Our objective is to become the nation’s vendor-of-choice among businesses seeking the most advanced and cost-effective solutions for tracking, automated data collection and integration. We currently apply our software to bring real-time visibility to: manufacturing processes and to both the corporation’s front office and supply chain execution. Our applications offer a high degree of flexibility, rapid granular implementation, and scalability across virtually any operating system and hardware platform. In addition to our software, we provide our customers with a variety of services, including custom design, implementation assistance, project planning and training.

     We will also consider opportunities for joint ventures, strategic partnerships, and acquisitions to better leverage our existing market base and expand and improve the capabilities of our current software architecture.

     Selected financial operations information is as follows for the nine month periods ended September 30, 2003 and 2002 and the fiscal years ended 2002, 2001, and 2000:

	Nine Months Ended
	September 30,		Years Ended December 31,

	2003	2002	2002	2001	2000

		(In Thousands)
Operating Revenues:
Services	$2,338,592	$1,810,123	$2,728,355	$1,994,653	$752,173
Software Licensing	48,438	506,590	506,590	153,750	850,000
Maintenance and Support	64,953	54,521	67,799	102,671	146,779
Hardware Sales (Third Party)	25,025	84,802	84,802	1,406,208	633,116
Other	-0-	2,325	—	—	—

Total Revenues	2,477,008	2,458,361	3,387,546	3,657,282	2,382,068

Cost of Revenues
Services	—	—	$1,023,634	1,239,215	791,703
Software Licensing	—	—	190,023	225,103	172,936
Maintenance	—	—	87,623	96,402	6,796
Hardware Sales	—	—	66,280	1,091,531	527,717

Total Cost of Revenues	874,002	1,052,947	1,367,560	2,652,251	1,499,152

Operating Expenses
General and Administrative	1,216,139	1,722,742	2,512,371	4,161,730	3,310,762
Sales and Marketing	266,228	430,602	311,402	1,707,415	1,465,410
Research and Development Costs	$119,575	$331,008	$376,660	$735,540	$306,721
Restructuring and Impairment Charges	—	—	—	1,841,272	—
Bad Debt Expense	—	—	51,126	232,292	—

Total Operating Expenses	1,601,942	2,484,352	3,251,509	8,678,249	5,082,893

Income/(Loss) from Operations	1,064	(1,078,938)	(1,231,523)	(7,673,218)	(4,199,977)

Other Income and Expenses
Loss on Disposal of Equipment/Sale of Assets	15,501	—	(11,999)	(5,151)	(8,582)
Other Income	—	—	128,050	83	101,384
Interest Income	49,210	173,554	4,442	32,912	170,207
Interest Expense	(590,334)	(985,887)	(1,196,384)	(3,800,341)	(117,452)
Loss on Equity Investment	—	—	—	(657,840)	(165,920)
Non-Controlling Interest in Loss (Gain)	—	—	(847,353)	847,353	—
Total Other Expenses	(556,625)	(812,333)	—	—	—

Net Loss	$(555,561)	$(1,891,271)	$(3,154,767)	$(11,256,202)	$(4,220,340)

Basic Weighted Average Shares Outstanding	22,305,095	18,190,537	—	—	—
Basic Loss Per Share	($0.02)	($0.10)	($0.17)	($0.71)	($0.31)
Diluted Loss Per Share	($0.02)	($0.10)	($0.17)	($0.71)	($0.31)

     Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

     Our total operating revenues increased by $18,647 (or approximately 1%) to $2,477,008 in the nine months ended September 30, 2003, from $2,458,361 in the comparable prior year period. This increase was primarily attributable to the increase of $528,469 in our service revenue associated with Fruit of the Loom, offset by a decrease of $458,152 in license revenue.

     Our total cost of revenues decreased $178,945 (or approximately 17%) to $874,002 in the nine months ended September 30, 2003, from $1,052,947 in the comparable prior year period. This decrease was attributable to several factors, including staff reductions and lower labor costs of personnel necessary for project implementations, as well as the decrease in the human resource costs necessary to support the maintenance obligations associated with our license agreements.

     Our gross profit increased $197,592 (or approximately 14%) to $1,603,006 in the nine months ended September 30, 2003, from $1,405,414 in the comparable prior year period. We experienced a corresponding gross margin increase to approximately 65% for the nine months ended September 30, 2003 from approximately 57% for the comparable prior year period. This increase was attributable to the increase, both absolute dollars and as a proportion of gross revenues, in our service revenues, where we generate some of our highest margins; and the successful execution of our comprehensive cost control program described below under the heading “Liquidity and Capital Resources.”

     Our sales and marketing expenses decreased $164,374 (or approximately 38%) to $266,228 in the nine months ended September 30, 2003, from $430,602 in the comparable prior year period. As a percentage of our quarterly revenues, sales and marketing expenses in the first, second and third quarters of this year decreased to 11% from 18% in the comparable quarters of last year. Sales and marketing expenses decreased primarily as a result of decreases in marketing salaries associated with staff reductions, as well as decreases in third party professional fees and public relations expenses realized as a consequence of our comprehensive restructuring and cost control program described below under the heading “Liquidity and Capital Resources.”

     Our research and development expenses decreased $211,433 (or approximately 64%) to $119,575 in the nine months ended September 30, 2003, from $331,008 in the comparable prior year period. As a percentage of our total quarterly revenues, research and development expenses in the first, second and third quarter of 2003 decreased to 5% from 13% in the comparable quarters of last year. The decrease for the first three quarters of this year was primarily attributable to the relatively larger allocation of human resources in the first three quarters of last year to research and development, as well as to the reductions in these expenses realized as a consequence of our comprehensive restructuring and cost control program described below under the heading “Liquidity and Capital Resources.”

     Although our research and development expenses in the first nine months of this year decreased both in dollar amount and as a percentage of revenues from those incurred in the comparable quarter of last year, we anticipate that these expenses may increase in actual dollars on a quarterly basis. We expect, however, that they will continue to decrease as a percentage of our quarterly revenues, although not at the same rate as that was experienced from 2002 to 2003.

     Our general and administrative expenses decreased $506,603 (or approximately 29%) to $1,216,139 in the nine months ended September 30, 2003, from $1,722,742 in the comparable prior year period. As a percentage of our quarterly revenues, general and administrative expenses in the first, second and third quarters of this year decreased to 49% from 70% in the comparable quarters of last year. The decrease for the first quarter of this year was primarily attributable to our comprehensive restructuring and cost control program described below under the heading “Liquidity and Capital Resources - Cost Control Program.”

     Other income and expenses decreased $255,708 (or approximately 31%) to $556,625 in the Nine months ended September 30, 2003, from $812,333 in the comparable prior year period, primarily as a consequence of a decrease in interest expense.

     Interest expense decreased 395,553(or approximately 40%) to $590,334 in the nine months ended September 30, 2003 as compared to $985,887 in the comparable prior year period. The decrease in interest expense is attributable in part to the lower amount of our outstanding debt in 2003 as compared to 2002.

     Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Revenues

     Our operating revenues decreased by $269,735 (approximately 7%) from $3,657,282 in 2001 to $3,387,547 in 2002. This decrease was primarily attributable to the significant decrease in 2002 in our hardware sales to Fruit of the Loom which accounted for approximately 3% and 38%, of our total revenues for 2002 and 2001, respectively. This decrease was offset partially by an increase in service revenue and an increase in license sales.

     Our service revenues increased by $773,703 (approximately 37%) from $1,994,653 in 2001 to $2,728,356 in 2002. Substantially all of this increase was attributable to the increase in the service revenues associated with Fruit of the Loom.

     Our revenues from the licensing of Synapse-based products increased by $506,590 (approximately 229%) from $153,750 in 2001 to $352,840 in 2002. Substantially all of this increase was due to additional licenses that were sold to Fruit of the Loom.

     Our revenues from software maintenance fees decreased by $34,872 (approximately 34%) from $102,671 in 2001 to $67,799 in 2002. This decrease was a consequence of the suspension of operations of WilCam Systems, LLC late in 2001.

     Our revenues from the sales of third party hardware decreased by $1,321,406 (approximately 94%) from $1,406,208 in 2001 to $84,802 in 2002. As noted above, this decrease in hardware revenue was attributable primarily to the fact that hardware sales to our largest customer were significantly lower than in the prior year.

     Cost of Revenue

     Cost of revenues decreased by $1,284,691 (approximately 48%) from $2,652,250 in 2001 to $1,367,562 in 2002. This decrease was attributable to several factors, including the decrease in the cost of hardware sales due to the reduction in 2002 of hardware sales to third parties and a decrease in the human resource costs to support our maintenance obligations associated with our license agreements. The reduction of these human resource costs was primarily attributable to the increase in efficiencies in our overall customer support operations.

     Our cost of services decreased by $215,581 (approximately 17%) from $1,239,215 in 2001 to $1,023,634 in 2002. This decrease was attributable to our ongoing restructuring and cost control programs but was offset by additional human resource costs required for certain customer projects. Our gross margin for services for 2002 was approximately 62%, representing a significant increase over our 38% gross margin for services in 2001.

     Our cost from the licensing of our Synapse-based products decreased by $35,080 (approximately 16%) from $225,103 in 2001 to $190,023 in 2002. Substantially all of this decrease was attributable to reduced legal expenses associated with our license negotiations. Our gross margin for software licenses for 2002 was 62%, representing an increase from our negative 46% gross margin for software licenses in 2001. This increase was attributable primarily to additional license sales increasing while the yearly amortization cost of our capitalized software remained constant.

     Our cost of maintenance decreased by $8,779 (approximately 9%) from $96,402 in 2001 to $87,623 in 2002. Our gross margin for maintenance for 2002 was a negative 29%, representing a decrease from our 6% gross margin for maintenance in 2001. This decrease was attributable primarily to the lower maintenance revenues as noted above with only slight reductions in costs.

     Our cost from the sales of third party hardware decreased by $1,025,251 (approximately 94%) from $1,091,531 in 2001 to $66,280 in 2002. This decrease was associated solely with the concurrent decrease in the sales of hardware in connection with the implementations of our contracts. Our gross margin for hardware sales for 2002 was approximately 22%, remaining constant with our 22% gross margin for hardware sales in 2001.

     Gross Profit and Margins

     Gross profit was $2,019,986 in 2002, representing an increase of $1,014,955 (approximately 101%) over gross profit in 2001 of $1,005,031. Our overall gross margin increased to approximately 60% in 2002, up from approximately 27% in 2001. This increase was associated with the successful execution of our comprehensive cost control program, combined with the increase of service revenues as a proportion of gross revenues and the decrease in hardware sales where we experienced lower margins.

     Operating Expenses

     Research and development expenses decreased by $358,880 (approximately 49%) from $735,540 in 2001 to $376,660 in 2002. This decrease was primarily associated with the decrease in resources allocated in 2002 toward product development. Research and development expenses represented approximately 20% and 11% of total revenues for 2001 and 2002, respectively. We do expect research and development expenses will increase in absolute dollars in the foreseeable future as we continue our product development activities, although we anticipate that these expenses as a percentage of total revenues will not decrease.

     General and administrative expenses decreased by $1,649,409 (approximately 40%) from $4,161,730 in 2001 to $2,512,321 in 2002. Also, as a percentage of total revenues, general and administrative expenses decreased from approximately 114% in 2001 to approximately 74% in 2002. Substantially all of the decrease in general and administrative expenses was attributable to the cost control program that the company has implemented as detailed below.

     Sales and marketing expenses decreased by $1,396,013 (approximately 82%) from $1,707,415 in 2001 to $311,402 in 2002. This decrease was primarily attributable to the reduction of our direct sales team during the last quarter of 2001, as well as a decrease in the cost of our third party public relations and investor relations resources. Sales and marketing expense as a percentage of total revenues decreased from approximately 47% in 2001 to approximately 9% in 2002. Although we expect that our sales and marketing expenses will begin to increase in absolute dollars as we implement our market share growth strategies, we anticipate that these expenses will continue to decrease as a percentage of total revenues.

     Impairment and restructuring charges decreased to zero in 2002 from approximately $1.842 million in 2001. These 2001 impairment charges were solely related to the December 13, 2001 spin-off by our affiliate, WilCam Systems, LLC, of certain of its material assets associated with Synapse HR into our majority-controlled subsidiary, Synamco, LLC. These assets consisted entirely of software that had been capitalized by WilCam Systems, LLC. At the time of the transfer of these assets to Synamco, we elected to write down the assets to their fair value using the guidance of Statement of Financial Accounting Standards No. 86, resulting in an aggregate impairment and restructuring charge for 2001.

     Bad debt expense decreased to $51,126 from $232,292 in 2001. During our spinoff of WilCam Systems, LLC, as detailed above, we elected to increase the reserve applied to the note receivable from WilCam Systems, LLC, resulting in a charge to bad debt expense of $232,292 in 2001 and an additional $50,000 in 2002.

     Non-recurring and Non-cash Items

     During 2002, we recognized an aggregate of approximately $1.66 million in non-recurring and non-cash charges associated with (a) interest expense associated with bridge notes, related warrants and debt restructuring and (b) the write off of a subsidiary’s receivable charge.

     Other income increased $127,967 from $83 in 2001 to $128,050 in 2002. This increase was due to the forfeiture, by the former CEO of the company, of a severance package. This amount had been expensed in 2001 and was forfeited in 2002 and put in other income.

     Interest expense decreased $2,603,957 (approximately 69%) from $3,800,341 in 2001 to $1,196,384 in 2002. Substantially all (approximately 68% and 95% in 2002 and 2001, respectively) of this expense was related to the intrinsic value approach that was applied to both the common stock purchase warrants and the conversion features of our private placements of convertible debt in 2001 and 2002, all as required by the application of Accounting Principles Board Opinion No. 14, Emerging Issues Task Force (EITF) Issue No. 98-5 and EITF Issue No. 00-27. The directive of these accounting policies is to attribute an appropriate value to the conversion feature imbedded in convertible debt where the conversion price is either below the market price of the common stock at the commitment date, or where such price may adjust during the life of the debt to a price that is below the market price of the common stock at the time of the adjustment. The entire value of the imbedded conversion feature is charged to interest expense and credited to additional paid in capital at the time of the commitment. These accounting policies also require recognition of the fair value of any warrants issued in connection with debt financing. The fair value is charged to a debt discount that is amortized to interest expense over the life of the related debt instrument, and an equal amount is credited to additional paid in capital.

     Net loss (gain) in affiliated company. Net loss (gain) in affiliated company increased to $847,353 in 2002 from a gain in 2001 of $347,353. This gain was attributable to the write off of IBSS’s accounts receivable from this affiliate. This write-off created a gain on the affiliated company’s books and is reflected on our consolidated statements. This line item represents the non-controlling interest gain.

     Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Revenues

     Our operating revenues increased by $1,275,214 (approximately 54%) from $2,382,068 in 2000 to $3,657,282 in 2001. This increase was primarily attributable to the significant increase in 2001 in the services and hardware sales to Fruit of the Loom and WilCam Systems, LLC, which accounted for approximately 51% and 44%, respectively, of our total revenues for 2001.

     Our service revenues increased by $1,242,480 (approximately 165%) from $752,173 in 2000 to $1,994,653 in 2001. This increase was attributable primarily to the fact that we recognized service revenues associated with Fruit of the Loom and WilCam Systems, LLC for a full twelve-month period in 2001. We did not commence services associated with these two customers until late in the second half of 2000.

     Our revenues from the sales of third party hardware increased by $733,092 (approximately 122%) from $633,116 in 2000 to $1,406,208 in 2001. Consistent with the increase in our services revenues as noted above, this increase in hardware revenue was attributable primarily to the fact that hardware sales to our two largest customers in 2001 did not begin until late in the second half of 2000.

     Our revenues from the licensing of Synapse-based products decreased by $696,250 (approximately 82%) from $850,000 in 2000 to $153,750 in 2001. Although we commenced three new software installations during 2001, under our software recognition policies discussed above, we recognized revenue in 2001 with respect to only one of these installations.

     Our revenues from software maintenance fees decreased by $44,108 (approximately 30%) from $146,779 in 2000 to $102,671 in 2001. This decrease was attributable primarily to the election by one of our former customers not to renew its maintenance contract for 2001. We also note that under our maintenance revenue recognition policies (under which maintenance revenue is recognized ratably over the life of the maintenance contract), we will not commence until 2002 to recognize maintenance revenue associated with any of our maintenance contracts that became effective during 2001.

     Cost of Revenues

     Cost of revenues increased by $1,153,099 (approximately 77%) from $1,499,152 in 2000 to $2,652,251 in 2001. This increase was attributable to several factors, including the increase in the human resources necessary to support the obligations associated with our increased 2001 service revenues, as well as the cost of the hardware associated with our increased third party hardware sales.

     Our cost of services increased by $445,900 (approximately 68%) from $654,502 in 2000 to $1,100,402 in 2001. As noted above, most of this increase was attributable to the fact that we incurred configuration and implementation costs associated with our two largest customers for a full twelve-month period in 2001, but only commenced incurring such costs associated with these two customers until late in the second half of 2000. Our gross margin for services for 2001 was approximately 45%, representing an increase over our 13% gross margin for services in 2000. This increase was attributable primarily to the fact that the service margins associated with our two largest customers in 2001 were substantially higher than the service margins realized on customer projects during most of 2000. Services associated with our two largest customers in 2001 did not ramp up to their existing levels until the last quarter of 2000. In addition, revenues associated with a portion of our service costs incurred in the last month of 2000 were not recognized until early in 2001.

     Our cost from the sales of third party hardware increased by $563,814 (approximately 107%) from $527,717 in 2000 to $1,091,531 in 2001. This increase was associated solely with the concurrent increase in the sales of hardware in connection with the implementations of our contracts. Our gross margin for hardware sales for 2001 was approximately 22%, representing an increase over our 17% gross margin for hardware sales in 2000. This increase was attributable primarily to fact that the proportion of equipment on which we realize higher hardware resale margins was greater in 2001 than in 2000.

     Our cost from the licensing of our Synapse-based products increased by $52,167 (approximately 30%) from $172,936 in 2000 to $225,103 in 2001. Substantially all of this increase was attributable to the increased human resources costs allocated to our licensing activities during 2001 and to the increase in 2001 of software amortization costs. Our gross margin for software licenses for 2001 was a negative 46%, representing a decrease from our 80% gross margin for software licenses in 2000. This decrease was attributable primarily to the combination of lower aggregate license revenues in 2001 with the fact that these lower revenues were also at substantially lower margins than the average per license margin realized on license revenues in 2000.

     Our cost of maintenance increased by $91,218 (approximately 63%) from $143,997 in 2000 to $235,215 in 2001. This increase was primarily attributable to the increase in human resources that were necessary to be assigned in 2001 to support our ongoing maintenance obligations for 2002 and beyond on our Synapse software installed in 2001. As noted above under the caption “Revenues - Maintenance,” we will not commence until 2002 to recognize the maintenance revenue associated with the maintenance obligations for software installed during 2001. Our gross margin for maintenance for 2001 was negative 129%, representing a decrease from our 2% gross margin for services in 2000. This decrease was attributable primarily to the combination of lower aggregate maintenance revenues in 2001 with the fact that these lower revenues were also at substantially lower margins than those for maintenance revenues in 2000.

     Gross Profit and Margins

     Gross profit was $1,005,031 in 2001, representing an increase of $122,115 (approximately 14%) over gross profit in 2000 of $882,916. Although our overall gross margin decreased to approximately 28% in 2001, down from approximately 37% in 2000, substantially all of this decrease was associated with the substantial decreases experienced in 2001 in our margins on software license revenues and software maintenance revenues, as described above. Margins in 2001 associated with our two largest revenue categories, services and third party hardware sales, were both substantially higher than the margins for those respective revenue categories in 2000, as described above.

     Operating Expenses

     Research and development expenses increased by $428,819 (approximately 140%) from $306,721 in 2000 to $735,540 in 2001. This increase is primarily associated with the increase in resources allocated in 2001 toward product development. Research and development expenses represented approximately 13% and 20% of total revenues for 2000 and 2001, respectively. While we expect that research and development expenses will continue to increase in absolute dollars for the foreseeable future as we continue our product development activities, we anticipate that these expenses as a percentage of total revenues will not continue to increase.

     General and administrative expenses increased by $856,119 (approximately 26%) from $3,310,762 in 2000 to $4,161,730 in 2001. However, as a percentage of total revenues, general and administrative expenses decreased from approximately 140% in 2000 to approximately 114% in 2001. Substantially all (approximately 82%) of the dollar increase in general and administrative expenses is attributable to the increase in systems engineering personnel costs of approximately $700,000 in 2001 resulting from engineering staff additions in late 2000 and early 2001. Approximately 14% of the dollar increase was associated with increases in employee benefit costs in 2001. While we recognized approximately $290,000 in non-cash executive severance expenses, these non-recurring expenses were almost wholly offset by decreases in 2001 in personnel recruitment charges and third party professional and consulting expenses. Although smaller, increases were also recognized in 2001 in depreciation expenses and insurance premiums. While we expect that general and administrative expenses will continue to increase in absolute dollars for the foreseeable future as we continue to expand our operations, we anticipate that these expenses as a percentage of total revenues will continue to decrease.

     Sales and marketing expenses increased by $242,005 (approximately 17%) from $1,465,410 in 2000 to $1,707,415 in 2001. This increase was primarily attributable to the expansion of our direct sales team during the first quarter of 2001, as well as the increase in the cost of our third party public relations and investor relations resources. Sales and marketing expense as a percentage of total revenues decreased from approximately 62% in 2000 to approximately 47% in 2001. While we expect that our sales and marketing expenses will continue to increase in absolute dollars as we implement our market share growth strategies, we anticipate that these expenses will continue to decrease as a percentage of total revenues.

     During 2001, we recognized an aggregate of approximately $5.5 million in extraordinary, non-recurring and non-cash charges associated with (a) interest expense associated with bridge notes, related warrants and debt restructuring and (b) subsidiary asset impairment and related charges.

     Interest expense increased $3,682,889 (approximately 3136%) from $117,452 in 2000 to $3,800,341 in 2001. Substantially all (approximately 95%) of this increase was related solely to the intrinsic value approach that was applied to both the common stock purchase warrants and the conversion features of our private placements of convertible debt in 2001, all as required by the application of Accounting Principles Board Opinion No. 14, Emerging Issues Task Force (EITF) Issue No. 98-5 and EITF Issue No. 00-27. The directive of these accounting policies is to attribute an appropriate value to the conversion feature imbedded in convertible debt where the conversion price is either below the market price of the common stock at the commitment date, or where such price may adjust during the life of the debt to a price that is below the market price of the common stock at the time of the adjustment. The entire value of the imbedded conversion feature is charged to interest expense and credited to additional paid in capital at the time of the commitment. These accounting policies also require recognition of the fair value of any warrants issued in connection with debt financing. The fair value is charged to a debt discount that is amortized to interest expense over the life of the related debt instrument, and an equal amount is credited to additional paid in capital.

     In connection with bridge financing we obtained during 2001 that was restructured at December 31, 2001, we issued convertible notes and debentures that had conversion prices that were below the market value of our common stock on the respective dates of the debentures. The total conversion value imbedded in these debentures and charged to interest expense in 2001 was $2,142,724. We also issued detachable common stock purchase warrants during 2001 in connection with the bridge financing described in the preceding sentence. The aggregate fair value of such warrants issued in 2001 was $1,382,882, all of which was charged to interest during 2001 because all of the related debt matured during 2001 and was restructured and exchanged for two-year convertible debentures on December 31, 2001. These interest expense amounts did not have any impact on our cash flow during 2001 and will not have any impact on cash flow for future periods.

     Impairment and restructuring charges increased from zero in 2000 to approximately $1.842 million in 2001. These 2001 impairment charges were solely related to the December 13, 2001 spin-off by our affiliate, WilCam Systems, LLC, of certain of its material assets associated with Synapse HR into our majority-controlled subsidiary, Synamco, LLC. These assets consisted entirely of software that had been capitalized by WilCam Systems, LLC. At the time of the transfer of these assets to Synamco, we elected to write down the asset to its fair value using the guidance of Statement of Financial Accounting Standards No. 86, resulting in an aggregate impairment and restructuring charges for 2001. In this connection, we also elected to increase the reserve applied to the note receivable from WilCam Systems, LLC, resulting in a charge to bad debt expense of $232,292. We did not recognize any charge to bad debt in the prior year.

     Cash Flow Analysis

     Net cash provided by operating activities was $272,737 during the nine months ended September 30, 2003, representing an increase of $1,056,744 from the $784,077 of net cash used in operating activities during the comparable prior year period. This significant turn-around to net cash provided by operations this year from net cash used in operations the first nine months of last year was primarily a consequence of the cost control program implemented by executive management, as described in greater detail below under the caption “Liquidity and Capital Resources.”

     Net cash used in investing activities was $133,904 during the nine-months ended September 30, 2003, representing an increase of $141,070 from net cash provided by investing activities of $7,166 during the comparable prior year period. This increase was associated with cash used in purchases of capital equipment and leasehold improvements in the first quarter of 2003 that were required for our recent office move described below under the caption “Liquidity and Capital Resources.”

     Net cash used in financing activities was $47,298 during the three-months ended September 30, 2003, representing a decrease in cash provided by financing activities of $861,174 from the $813,876 of net cash provided by financing activities during the comparable prior year period. This decrease in cash provided by financing activities was attributable to the relatively larger amount of private financing in the form of convertible debentures and sales of common stock that took place during the third quarter of 2002 as compared to the third quarter of this year and the increase in cash used in the third quarter of 2003 to pay down certain notes payable.

     Liquidity and Capital Resources

     Prior to 1997, we financed our operations primarily through our revenues from operations, including funded research and development revenues, and occasional short-term loans from our principals, their families and other individuals and entities. Since the middle of 1997, we have financed our operations primarily through private and public offerings of common stock and convertible debt, and to a lesser extent from operating revenues and through borrowings from third parties. We raised net proceeds of approximately $1.22 million in our November 1997 initial public offering. Since that time, we have raised additional equity of approximately $12.3 million through several private placements of common stock and stock purchase warrants and the conversion of approximately $2.1 million of convertible debt into equity. During 2001, we raised an aggregate of approximately $5.1 million in additional capital, consisting of approximately $1.03 million from the exercise of common stock options and warrants, approximately $409,000 from the private placement of common stock, and approximately $3.66 million from the issuance of convertible debt. During 2002, we raised approximately $984,000 through the private placement of common stock, two-year convertible debentures, and common stock purchase warrants.

     During the first quarter of 2003, we signed a $130,000 note payable for the leasehold improvements associated with our new office space described above. This note is amortized over 10 years and carries an annual interest rate of 10%. We currently do not have any commitments or budgeted needs during the remainder of 2003 for any material capital expenditures, including purchases of furniture, fixtures or equipment. In the absence of any substantial infusion of growth capital or an unexpected increase in our expected gross margin for 2003, we do not expect our capital expenditure plans for the next twelve months to change.

     On December 31, 2001, the company achieved almost complete debt service relief for 2002 and 2003 through the restructuring of substantially all of its short-term and long-term debt into convertible debentures and notes. Under the restructured debt instruments as originally in effect, approximately 80% of the entire principal balance of the restructured debt was not payable until January 1, 2004. Substantially all of the remaining 20% was payable during January of 2003. Effective January 1, 2003, the holders of substantially all of that remaining 20% agreed to extend the January 2003 maturity date until January of 2004.

     In the months since the issuance of the company’s currently outstanding convertible debt, a portion of the principal and accrued interest on the debt has been converted, by its holders, into shares of our common stock. These and other holders of the convertible debt may elect to convert additional amounts of this debt into common stock prior to the maturity date in January of 2004. These debt conversions have reduced, and if continued in 2003, will continue to reduce the company’s short-term debt obligations. For additional information regarding our outstanding investor debt, please refer to the matters described above under the section entitled “Sources of Operating Capital” and the matters described elsewhere in this prospectus under the section entitled “Risk Factors That May Affect Our Financial Condition and Operating Results.”

     With respect to our trade accounts payable, we have established long-term payout arrangements with respect to substantially all of our unsecured creditors. In addition, where permitted under securities laws, we have satisfied and expect to continue to satisfy certain of our unsecured obligations to third parties through restricted stock grants.

     As noted above, during 2002, we raised approximately $984,000 through the private placement of common stock, two-year convertible debentures and common stock purchase warrants. We may seek to raise additional funds from the private placement of additional debt, equity or equity-linked securities. Because of several factors, including the operating, market and industry risks associated with an investment in our common stock; the inclusion of a going concern paragraph in our annual and quarterly financial reports; the fact that our common stock is traded on the Over-the-Counter Bulletin Board maintained by the NASD; the continued weakness in the capital markets in general and the technology sectors in particular; and the other factors described in this prospectus under the section entitled “Risk Factors That May Affect Our Financial Condition and Operating Results,” we believe we may experience difficulty in obtaining additional financing until our operating results or overall market conditions reflect sustained improvement.

DESCRIPTION OF BUSINESS

     General Overview

     Founded in 1990 in Columbia, South Carolina, the Company originated as a systems integrator for Automatic Data Collection (“ADC”) systems used in manufacturing and for specialty on line transaction processing in the credit card industry.

     Over the past ten years, IBSS has enjoyed success in a number of different market segments and opportunities. IBSS has used its proprietary core technology, Synapse™, its experience, along with its proven methodology to develop, market and sell custom solutions for a variety of customer specific needs in a number of vertical markets.

     IBSS’ emphasis as a company is on helping businesses mitigate risk as they introduce new software products, extend their existing software applications and systems, or improve the way they do business. The IBSS value proposition provides three valuable assets to corporate clients:

•	proven expertise in integration, on-line transaction processing and wireless communications-based solutions;

•	a unique Synapse™ methodology that lets businesses quickly and economically prototype, test drive, validate and deploy new ideas; and

•	IBSS’ proprietary Synapse™ technology, which gives customers a powerful, secure enterprise framework.

     Further, IBSS’ proprietary Synapse™ technology reduces customer vulnerability to the types of hacker and virus threats to which more ubiquitous, commodity technologies are prone. By owning and controlling its own technology with which to create on-line applications, IBSS can offer its customers a flexible business relationship that can entertain custom extensions, unique licensing arrangements and certain exclusivities in the customers’ vertical market.

     The value-based proposition, described above, enables IBSS to carefully tailor its services and software to respond to a customer’s unique set of needs and to rapidly produce solutions specific to those needs. This is IBSS’s main competitive advantage, allowing it to succeed over the years where other technology companies have failed. This advantage would not have been possible if it were not for the Company’s key asset — Synapse™ a platform and framework for dynamic, distributed, real-time software applications.

     With Synapse™, IBSS creates customer specific solutions quickly and easily without the need to rely on any other vendors’ technologies, thus dramatically lowering the risks and costs of providing these solutions. In addition, Synapse™ also eliminates dependence on third-party software technology components or licensing to support development, integration and deployment of these solutions.

     The fact that IBSS does not have to rely on vendors like Microsoft, Oracle, IBM, or others for the development architecture and framework, or pay run-time license fees for deployment of its applications, gives IBSS a unique advantage in the market place by virtue of increased business leverage and control, added financial security and licensing and pricing flexibility.

     Especially today, IBSS’ unique asset continues to be Synapse™ and the Synapse™ application development methodology created by IBSS. Over the years, Synapse™ has matured and broadened, gaining refinements and extensions that make it, now more than ever, a comprehensive framework with broad application for the development and deployment of integrated enterprise wireless computing and radio frequency identification (“RFID”) solutions, as well as many other transaction-centric applications.

     Synapse™ provides a framework and methodology for creating, implementing and managing a wide variety of dynamic distributed, networked and real-time enterprise applications, quickly and efficiently, across multiple locations (such as headquarters and field offices). This flexible, connectable, logical IBSS software platform is especially valuable when automating transaction oriented business processes. The Synapse™ framework combined with IBSS’ methodology greatly simplifies the integration of disparate systems and the incorporation of emerging technologies, like wireless and auto-ID, where a lack of standards or protocols and the constant introduction of new devices are the norm. Synapse™ delivers time and cost savings in the development, deployment and on-going management of customized applications. IBSS continues to enhance the product, most recently introducing Synapse™ Composer, a powerful, simplified management tool, and Synapse™ Thin Web, a powerful, high performance thin client which can be configured from within Synapse™.

     For now, the Company’s marketing of the Synapse™ suite of products is primarily aimed at wireless mobile computing applications (which includes radio frequency (“RF”) terminals, PDA’s, wearable computers, laptops, Pocket PCs and tablet computers), automatic radio frequency identification (“RFID”), electronic tagging, bar-code data collection, and other on-line real time machine-to-machine (“M2M”) applications in manufacturing, healthcare, government, distribution and other vertical markets.

     The move of businesses to RFID is being facilitated by widespread adoption of Electronic Product Codes (“EPC”) that permits tagged objects to be tracked via the Internet. Synapse™ has the unique ability to track, analyze and share information on the movement of e-tagged objects across multiple locations, technologies, computer operating systems and networks, giving managers total visibility and the knowledge to more efficiently reach their objectives.

     IBSS’ objective is to become the nation’s vendor-of-choice among businesses seeking the most advanced and cost-effective solutions for tracking, automated data collection and integration. We currently apply our software to bring real-time visibility to; manufacturing processes and to both the corporation’s front office and supply chain execution. Our applications offer a high degree of flexibility, rapid granular implementation, and scalability across virtually any operating system and hardware platform. In addition to our software, we provide our customers with a variety of services, including custom design, implementation assistance, project planning and training.

     The Synapse™ Technology

     The Synapse™ platform and framework is designed to be the glue in heterogeneous environments, easily interacting with and extending disparate and best-of-breed applications and operating environments, database management systems, and legacy applications. The Company believes that one of the greatest challenges for information technology (“IT”) organizations is the fact that today’s technologies do not adequately address the complexity inherent in aggregating applications from distributed systems, networks, and devices. Software developers describe how their applications are distributed directly within the Synapse™ model, and never have to resort to another language or tool.

     Synapse™ has been designed to provide a complete integrated development and implementation platform that reacts in business terms, not procedural language-based programmer terms – an environment capable of defining and maintaining the entire enterprise’s topology in business process terms. Synapse™ has been designed to extend the functionality of legacy systems, integrate rapidly, and extend business functionality, allowing the customer to quickly embrace and deploy new standards as they emerge without starting over or re-creating applications.

     Synapse™Advantages

     Synapse™-based applications provide the following advantages to organizations in monitoring, maintaining and integrating their business systems, applications and processes, both internally and with their external electronic relationships:

•	Incrementally Deployed. Synapse’s incremental deployment feature allows for the solving of point specific solutions now, while providing for easy expansion later, overtime. This lets the user quickly solve problems today and facilitates additional enhancements in a rapidly changing environment. Application deployment can be planned and executed in manageable increments. This allows real cost savings and productivity enhancements to begin accruing to the benefit of the customer much more quickly than is possible with the traditional database model.

•	Completely Self-Contained. By being fully self-contained, Synapse™ enables organizations to describe any distributed application without the use of other third party supporting software. In addition, no third party programming tool is needed to modify or extend Synapse™ functionality in order to deliver the desired application.

•	Real-Time Distributed. By possessing a real-time and naturally distributed architecture, Synapse™ has been designed to allow any business to instantaneously update its entire system through any Synapse node on the enterprise network, thereby eliminating a business’s reliance on a central critical server, while maintaining efficient management of logic between systems. It is also designed to take advantage of an organization’s existing investments in information technologies by working with and connecting to multiple financial, human resource and enterprise resource planning systems. As a result, application development is greatly simplified, and Synapse enables businesses to extend the life and functionality of their existing system applications.

     Existing Synapse™ Licensed Offerings

     As noted above, our objective is to become the nation’s vendor-of-choice among businesses seeking the most advanced and cost-effective systems tracking and integration solutions. We are currently focusing our marketing of our Synapse™-based offerings through the following three modules:

     Synapse for Manufacturing™

     Synapse for Manufacturing™ bundles the integration capability of the Synapse architecture with the application modules capable of fully automating the manufacturing plant. Synapse™ for Manufacturing, first released in September 2000, is a powerful manufacturing execution management system (“MES”) that enables the sharing of real-time information with the manufacturing plant, the manufacturer’s customers, the supply chain and the manufacturer’s corporate headquarters.

     Synapse for Manufacturing™ provides on-line process management for manufacturing shop floor environments. This application utilizes our proprietary on-line transaction processing configuration environment to provide maximum configurability, maintainability and efficiency for our customers’ systems. The system is designed so that a manufacturing or industrial analyst can configure the unique processes and process requirements of a manufacturing facility without the typical costs and development time associated with the application programming required of competing MES applications.

     Synapse for Manufacturing™ is based on a “bill of operations” concept and can be configured to provide detailed shop floor management for any specific manufacturing facility, in many cases without requiring the customer to modify its manufacturing shop floor methodologies or procedures. As a result, customers are able to achieve a return on their IT investment more quickly than by using other MES systems. Other MES applications are based on current application development tools to achieve “configurable” shop floor applications specific to individual manufacturing industries such as electronics, food processing or pharmaceuticals. Synapse for Manufacturing™ is designed to allow a manufacturing industrial analyst to configure MES applications for any manufacturing industry, effectively eliminating the need to also involve traditional computer programmers for custom software development.

     Synapse Integrated Development Environment™ with The Synapse Composer™

     The Synapse Integrated Development Environment™ provides a complete framework for the efficient creation, execution, integration and management of wireless on line transaction processing applications. It handles all of an organization’s wireless and automatic identification software needs within one productive framework.

     Synapse Composer™ is a next generation software application development tool. Synapse Composer™ enables the developer to see all of the functional components of the customer’s software applications in a single view. Armed with this unified view of the customer’s entire system, the customer can use Synapse Composer™ in one unified and complete development environment to create, troubleshoot and modify every dimension of its software applications, all in real time, and all while the customer’s systems are up and running.

     Synapse Composer™’s revolutionary functionality includes the ability to create, define and control complete software applications — spanning browser, web server, application server, database server, and integration with other systems — within a single, stable and complete environment.

     Synapse Enterprise Application Server™

     The Synapse Enterprise Application Server™ provides a complete runtime framework for the efficient execution, integration and management of wireless on line transaction processing applications. It is capable of performing all of an organization’s wireless and automatic identification software functions within one productive framework.

     The Synapse Enterprise Application Server™ is a platform on which customers deploy their particular Synapse™ based solutions for their wireless, mobile data, and automatic identification and tracking application needs. Synapse Enterprise Application Server ™ provides operating platform, database, network, and device services all within a single integrated framework. This allows customers the maximum capability to manage all of their enterprise wireless and other on-line transaction processing (“OLTP”) needs from within a single software framework, assuring maximum efficiency when creating applications for dynamic, distributed, OLTP solutions.

     Customer Support

     Customer support is provided for all of our maintenance customers. IBSS customer support is staffed by experienced IBSS professionals focused on resolving problems and assuring that our customers are satisfied. Our Customer Support Center is available 24 hours a day, 7 days a week.

     Consulting Services and the Synapse™ Methodology

     IBSS offers a variety of consulting services to our customers and to third-party integrators, including; implementation assistance, project planning, process design, system configuration and implementation. IBSS professionals can provide these services directly to provide the customer with a full range of business process re-engineering, customization, implementation, project management, and on-going support services.

     IBSS has developed an optimized methodology for applying the Synapse™ technology. This methodology allows for rapid prototyping and validation throughout the development and deployment of the new solution. The major deliverables of this methodology are as follows:

     Synapse™ Methodology Overview – Services and Deliverables

     At the heart of the Synapse™ Methodology is the overall ability to describe any distributed application with only IBSS and Synapse™. When combined with open source tools like Linux, Synapse™ and IBSS become an extremely cost effective development situation. The Synapse™ methodology emphasizes rapid prototyping at every stage of the project to validate assumptions and mitigate the risk of not meeting the original desired results as reflected in function, cost, and time to market of the proposed project.

     Project scope

•	Key functional Processes and efforts

•	Business Entities included in the Project

•	Services and Deliverables

     Business Requirements Analysis

•	Hardware Requirement

•	User Interface Requirements (New application)

•	3rd Party System Integration (Application)

•	Data Preservation

•	Support Requirements

•	Server Types and Locations (across business entities)

•	Business Requirements Sign Off

     Application Design

•	Network and Hardware

•	Business Functional Flow

•	Design Sign Off

     Application Development and Configuration

•	Server Application

•	Device Applications

•	System Interfaces supporting Server and Device Applications

•	System Testing and Quality Assurance

•	Documentation

     Implementation

•	Production Installation

•	Hardware Preparation and Implementation

•	Go-Live Support

•	On Site Training

•	Implementation and Project Sign-off

     Project Management

•	Project Estimating Work Sheet

     Customer Education and Training

     We offer comprehensive training courses for our customers and partners with the goal of ensuring each customer’s success with our software applications. Training is also available for third-party consultants. Services include project team training classes, end-user training classes and consulting services.

     Sales and Marketing

     IBSS is focused on marketing its proprietary, high-margin Synapse™ software licenses to a broad array of commercial and governmental entities, primarily through newly enabled as well as established third-party resellers. Synapse™ cuts costs by efficiently integrating data from myriad collection devices, processing systems and branded software products, giving field personnel and headquarters managers “see-through” vision to track products, people and information across divisions and around the world.

     The Company is seeking to build a cadre of indirect resellers made up of businesses that dominate specific vertical market niches or specialize in targeted vertical or horizontal end user markets. Indirect channel vertical market targets include: manufacturing/supply chain; healthcare and hospitals; distribution; mobile field service and asset tracking.

     The Company also offers a range of licensing packages, including server licensing, concurrent user licensing, and licenses for vertical and advanced option components and offers both OEM (Synapse™ Inside) and reseller relationships

     The Company markets and licenses its software products in North America primarily through its direct sales and marketing and business development organization. Our growth strategy focuses on working with businesses that will not only use our technology and services in new and profitable ways, but will also be deploying the resulting solution to their supply chain or for resale to their vertical market.

     Our Sales and Growth Strategies

     Expand and Leverage Strategic Relationships. We intend to access new markets and distribution channels by continuing to establish and leverage business relationships customers who bring new vertical market expertise, where IBSS can help them build and deploy a new product for their use and for resale in their vertical market where they have expertise. As a result, we expect to enhance our customer base, cultivate additional market expertise, and achieve our growth objectives more quickly and cost-effectively.

     Target Vertical Markets with Industry Focused Solutions. We believe that we have a competitive edge in providing e-business solutions to organizations requiring the rapid creation of new applications or more efficient handling of the frequent changes or adjustments to their existing systems and applications, as well as the integration of those systems and applications. Our belief is a function of the demonstrated ability of Synapse™ to provide these dynamic solutions more quickly and at a lower cost than our competition.

     We have currently developed and have implemented these solutions for organizations in such diverse marketplaces as textile and apparel manufacturing, airport special services, furniture manufacturing, commercial printing, and automotive. Accordingly, we have specifically focused our business development efforts in these targeted industries where we believe our Synapse™ products provide us with the greatest competitive advantages. We expect to benefit significantly from the vertical market potential offered by each of these targeted industries, and we intend to dedicate more sales and marketing resources to establish more strategic alliances to penetrate these industries.

     Enhance the Synapse™ Product and Technology Leadership. We believe that in Synapse™ and its related suite of products, we have developed the broadest, most comprehensive and most cost-effective e-business solution to address the needs of an organization in a dynamic business environment. We have filed a patent application on our basic Synapse™ technology. We intend to continue investing in research and development to enhance the capability of Synapse™ to provide solutions that will enable our customers’ operations to be more efficient and extend their organizations more rapidly and cost effectively. Currently, our development efforts are focused on continuing to enhance the performance and configuration productivity capabilities of Synapse™.

     Consistent with revenue growth, our objective is to expand upon our experienced team of developers and engineers and further enhance our corporate culture to foster innovation in the product development, application configuration and design areas. Furthermore, we are constantly assessing available opportunities to achieve synergies through the acquisition of complementary technologies or businesses that we believe will further our growth strategy.

     Leverage Customer Base through Network Effect. We intend to provide the best possible service to our installed base of customers in order to expand the use of our Synapse™ products within our customers’ organizations. The strategic importance of the Synapse™ products to our customers is expected to provide what we believe will become the foundation for our preferred access to additional projects within their organizations. This visibility to our customers’ senior management, combined with our focused implementation and service approach, is expected to facilitate the rapid adoption and deployment of the Synapse products throughout the customer’s enterprise.

     Furthermore, as our customers deploy the use of the Synapse™ products throughout their extended organizations, including their supply chains and electronic markets, their customers, suppliers and partners will be exposed to the robust scope of the functionality provided by the Synapse™ products in the context of the exchange of mission-critical business information. We believe that this exposure, which will allow non-customer participants in the supply chain to benefit from the Synapse™ solution first-hand, should enable us to create a powerful network effect in the acceleration of industry recognition and adoption of our Synapse™ products. Therefore, we are focused on this positioning to leverage our opportunities across multiple target markets in order to grow our revenue base.

     Research and Development

     We have focused our research and development efforts primarily on expanding the core capabilities of Synapse™. We plan to continue to devote design and research resources to continue to enhance the base Synapse™ products, develop more industry-specific applications, and add functionality to our existing applications.

     Intellectual Property

     We regard certain aspects of our internal operations, products and documentation as proprietary. We rely primarily on a combination of patent, copyright, trademark and trade secret laws, and other measures to protect our proprietary rights. We also rely on contractual restrictions in our agreements with customers, employees and others to protect our intellectual property rights. However, there can be no assurances that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known. Our ability to compete and succeed is dependent, in part, upon our patent-pending technology. We have developed a breakthrough and proven software solution, and we are in the process of obtaining all related patent rights to our core technology, the Synapse™ model, in the United States and internationally.

     Competition and Markets

     While there are many companies offering solutions to the myriad individual problems that Synapse™ addresses, none offer a single solution to address all of the development, implementation, integration, and management issues at once. Further, there are additional technical and business barriers to entry into the Company’s market. To sustain these barriers the Company is concentrating on protecting its valuable intellectual property and first-to-market advantage. The Company is building a patent portfolio covering its technology, and is moving aggressively to establish Synapse™ as the standard for integrating and managing wireless networking, mobile computing, ADC and RFID within a single development and implementation framework.

     During the last ten years, businesses have invested heavily in enterprise applications to automate and improve the efficiency of their internal business processes. In parallel, there has been a shift from in-house custom development of mission-critical applications to the purchase of packaged applications and related services from third-party vendors. These applications have spread throughout the business world addressing many highly strategic business functions, including resource planning, supply chain management, customer relationship management, sales force automation, business decision support and e-commerce. In this new corporate environment, a single business process can require access to data and information from many distinct applications, none of which is designed to communicate seamlessly and in real-time with the others.

     In the last three years, global competition and difficult economic times has intensified the competitive environment for all businesses dramatically. This has caused businesses to seek new ways to generate sustainable competitive advantages. As competition has increased and markets have become more dynamic, companies have begun to recognize that they must coordinate more closely every aspect of their business. In order to achieve a more efficient working process while taking advantage of the enormous investment in the broad range of package and custom software applications, it has become critical that these applications be efficiently integrated. The complexity of this integration challenge has historically required time-consuming, expensive, custom developed solutions. In response, the market for third-party enterprise application integration software providers has emerged to deliver this integration capability as a packaged solution.

     The market for our Synapse™ platform is extremely broad and could be considered competitive with any provider of transaction processing or real time data. However, we do not plan, nor do we have the resources, to market the product as a software platform. Instead, we are focused on enabling new vertical solutions to meet the needs of specific industry segments. These segments to date include wireless on line transaction processing in manufacturing, transportation and distribution. We will continue to develop applications that are a quantum leap forward in solving problems where real time information and data collection are needed, from automated procurement, inventory management and distribution management to order processing, integrated customer support and collaborative planning.

     The markets in which we operate are highly competitive. Our competitors are diverse and offer a variety of solutions targeting various segments of the industry sectors for which we have developed or will develop our applications. Some competitors compete with suites of applications designed to offer out-of-the-box integration, while the majority offer point solutions designed specifically to target particular functions or industries. IBSS solves these business problems with our breakthrough Synapse™ architecture and industry-specific applications. Our unique value proposition consists of our experience in wireless on line transaction processing, our efficient Synapse™ methodology, and the power and flexibility of our Synapse™ platform and framework.

     In some cases, we compete with a subset of the functionality found in the organization’s other integrated business systems. These business systems may include: large monolithic software packages which are commonly referred to as enterprise resource planning (“ERP”) software, supply chain management (“SCM”) software packages, and large, supply chain and collaborative product management software firms that provide manufacturing execution management (“MES”) software packages. Competitors who supply these package business software products include large ERP software vendors, such as Microsoft, Oracle, PeopleSoft, SAP and others that have added or are attempting to add capabilities for supply chain planning or business-to-business collaboration to their transaction system products; companies such as I2, Adexa, Manugistics, Manhattan Associates and others that compete principally in supply chain management applications; companies such as Agile, Commerce One and others that compete principally with our supplier relationship management applications; and companies such as Apriso, CamStar, Datasweep, and others that compete in the collaborative production management market place.

     In summary, we believe that the primary competitive factors which affect the market for our products and services include product function and features; quality of service offered; performance and cost; ease of implementation; the “time-to-benefit” factor (the time period from identification of technology need or “fix” to delivery of the application solution); quality of customer support services; customer training and documentation; a project and implementation methodology which mitigates risk and product reputation. The relative weight of each of these factors is customer-specific. Although we believe that our products and services carry a unique value proposition, with respect to each of these factors, we must continue to invest in our business to maintain our position against current and future competition.

     Employees

     As of January 30, 2004, the Company had a total of 27 full-time employees and no part-time employees.

DESCRIPTION OF PROPERTY

     The Company does not own any real property. With regards to leased real property, the Company is party to an office lease agreement for the lease of its corporate headquarters. Under that certain lease agreement dated October 8, 2002 (“Lease”) with Pinebelt, LLC, a South Carolina limited liability company (“Landlord”), the Company leases 7,400 useable square feet of office space at the Ten Oaks Office Center, a 57,000 square foot office center located in Columbia, South Carolina. The Company leases the office space for a period of 120 calendar months and the current term of the Lease will expire on January 31, 2013. Under the terms of the Lease, the Company obligated to pay to Landlord base rental of $36,000 per calendar year, payable in equal monthly installments of $3,000 each. The Lease provides for common area maintenance (“CAM”) charges, which the Company is obligated to pay its pro-rata share of. CAM charges are adjustable and are currently at least $1.00 per annual gross square foot of the leased property (or $0.083 per monthly gross square footage). The Lease also provided for a $50,000 security deposit, the first $10,000 of which was payable on or before December 15, 2002, the second $10,000 of which was payable on or before January 15, 2003, and four installments of $7,500 each were due every 30 calendar days after January 15, 2003. The Company is obligated to indemnify Landlord for usual and customary costs and liabilities, including claims arising from the Company’s use of the leased property and breach or default in performances by the Company of any of its obligations under the Lease.

MANAGEMENT

     The executive officers and directors of the Company, and their respective ages and positions as of January 30, 2004, are as follows:

		Term As
Name	Age	Director	Position

Stuart E. Massey	44	1991-current	Executive Vice President, Chief Technology Officer, Director, and Secretary of the Company

George E. Mendenhall, Ph.D.	66	1995-current	Chief Executive Officer and Chairman of the Board

Donald R. Futch	53	—	Vice President – Business Development

Carl Joseph Berger, Jr.	68	1998-current	Director

Richard D. Pulford	58	2002-current	Director

Dollie A. Cole	73	2002-current	Director

     Stuart E. Massey, 44, has served as Executive Vice President of the Company since September 2001 and as a director of the Company since April of 1991. Prior to that time, he had served as Vice President of Engineering. Mr. Massey also serves as Secretary of the Company. His responsibilities include the day-to-day management and coordination of large projects, including the continuing maintenance of the Synapse software configuration tool. Before joining the Company, among other things, Mr. Massey managed the implementation of an inter-bank financial transaction switch for automated teller machine and point-of-sale systems and assisted in the design of financial transaction processing software products for Applied Communications, Inc. Mr. Massey’s experience in the industrial automation industry includes the design of a variety of computer control systems, such as airport lighting, industrial machine tool control, inventory control and shop floor control systems. Mr. Massey received a Bachelor of Science degree in Electrical and Computer Engineering from the University of South Carolina in 1986.

     George E. Mendenhall, Ph.D., 66, has served as Chairman of the Board and Chief Executive Officer of the Company since September 2001. Prior to that time, he had served since January 1998 as Vice President of Application Development of the Company and since May 1995 as Executive Vice President of the Company. He initially became an employee of the Company in February 1994, serving as the Director of Industrial Consulting. He has served as a director of the Company since May 1995. Dr. Mendenhall has conducted academic research and taught economics and other courses at Indiana University and Indiana Institute of Technology. In addition, he has published articles concerning research and evaluation techniques, and has been quoted in such periodicals as Computer World and Industry Week. Before joining the Company, Dr. Mendenhall provided consulting services and computer systems to various large manufacturing companies on an independent basis and, from 1990 through February 1994, provided consulting services to the Company. From 1984 until 1989, Dr. Mendenhall was the President of Synergistic Business Infrastructures Corporation, a computer systems integrator based in Fort Wayne, Indiana that specialized, among other things, in the conceptualization, design and implementation of manufacturing shop floor systems, data collection systems and material tracking systems. Dr. Mendenhall received a Bachelor of Science degree in Economics from Manchester College in 1960 and a Master of Arts degree and a Ph.D. from Indiana University in 1968 and 1978, respectively.

     Donald R. Futch, 53, has served as Vice President of Business Development of the Company since April 13, 1999. Prior to that date, he served as Vice President of Operations since joining the Company in January 1998. Mr. Futch is responsible for developing corporate strategic relationships and indirect distribution channels. Mr. Futch has over 20 years of marketing and technical management experience in the computer technology industry working with companies including Electronic Merchant Services, Telequest and Unysis. Prior to joining the Company, Mr. Futch was employed with AT&T as a regional data specialist and data sales executive. He has extensive experience in product development in the transaction processing industry and holds a patent in transaction processing for telecommunications based home banking. Mr. Futch has a Masters of Business Administration degree with an emphasis in Marketing Research from the University of South Carolina.

     Carl Joseph Berger, Jr., 67, has served as a director of the Company since June 1998. He retired in 1997 from Springs Industries, Inc., a leading manufacturer and marketer of home furnishings, after serving for eight years as Corporate Director for Electronic Data Interchange. During his thirty years with Springs Industries, Inc., Mr. Berger served the company in various positions, including Director of Distribution. Prior to his service with Springs Industries, Inc., he worked in various positions with Milliken and Company and M. Lowenstein Corporation where he served as General Product Manager with Wamsutta Mills in New York. He has served on numerous boards and committees, including the District Three School Board in Rock Hill, South Carolina, where he served for eleven years as Board Treasurer. Mr. Berger received his Masters of Business Administration degree from Winthrop University and a Bachelor of Science degree from the University of Georgia majoring in accounting.

     Richard D. Pulford, 58, has served as a director of the Company since October 3, 2002. He has served as President of Corporate Strategies, Inc., (“CSI”), since he founded CSI in 1981. CSI provides investment banking services in the Great Lakes region of the United States. The primary focus of CSI has been in the technology arena. Under Mr. Pulford’s direction, CSI has been a contributor in equity capital fund-raising endeavors for technology start-up companies. Mr. Pulford also operates in a sales consultant capacity in the automotive industry for a variety of technology companies, and has provided such services in the past for the Company. Prior to forming CSI, Mr. Pulford owned and operated a consulting practice specializing in financing acquisition transactions for operating companies. Mr. Pulford also held positions in the marketing field after receiving his Masters of Business Administration degree in Finance.

     Dollie A. Cole, 73, has served as a director of the Company since December 5, 2002. She has been involved for many years in the leadership of several business, charitable and civic organizations. Dr. Cole is Chairman of the Dollie Cole Corporation, a venture capital and industrial consulting firm. She serves on the Board of Directors of HPSC, Inc. (AMEX:HDR), a leading national provider of capital to healthcare professionals. In addition to these business activities, Dr. Cole also serves as Vice Chairman of the Smithsonian Institution’s National Air and Space Museum, Past Chairman of the National Corvette Museum, Vice President of the Pegasus School for Abused Boys, and serves or has served on the boards of the 100 Club of Central Texas, Project HOPE - the World Health Organization, the National Captioning Institute for the Hearing Impaired, the President’s Circle of the National Academy of Science, the President’s Club of the University of Michigan, and Michigan State Chancellor’s Club - Oakland University.

     The Board of Directors currently is comprised of seven director seats that are divided into three classes serving staggered terms, generally three years in duration. The five persons named above currently serve as members of the Board, and there are two vacancies. There are no family relationships between any of the directors and executive officers.

     Mr. Pulford is a party to a representative and marketing agreement with the Company that provides for certain payments to Mr. Pulford for his services as a sales representative for the Company. See the section of this prospectus below entitled “Certain Related Party Transactions.”

     The directors of the Company who are executive officers of the Company are not separately compensated for serving as directors of the Company. All directors of the Company are reimbursed by the Company for all out-of-pocket costs and expenses reasonably incurred by them in the discharge of their duties as directors, including out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. Non-employee directors receive discretionary annual grants of stock options.

     In addition to reimbursement of such costs and expenses, members of the Board of Directors are granted stock options in connection with their initial appointment to serve as a member of the Board of Directors and in connection with their service on committees of the Board of Directors. During the fiscal year ended December 31, 2002, Ms. Cole and Mr. Pulford were separately granted 50,000 stock options for their initial appointment to the Board of Directors and Mr. Berger was granted an additional 39,000 stock options for his committee service during that time. During the fiscal year ended December 31, 2003, 250,000 stock options were granted to Mr. Berger for his service as both chair and co-chair of several committees of the Board of Directors and 200,000 options were granted to Ms. Cole and Mr. Pulford each for their respective service on various committees of the Board of Directors. The options granted to members of the Board of Directors in 2003 will vest on October 1, 2005. The exercise price of options granted to directors are equal to the closing sales price of the Common Stock on the date of the respective option grant, which was $.14 per share under stock options granted in 2003 and $.40 per share under stock options granted to Mr. Berger and Mr. Pulford in 2002. The term of each option is ten years, with 50% of the options vesting on the date six months from the effective date of the grant and the remainder options vesting on the one-year anniversary of the effective date of the grant.

     The Board of Directors has established the following two standing committees of the Board: the Audit and Risk Management Committee and the Compensation and Human Resources Committee.

     The Board of Directors has not established a separate committee to perform the functions traditionally associated with a nominating committee. Such functions are currently performed by the Board of Directors acting as a whole. The Board of Directors will consider nominees recommended by the shareholders for election as directors at any annual meeting of the Company, provided the nomination is made in writing and properly identifies the shareholder making the nomination as a shareholder of record entitled to vote at such meeting; includes the consent of the nominees to serve, if elected, and the representation of the nominating shareholder to appear in person or by proxy to nominate the identified nominees; provides pertinent information concerning the nominee’s background, experience and any arrangement or understanding between the nominating shareholder and the nominee pursuant to which the nomination is made; and is delivered to the Secretary of the Company no later than ninety days prior to the annual meeting, unless the Company notifies the shareholders otherwise.

     The Audit and Risk Management Committee is composed of Mr. Berger, Mr. Pulford and Ms. Cole. Each of Mr. Berger and Ms. Cole have been determined to be independent as defined in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. The Audit and Risk Management Committee does not have a “financial expert,” as defined in Item 401(e)(2) of Regulation S-B under the Securities Act, because the Company has been unable to identify a suitable potential director meeting those qualifications. Under the guidance of a written charter adopted by the Board of Directors, the Audit and Risk Management Committee is responsible for recommending to the Board of Directors the retention of independent auditors, reviewing the scope of the annual audit undertaken by the Company’s independent auditors and the progress and results of their work, and reviewing the financial statements of the Company and its general accounting and auditing procedures.

     The Compensation and Human Resources Committee is composed of Mr. Berger, Mr. Pulford and Ms. Cole. The functions of the Compensation and Human Resources Committee include reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for certain officers of the Company, administrating the Company’s stock option and incentive plans, making recommendations to the Board with respect to the participation in such plans by directors, officers and employees of, and consultants to the Company, and the extent of that participation, and considering such other matters as may from time to time be referred to the Compensation and Human Resources Committee by the Board of Directors. No directors of the Company who are also executive officers of the Company participate in the deliberations by such committee concerning the compensation of such executive officers. This committee met a total of four times in combination with the Board of Directors meetings during 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of shares of Common Stock of the Company as of January 30, 2004 (at which the Company had 26,949,308 shares of Common Stock issued and outstanding) by (i) all shareholders known to the Company to be beneficial owners of more than 5% of the issued and outstanding Common Stock; and (ii) all executive officers and directors of the Company, individually and as a group:

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership (1)		Percent of Class

IBSS Class B Investors, LLC c/o Seyburn, Kahn, Ginn, Bess, and Serlin, P.C. 2000 Town Center, Suite 1500 Southfield, Michigan 48075	4,066,798	(2)	13.11%

Generation Capital Associates, Inc. 1085 Riverside Trace Atlanta, Georgia 30328-3642	2,250,000	(3)	8.05%

Stuart E. Massey 1601 Shop Road, Suite E Columbia, SC 29201	3,411,252	(4)	11.69%

George E. Mendenhall, PhD. 1601 Shop Road, Suite E Columbia, SC 29201	3,474,523	(5)	11.92%

Donald R. Futch 1601 Shop Road, Suite E Columbia, SC 29201	582,313	(6)	2.12%

Carl Joseph Berger, Jr. 1517 Granville Road Rock Hill, SC 29732	333,530	(7)	1.22%

Richard D. Pulford 3000 Town Center, Suite 540 Southfield, MI 48075	25,000		0.09%

Dollie A. Cole P.O. Box 1086 Lockhard, TX 78644	604,166	(8)	2.23%

Shares held by all directors and executive officers as a group (6 persons total)	7,468,088	(0)	23.22%

     (1)  Beneficial ownership reflected in the table is determined in accordance with the rules and regulations of the Commission and generally includes voting or investment power with respect to the securities. Except as otherwise specified, each of the shareholders named in the above referenced table has indicated to us that the shareholder has sole voting and investment power with respect to all shares of Common Stock beneficially owned by that shareholder.

     (2)  Of these 4,066,798 shares of Common Stock, (i) 2,033,399 are shares of Common Stock convertible upon exercise of warrants under an Amended and Restated Common Stock Purchase Warrant (Class B Investors) dated October 1, 2003 and (ii) 2,033,399 are shares of Common Stock convertible upon exercise of an Amended and Restated Class B Contingent Common Stock Purchase Warrant dated October 1, 2003. These shares do not include 22,821,256 shares of Common Stock that the IBSS Class B Investors, LLC are entitled to receive upon exercise of an existing Common Stock Purchase Warrant dated October 1, 2003, which may be exercised at any time on or after October 1, 2004 through 5:00 p.m. eastern standard time on December 31, 2006.

     (3)  Of these 2,250,000 shares of Common Stock, 1,000,000 shares are issuable upon exercise by GCA of two separate common stock purchase warrants, one for 937,500 shares and the other for 62,500 shares of Common Stock. As discussed above, these warrants were issued to GCA in connection with the GCA Financing.

     (4)  Of these 3,411,252 shares, 2,229,152 are issuable upon the exercise of common stock purchase options.

     (5)  Of these 3,474,523 shares, 2,184,874 are issuable upon the exercise of common stock purchase options.

     (6)  Of these 582,313 shares, 488,736 are issuable upon the exercise of common stock purchase options.

     (7)  Of these 333,530 shares, 167,200 are issuable upon the exercise of common stock purchase options.

     (8)  Of these 604,165 shares, 141,666 are issuable upon the exercise of common stock purchase options.

     (9)  Of these 7,468,088 shares of Common Stock, 5,211,628 shares are issuable upon the exercise of common stock purchase options.

EXECUTIVE COMPENSATION

Summary Compensation Table

     The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the fiscal period ended December 31, 2003.

		Annual Compensation				Long Term Compensation

					Other	Restr.	Options/S	LTIP	All
					Annual	Stock	ARs (#)	Pay-	Other
Name	Title	Year	Salary	Bonus	Comp.	Awards	(1)	outs	Comp.

George E.	Chief Executive	2003	$104,500	-0-	$6,428 (2)	-0-	$5,037,255	-0-	-0-
Mendenhall, Ph.D.	Officer and	2002	$97,596	-0-	-0-	-0-	$96,894	-0-	-0-
	Chairman of the	2001	$132,611	-0-	-0-	-0-	$10,000	-0-	-0-
	Board
Stuart E. Massey	Ex. VP and Chief	2003	$104,500	-0-	-0-	-0-	$5,037,255	-0-	-0-
	Technology Officer	2002	$97,956	-0-	-0-	-0-	$96,894	-0-	-0-
		2001	$132,611	-0-	-0-	-0-	$10,000	-0-	-0-
Donald R. Futch	VP- Business	2003	$84,417	-0-	-0-	-0-	$831,863	-0-	-0-
	Development	2002	$83,778	-0-	-0-	-0-	$92,825	-0-	-0-
		2001	$115,556	-0-	-0-	-0-	$10,000	-0-	-0-

     (1)  Pursuant to the terms of the new employment agreements (referenced below in the section of this prospectus entitled “Executive Compensation”) for each of the above named executive officers, one stock option is exercisable or convertible into one share of Common Stock of the Company. Consequently, each executive officer shall receive a number of securities underlying the stock options equal to the number of stock options granted during this period.

Option/SAR Grants in Last Fiscal Year
(Individual Grants)

		Percent of Total
		Options / SARs
	Number of Securities	Granted to
	Underlying Options / SARs	Employees in Fiscal	Exercise of Base	Expiration
Name of Officer	Granted (#) in Fiscal Year	Year (1)	Price ($/Sh.)	Date

George E. Mendenhall, Ph.D. (2)	5,037,255	43.66%	$0.14	5 years
Stuart E. Massey (3)	5,037,255	43.66%	$0.14	5 years
Donald R. Futch (4)	831,863	7.21%	$0.14	5 years

     (1)  In addition to the stock option grants to the executive officers named above, the Company granted an aggregate of 524,660 stock options on February 20, 2003 to all non-officer employees during fiscal year 2003 as a result of an across the board wage cut declared by the Company in 2003. The wage cut affected both officers and non-officer employees of the Company.

     (2)  The 5,037,255 stock options referenced above that were granted to Mr. Mendenhall in 2003 were granted in more than one grant. 5,000,000 were granted pursuant to the new employment agreement with Mr. Mendenhall dated October 1, 2003 (discussed below) and the remainder were granted as part of the Company’s 2003 salary cuts. Of the initial grant of 5,000,000 shares, 2,000,000 vested on October 1, 2003 and 3,000,000 will vest on October 1, 2005. The remaining 37,255 shares vested on August 15, 2003 and were granted in exchange for the Company’s decision to cut $5,066.67 of salary due and owing to Mr. Mendenhall from March 2003 to August 2003.

     (3)  The 5,037,255 stock options referenced above that were granted to Mr. Massey in 2003 were granted in more than one grant. 5,000,000 were granted pursuant to the new employment agreement with Mr. Massey dated October 1, 2003 (discussed below) and the remainder were granted as part of the salary cuts discussed below. Of the initial grant of 5,000,000 shares, 2,000,000 vested on October 1, 2003, and 3,000,000 will vest on October 1, 2005. The remaining 37,255 shares vested on August 15, 2003 and were granted in exchange for the Company’s decision to cut $5,066.67 of salary due and owing to Mr. Massey from March 2003 to August 2003.

     (4)  The 831,863 stock options referenced above that were granted to Mr. Futch were granted in more than one grant during 2003. 800,000 were granted pursuant to the new employment agreement with Mr. Futch dated October 1, 2003 (discussed below) and the remainder were granted as part of the salary cuts discussed below. Of the initial grant of 800,000 shares, 300,000 vested ion October 1, 2003, and 500,000 will vest on October 1, 2005. The remaining 31,863 shares vested on August 15, 2003 and were granted in exchange for the Company’s decision to cut $5,066.67 of salary due and owing to Mr. Futch from March 2003 to August 2003.

     The current terms of the new employment agreements (see section of this prospectus below entitled “Employment Agreements”) for each of the three above referenced executive officers of the Company provide that the exercise prices for the stock options granted in 2003 are subject to adjustments contemplated with respect to options granted under the Company’s 2001 Stock Incentive Plan (the “Stock Plan”). Such adjustments include, without limitation, subsequent stock splits, stock dividends, recapitalizations, or similar events. Many of these types of adjustments could cause the exercise price for each stock option above to be lowered in certain situations. In the event that the exercise price were lowered as a result of such adjustments, the named executive would receive an added economic benefit by being able to receive a share of Common Stock upon exercise of a stock option at an exercise price less than that originally received under the terms of the Stock Plan and the new employment agreements with the Company’s executive officers.

Aggregated Option/SAR Exercises in Last
Fiscal Year and Fiscal Year End Option/SAR Values

			No. of Unexercisable	Value of Unexercised
	Shares		Securities Underlying	In-The-Money
	Acquired on	Value	Options/SARs at FY End	Options/SARs at FY End
Name	Exercise	Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

George E. Mendenhall, Ph.D.	56,649 (1)	$56.64	56,649	-0- (1)

     (1) All of these options were exercisable at $0.001 per share. Mr. Mendenhall exercised these stock options when the aggregate fair market value of the options exceeded the aggregate exercise price thereof by $6,248. As such, Mr. Mendenhall realized taxable income in the amount of $6,248.

     Employment Agreements

     Mendenhall Agreement. The Company was party to an employment agreement with George E. Mendenhall, Ph.D., dated January 1, 1997, as amended September 1, 1997 and January 1, 1999. The prior January 1, 1997 employment agreement has been superceded by a new employment agreement between the Company and Mr. Mendenhall dated October 1, 2003.

     Under the terms of the new employment agreement, Mr. Mendenhall is employed by the Company for a period of four years ending on December 31, 2007. The term is to be automatically renewed for additional term of one year each, unless the Company decides to elect not to renew within 180 days prior to expiration of the then current term. Mr. Mendenhall receives several forms of performance and non-performance based compensation. His non-performance based compensation includes annual base compensation of $152,000, eligibility for an annual bonus, participation in the Company’s existing benefit programs for executive officers, reimbursement of reasonable expenses, and a grant of 5,000,000 stock options convertible into Common Stock at the exercise price of $0.14 per share. 2,000,000 of these stock options are fully vested as of October 1, 2003. The remaining 3,000,000 of these stock options vest on October 1, 2005. The remainder of Mr. Mendenhall’s options for fiscal year 2003, or 37,255 options, were granted as penny stock options in connection with the Company’s decision to make across the board salary cuts for executive officers and employees in 2003 (see the section of this prospectus above entitled “Executive Compensation”).

     The new employment agreement with Mr. Mendenhall provides for accelerated vesting of all unvested options upon a change of control of the Company (as defined in the agreement) and permits the Company to terminate Mr. Mendenhall’s employment with or without cause. In the event that the Company does so with cause (as defined in the agreement), Mr. Mendenhall forfeits a variety of compensation and other benefits enumerated in the agreement (excluding vested stock options). In the event the Company does so without cause, the Company is required to pay to Mr. Mendenhall (i) all accrued and unpaid salary, bonuses and all unreimbursed expenses, (iii) severance compensation equal to 18 months of base salary at the rate of base salary in effect immediately preceding the date of termination but not less than $152,000 per year, (iii) all unvested stock options referenced above, and (iv) all other employee benefits granted in the agreement that are received by Mr. Mendenhall at the time of termination. Finally, the new employment agreement obligates Mr. Mendenhall to certain confidentiality and non-competition covenants.

     Massey Agreement. The Company was also party to an employment agreement with Stuart E. Massey dated December 31, 1996, and amended September 1, 1997. The prior employment agreement with Mr. Massey has been superceded by a new employment agreement between the Company and Mr. Massey dated October 1, 2003.

     Under the terms of the new employment agreement, Mr. Massey is employed by the Company for a period of four years ending on December 31, 2007. The term is to be automatically renewed for additional term of one year each, unless the Company decides to elect not to renew within 180 days prior to expiration of the then current term. Mr. Mendenhall receives several forms of performance and non-performance based compensation. His non-performance based compensation includes annual base compensation of $152,000, eligibility for an annual bonus, participation in the Company’s existing benefit programs for executive officers, reimbursement of reasonable expenses, and a grant of 5,000,000 stock options convertible into Common Stock at the exercise price of $0.14 per share. 2,000,000 of these stock options are fully vested as of October 1, 2003. The remaining 3,000,000 of these stock options vest on October 1, 2005. The remainder of Mr. Massey’s options for fiscal year 2003, or 37,255 options, were granted as penny stock options in connection with the Company’s decision to make across the board salary cuts for executive officers and employees in fiscal year 2003 (see the section of this prospectus above entitled “Executive Compensation”).

     The new employment agreement with Mr. Massey provides for accelerated vesting of all unvested options upon a change of control of the Company (as defined in the agreement) and permits the Company to terminate Mr. Massey’s employment with or without cause. In the event that the Company does so with cause (as defined in the agreement), Mr. Massey forfeits a variety of compensation and other benefits enumerated in the agreement (excluding vested stock options). In the event the Company does so without cause, the Company is required to pay to Mr. Massey (i) all accrued and unpaid salary, bonuses and all unreimbursed expenses, (iii) severance compensation equal to 18 months of base salary at the rate of base salary in effect immediately preceding the date of termination but not less than $152,000 per year, (iii) all unvested stock options referenced above, and (iv) all other employee benefits granted in the agreement that are received by Mr. Massey at the time of termination. Finally, the new employment agreement obligates Mr. Massey to certain confidentiality and non-competition covenants.

     Futch Agreement. The Company was also party to an employment agreement with Donald R. Futch dated January 1, 1999. The prior employment agreement with Mr. Futch has been superceded by a new employment agreement between the Company and Mr. Futch dated October 1, 2003.

     Under the terms of the new employment agreement, Mr. Futch is employed by the Company for a period of four years ending on December 31, 2007. The term is to be automatically renewed for additional term of one year each, unless the Company decides to elect not to renew within 180 days prior to expiration of the then current term. Mr. Futch receives several forms of performance and non-performance based compensation. His non-performance based compensation includes annual base compensation of $115,000, eligibility for an annual bonus, participation in the Company’s existing benefit programs for executive officers, reimbursement of reasonable expenses, and a grant of 800,000 stock options convertible into Common Stock at the exercise price of $0.14 per share. 300,000 of these stock options are fully vested as of October 1, 2003. The remaining 200,000 stock options vest on October 1, 2005. The remainder of Mr. Futch’s options for fiscal year 2003, or 31,863 options, were granted as penny stock options in connection with the Company’s decision to make across the board salary cuts for executive officers and employees in 2003 (see the section of this prospectus above entitled “Executive Compensation”).

     The new employment agreement with Mr. Futch provides for accelerated vesting of all unvested options upon a change of control of the Company (as defined in the agreement) and permits the Company to terminate Mr. Futch’s employment with or without cause. In the event that the Company does so with cause (as defined in the agreement), Mr. Futch forfeits a variety of compensation and other benefits enumerated in the agreement (excluding vested stock options). In the event the Company does so without cause, the Company is required to pay to Mr. Futch (i) all accrued and unpaid salary, bonuses and all unreimbursed expenses, (iii) severance compensation equal to 18 months of base salary at the rate of base salary in effect immediately preceding the date of termination but not less than $115,000 per year, (iii) all unvested stock options referenced above, and (iv) all other employee benefits granted in the agreement that are received by Mr. Futch at the time of termination. Finally, the new employment agreement obligates Mr. Futch to certain confidentiality and non-competition covenants.

     McMaster Agreement. On June 30, 2003 the Company terminated its prior employment with William S. McMaster dated May 30, 2000 in connection with Mr. McMaster’s tender of his resignation. At the time this employment agreement was terminated, the Company owed Mr. McMaster $250,651.37 in deferred wages and accrued interest thereon. The Company is currently making monthly payments to Mr. McMaster of these deferred wages (and interest) in the amount of $9,548.62 each.

CERTAIN RELATED PARTY TRANSACTIONS

     The Company is party to a sales representative and marketing agreement with one of its directors, Richard D. Pulford, dated September 16, 2003 (the “Sales Agreement”). Under the terms of the Sales Agreement, Mr. Pulford is to act as an exclusive sales representative with respect to certain of the Company’s customers and a non-exclusive sales representative with respect to others and must use his best efforts to market the Company’s products worldwide in order to generate sales revenues. Mr. Pulford cannot market or sell any products that are competitive with those sold by the Company. Mr. Pulford is also obligated to perform other services for the Company, including, but not limited to, coordinating the efforts if the Company’s sales staff in working with existing clients, introducing specified customers and vendors of the Company to other customers and vendors to explore synergistic relationships, introducing financial resources to the Company’s customers, strategic partners, customers, and vendors where such financing will be directly beneficial to the Company, and searching for corporate partnering or acquisition opportunities for the Company.

     The term of the Sales Agreement is for 10 years from its date and may be renewed for successive additional renewal periods of two years each, unless one party delivers a notice not to renewal within 90 days of the expiration of the then existing term. The Company is permitted to terminate Mr. Pulford upon written notice for breach of an term or provision of the Sales Agreement, but must provide him 30 days in which to cure any such breach. Mr. Pulford is obligated to indemnify the Company for specified losses that result from alleged misrepresentations or other actions and the Company has a right to audit and inspect the accounts and records generated by Mr. Pulford’s as a result of his sales and marketing activities.

     In exchange for these services, the Company granted to Mr. Pulford three forms of compensation. The first are stock options to purchase up to 1,000,000 shares of Common Stock at an exercise price of $0.14 per share, which was the then market price of a share of Common Stock on September 16, 2003. The stock options granted to Mr. Pulford vest at the rate of 1 share for each net dollar of revenue that Mr. Pulford directly on indirectly adds to the Company’s gross revenue. Net revenue is defined as license revenue, service revenue, maintenance revenue, and hardware revenue minus the cost of the hardware as well as net income that might be added to the Company’s net income by acquisition.

     The second is a non-refundable monthly cash advance of $10,000 per month (which is taken only out of the Company’s excess cash) (each, a “Draw Payment”). Each Draw Payment is applied against future commissions and the aggregate of all Draw Payment cannot exceed $175,000 in the aggregate over the term of the Sales Agreement.

     The third is a delayed signing bonus, which provides that the Company is to pay to Mr. Pulford on the earlier of (i) the 5th anniversary of the Sales Agreement (or September 16, 2008) or (ii) a “change in control” of the Company (as defined in the Sales Agreement), a lump sum in the amount of $175,000, less the amount of all Draw Payments actually paid to Mr. Pulford.

     In addition to the Sales Agreement, the Company entered into several transactions in fiscal year 2003 pursuant to which it issued to members of its Board of Directors stock options as compensation for their service on the board and various committees thereof. For more detail on these issuances, see the section above of this prospectus entitled “Management.”

DESCRIPTION OF SECURITIES

     All material provisions of our capital stock are summarized in this prospectus. However the following description is not complete and is subject to applicable South Carolina law and to the provisions of our Articles and bylaws (“Bylaws”). Copies of our Articles and Bylaws were filed as an exhibit to our Form 1-A currently on file with the Commission. Both the Articles and Bylaws are referenced on the Exhibit Index attached hereto.

     Capital Stock

     Under the Articles, we are authorized to issue 100,000,000 shares of Common Stock at no par value and 10,000,000 shares of blank preferred stock. As of January 30, 2004, there are 26,949,328 shares of Common Stock issued and outstanding. No shares of preferred stock of any class have been authorized or issued by the Company. After giving effect to the offering (assuming the exercise of all of options and warrants), the issued and outstanding capital stock of the Company will consist of 98,659,016 shares.

     Holders of Common Stock of the Company have the voting rights equating to one vote per outstanding shares of Common Stock on all matters upon which shareholders are entitled to vote. Holders of Common Stock have no cumulative voting rights with respect to the election of directors or conversion, preemptive or other subscription rights. However, holders of Common Stock but are entitled to have dividend, distribution, and liquidation rights granted by South Carolina law or declared by resolution or resolutions of the Board from time to time out of funds legally available. We have never paid any cash dividends on our Common Stock and, given the Company’s current financial condition, our management has no plans to declare cash dividends in the foreseeable future. Accordingly, this investment may be inappropriate for you if you need dividend income from an investment in the Shares.

     Holders of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock.

     All of the Shares offered hereby, when issued in exchange for the consideration paid as set forth in this Prospectus or converted upon proper exercise of the Warrants, as the case may be, will be fully paid and nonassessable. Our directors, at their discretion, may borrow funds without your prior approval, which potentially further reduces the liquidation value of the Shares offered hereunder.

     Finally, holders of Common Stock have no right to acquire additional shares of Common Stock based upon the percentage of our Common Stock you own when we sell more shares of our Common Stock to other investors. This is because we do not provide our stockholders with any anti-dilution or preemptive rights to subscribe for or to purchase any additional shares offered by us in the future. The absence of these rights could, upon our sale of additional shares of Common Stock to other investors, result in a dilution of the percentage ownership that you hold as a result of your purchasing the Shares offered in this prospectus.

     Convertible Debt

     On October 15, 2001, we received approximately $150,000 in gross proceeds from the issuance of a two-year convertible debenture. The debenture carries an annual interest rate of 10% and all principal is payable upon maturity on October 15, 2003. Up to $75,000 of the outstanding principal under the debenture is convertible into common stock at a conversion price per share of $ 1.00. All of the outstanding principal and accrued interest under this debenture was converted by the holder into 1,286,300 shares of Common Stock on October 18, 2002. Certificates for these shares were delivered to the holder thereof on September 26, 2003.

     On December 31, 2001, the Company restructured substantially all of its short-term and long-term debt into a series of convertible debentures and convertible notes. Under the restructured debt instruments as originally in effect, approximately 80% of the entire principal balance of the restructured debt was held pursuant to three separate convertible promissory notes (all of which are described below) and was not payable until January 1, 2004.

     Substantially all of the 80% of the restructured debt is held by the IBSS Class A Investors, LLC and the IBSS Class B Investors, LLC and became due on January 1, 2004. Pursuant to a separate Letter Agreement dated October 1, 2003 between the Company and IBSS Class A Investors, LLC and IBSS Class B Investors, LLC the terms of this debt were modified and amended.

     Under the terms of the October 1, 2003 Letter Agreement, the debtholders extended the maturity dates of their existing debentures to the earlier of December 31, 2006 or the date of the closing of the liquidity event (as defined in each debenture), extended by the expiration dates of both the stock purchase warrants and the contingent stock purchase warrants held by such debt holders, suspended interest accrual (which was payable under the convertible debentures in two annual installments, the first on January 1, 2003 and the second at the original maturity date) on certain conditions, delay the exercise dates of the convertible debentures, common stock purchase warrants, and contingent common stock purchase warrants, cancelled personal guarantees previously issued to these debtholders by George E. Mendenhall and Stuart E. Massey.

     The Company is currently in default under the remaining 20% of the restructured debt, which is short term debt that became due on January 1, 2004. This short term debt includes approximately $322,000 of outstanding principal plus interest that became due and owing on January 1, 2004 pursuant to a convertible promissory note dated March 15, 2001 in the face amount of $350,000 and issued to Fitz-John Creighton McMaster, which permits conversion of the outstanding principal amount to at least $388,880 shares of Common Stock (at a conversion price equal to or less than $0.25 per share). The Company is currently negotiating with Mr. McMaster to renew this note and extend the maturity date thereof.

     One of the promissory notes that was not restructured and represents a portion of this 20% of restructured debt is a convertible promissory note dated August 14, 2001 in the face amount of $125,000 and issued to Kirkman Finlay III. The terms of this note permit conversion of the outstanding principal amount into at least 138,889 shares of Common Stock (at a conversion price equal to or less than $0.90/share). The entire outstanding principal and accrued interest of $56,306.03 previously due and owing to Mr. Finlay under this note was converted into 402,186 shares of Common Stock (based on a conversion ratio of 1 share for every $0.14 of debt) on October 14, 2003.

     Another convertible promissory note comprising a portion of this 20% of the restructured debt is a note dated March 15, 2001 in the face amount of $300,000 and issued to Rice Street Associates, Ltd., which permits conversion of the outstanding principal amount into at least 333,333 shares of Common Stock (at a conversion price equal to or less than $0.90/share). This note was restructured in the fall of 2003 to become due on January 1, 2004. The Company paid off this note in full on December 31, 2003.

     In the months since the issuance of the Company’s outstanding convertible debt, a portion of the principal and accrued interest on the debt has been converted by its holders, into shares of our Common Stock. See the section below of this prospectus entitled “Selling Shareholders.” These debt conversions have reduced, and if continued in 2004 will continue to reduce, the Company’s short-term and long-term debt obligations.

     Warrants

     The GCA Warrants entitle GCA to purchase from the Company at any time until December 31, 2008, up to 1,000,000 GCA Warrant Shares (one for 937,500 shares and the other for 62,500 shares of Common Stock), which are fully paid and nonassessable shares of Common Stock. The Aggregate Warrant Price of $375,000 (which represents the cost of purchasing all of the GCA Warrant Shares) was computed under the terms of the GCA Financing as $0.40 per share (the “Per Share Warrant Price”), which is the exercise or strike price for converting one Warrant into one Warrant Share (or one share of Common Stock). Under the terms of the Warrants, the Aggregate Warrant Price is not subject to adjustment. However, the Per Share Warrant Price is subject to adjustment for, among other things, subsequent dilutive issuances by the Company and other adjustments for certain dividends, distributions, subdivisions, recombinations, reclassifications, reorganizations, consolidations, mergers or sales of assets. The terms of the GCA Warrants also provide that the holder shall not be permitted to exercise the warrants to the extent that any such exercise would cause the holder to become a beneficial owner of more than 5% of the Company’s outstanding Common Stock.

     Of the 1,392,361 shares of Common Stock issued and outstanding to the IBSS Class A Investors, LLC (i) 464,120 are shares of Common Stock convertible upon exercise of warrants under an Amended and Restated Common Stock Purchase Warrant (Class A Investors) dated October 1, 2003 and (ii) 928,241 are shares of Common Stock convertible upon exercise of the Amended and Restated Class A Contingent Common Stock Purchase Warrant dated October 1, 2003. These shares do not include 15,214,170 shares of Common Stock that the IBSS

Class A Investors, LLC are entitled to receive the exercise of an existing Common Stock Purchase Warrant dated October 1, 2003, which may be exercised at any time on or after October 1, 2004 through 5:00 p.m. eastern standard time on December 31, 2006.

     Of the 4,066,798 shares of Common Stock issued and outstanding to the IBSS Class B Investors, LLC, (i) 2,033,399 are shares of Common Stock convertible upon exercise of warrants under an Amended and Restated Common Stock Purchase Warrant (Class B Investors) dated October 1, 2003 and (ii) 2,033,399 are shares of Common Stock convertible upon exercise of an Amended and Restated Class B Contingent Common Stock Purchase Warrant dated October 1, 2003. These shares do not include 22,821,256 shares of Common Stock that the IBSS Class B Investors, LLC are entitled to receive upon exercise of an existing Common Stock Purchase Warrant dated October 1, 2003, which may be exercised at any time on or after October 1, 2004 through 5:00 p.m. eastern standard time on December 31, 2006.

     Elite Financial Communications Group, LLC (“Elite”) may receive up to 200,000 shares upon its exercise of a common stock purchase warrant dated October 28, 2003. Under the terms of the warrant, Elite has the right to exercise the option to convert the 200,000 on the following schedule of vesting and exercise prices: 50,000 shares vest on October 28, 2003 at $0.30 per share, 50,000 shares vest on the 91st day of the warrant at $0.35 per share, 50,000 shares vest on the 181st day of the warrant at $0.40 per share, and 50,000 shares vest on the 271st day of the warrant at $0.45 per share. The term of the options is five years.

     Liberty Union Life Assurance Corporation (“Liberty Union”) may receive up to 250,000 shares upon its exercise of a common stock purchase warrant dated December 5, 2003. Under the terms of the warrant, Liberty Union has the right to exercise the option to convert the 250,000 shares at $0.40 per share for a period of three (3) years from the date of the warrant.

     Mr. Berger may receive up to 75,000 shares upon his exercise of a common stock purchase warrant dated October 24, 2003. Under the terms of the warrant, Mr. Berger has the right to exercise the option to convert the 75,000 shares at $0.40 per share for a period of three (3) years from the date of the warrant.

     Dr. Cole may receive up to 125,0000 shares upon her exercise of a common stock purchase warrant dated November 21, 2003. Under the terms of the warrant, Dr. Cole has the right to exercise the option to convert the 125,000 shares at $0.40 per share for a period of three (3) years from the date of the warrant.

     Anti-Takeover Protections.

     Various provisions in our Articles, our Bylaws and in the South Carolina corporation statutes could deter and make it more difficult for a third party to bring about a merger, sale of control, or similar transaction involving the Company without approval of our board of directors, even if the transaction would be beneficial to our shareholders. These anti-takeover provisions make it less likely that a change in control will occur and tend to perpetuate existing management. The Company’s current anti-takeover provisions currently include:

•	provisions in our Articles establishing three classes of directors with staggered terms, which means that only one-third of the members of the board of directors is elected each year, and each director serves for a term of three years;

•	provisions in our Articles authorizing the board of directors to issue a series of preferred stock without shareholder action, which issuance could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, a controlling interest in us;

•	provisions in our Articles authorizing the board of directors to issue a series of preferred stock without shareholder action, which issuance could discourage a third party from attempting to acquire, or make it more difficult for a third party to acquire, a controlling interest in us;

•	provisions in our Articles prohibiting cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates;

•	provisions in our Bylaws relating to meetings of shareholders which limit who may call a meeting and what matters may be voted upon;

•	provisions in our Bylaws establishing advance notice requirements for nominations for election to the board of directors and for proposing matters that can be acted upon by shareholders at shareholder meetings; and

•	state law provisions that require two-thirds of the shareholders to approve mergers and similar transactions and amendments to our articles of incorporation.

     In addition, the South Carolina Business Combination Act, the South Carolina Control Share Acquisition Act and the vesting terms of our stock option plans may discourage, delay or prevent a change in control of our company.

PLAN OF DISTRIBUTION

     The selling shareholders and any of their respective pledgees, donees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the OTCBB or any stock exchange, market, or trading facility on which shares of our Common Stock are traded or in private transactions with third parties. These sales may be at fixed or negotiated prices. The selling shareholders may use one or more of the following methods when selling shares:

•	ordinary brokerage transactions or transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchasers by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	short sales that are not violations of the laws and regulations of any state and the Untied States;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at s stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method currently permitted by applicable law.

     The selling shareholders may also sell under Rule 144 under the Securities Act of 1933, as amended, if available rather than under this prospectus. The selling shareholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling shareholders may also engage in short sales against the box, puts, and calls and other transactions in our securities and may sell or deliver shares in connections with these trades.

     Pursuant to the Equity Line with Dutchess, we may periodically sell shares of Common Stock to Dutchess to raise capital to fund our working capital needs. The periodic sale of shares to Dutchess is known as a Put. Under a Put, we may request an advance to draw down a portion of the Equity Line by delivering a Put Notice to Dutchess of draw down of a portion of the Equity Line. A closing will be held seven business days after the Put Date, at which time we will deliver shares of Common Stock and Dutchess will pay the Purchase Price (as defined below). We may request advances under the Equity Line once the underlying shares are registered with the Commission pursuant to this registration statement. Thereafter, we may continue to request advances until Dutchess has advanced $10,000,000.

     Each Put will contain an amount of Common Stock to be sold to Dutchess equal to either (at the Company’s discretion): (i) 200% of the average daily volume (U.S. Market only) of the Common Stock for the 10 trading days prior to the Put Date multiplied by the average of the three daily closing best bid prices of Common Stock immediately preceding the Put Date or (ii) $20,000. In no event will the Put Amount be more than $1,000,000 with respect to any single Put.

     The Purchase Price for each share of Common Stock subject to a Put is 95% of the lowest best bid price of Common Stock during the period beginning on a Put Date and ending on and including the date that is five trading days after such Put Notice Date (the “Pricing Period”), with a net floor price of $.45. Following Dutchess’ receipt of a Put Notice, Dutchess will be required to purchase from the Company during the related Pricing Period that number of shares of Common Stock having an aggregate Purchase Price equal to the lesser of (i) the Put Amount set forth in the Put Notice, and (ii) 20% of the aggregate trading volume of the Common Stock during the applicable Pricing Period multiplied by 95% of the lowest best bid prices of the Common Stock during the specified Pricing Period, provided such shares bear no restrictive legend and are not subject to stop transfer restrictions. The Equity Line also contains a floor provision, which permits the Company (in its discretion) to withdraw that portion of the Put Amount if the closing bid price of Common Stock during the applicable Pricing Period with respect a Put Notice is less than 75% of the lowest closing best bid prices of the Common Stock for 15 trading days prior to each Put Notice Date or less than $0.45.

     Under the provisions of Section 2(a)(11) of the Securities Act, Dutchess is deemed, as a matter of law, to be a “underwriter” with respect to the sale of Common Stock under the Equity Line. As of the date of this prospectus, Dutchess does not have a material relationship with the Company.

     Under the terms of the Equity Line, the Company is obligated to indemnify Dutchess against certain losses and liabilities. The terms of the registration rights agreement relating to the Equity Line provides that the Company is to indemnify Dutchess against, among other things, certain losses, claims, and other liabilities arising as a result of claims that are made based upon, among other things, any untrue statement or alleged untrue statement of material fact (or omission of a material fact) contained in the final prospectus filed by the Company with the Commission or in this registration statement (or post-effective amendment or state blue sky filings), and any violation by the Company of the Securities Act, the Securities Exchange Act of 1934, or state blue sky laws.

     Similarly, the terms of the investment agreement relating to the Equity Line provide that the Company and Dutchess are to indemnify each other against, among other things, certain losses, claims, and other liabilities arising out of any misrepresentation or breach of a representation in the investment agreement or any document contemplated thereby, any cause of action, any breach of a covenant, agreement, or obligation of Dutchess or the Company contained in the investment agreement or any documents contemplated thereby, and any cause of action, suit, or claim brought by a third party against Dutchess or the Company arising out of the execution and delivery of the investment agreement or any document contemplated thereby.

     This prospectus relates to the offer and sale of the shares by certain of the Company’s selling shareholders. These securities were issued by the Company to the selling shareholders identified above in a private placement under one or more exemptions from registration under federal and state securities laws. This prospectus has been prepared in connection with registering the future sale of shares of Common Stock by the selling shareholders. We have undertaken to register the sale of the shares by the selling shareholders as required by the terms of the existing agreements between the Company and several of the selling shareholders. Although we have registered the shares for sale under the terms of these agreements, the registration of such securities does not necessarily mean that any of the securities will be offered or sold by the selling shareholders.

     Although we will not receive any proceeds from the sale of shares of Common Stock held by the selling shareholders in this offering (other than Dutchess, as described above), we will receive proceeds from the sale of Common Stock under the Equity Line and upon exercise of any common stock purchase warrants held by certain selling stockholders. The securities offered hereunder may be sold from time to time to purchasers directly by the selling shareholders, or under some circumstances, donees, pledgees, transferees or other successors in interest of the selling shareholders. Alternatively, the selling shareholders, or their transferee(s), may from time to time offer the securities through dealers or agents, who may receive compensation in the form of commissions from the selling shareholders, or their transferee(s), and/or the purchasers of the Shares for whom they may act as agent. The selling shareholders, or their transferee(s), and any dealers or agents that participate in the distribution of the securities may be deemed to be statutory “underwriters” within the meaning of the Securities Act and any profit on the sale of the securities by them and any commissions received by any unaffiliated brokers or dealers might be deemed to be underwriting commissions under the Securities Act.

     At the time a particular offer to sell the securities is made, a prospectus supplement, if required, will be distributed by the Company that will set forth the name and names of any dealers or agents and any commissions and other terms constituting compensation from the selling shareholders, or their transferee(s), and any other required information. The securities may be sold from time to time at varying prices determined at the time of sale or at negotiated prices.

     In order to comply with the securities laws of certain states, if applicable, some of the securities offered hereunder may be sold only through registered or licensed brokers or dealers. In addition, in some states, the securities may not be sold unless they have been registered or qualified for sale in that state or an exemption from that state’s registration or qualification requirement is available and is complied with.

     The securities offered hereunder may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the securities as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal, and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (d) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (e) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. In effecting sales, broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate.

SELLING SHAREHOLDERS

     The selling shareholders in the offering are listed below. The selling shareholders have voting and dispositive power with respect to all of the shares of Common Stock upon their purchase of the same (or exercise of the warrants, as applicable). No selling shareholder (nor any of its officers, executives, directors, or affiliates (if any)) has held a position or office or, to our knowledge, otherwise had a control or other material relationship with the Company or its affiliates within the past three years. The selling shareholders may sell the following class(es) of securities in the following amounts and percentages:

Total	Percentage
Percentage	Percentage	of
of	of	Outstanding
Outstanding	Total Shares of	Common	Shares To
Shares	Shares	Common	Stock,	Be
Beneficially	Beneficially	Stock,	Assuming	Beneficially
Owned	Owned	Assuming Full	Full	Shares To Be	Owned
Selling	Before The	Before The	Exercise of	Exercise of	Sold In The	After The
Shareholder	Offering (1)	Offering	Warrants (2)	Warrants	Offering	Offering

GCA Financing, Inc.	2,250,000	(3)	8.05%	2,250,000	(3)	8.05%	2,250,000	(3)	0%
Dutchess Private Equities Fund, L.P.	0	(4)	0	%(4)	0	0%	5,000,000	(4)	0%
IBSS Class A Investors, LLC	1,392,361	(5)	4.92%	16,606,531	(5)	38.13%	16,606,531	(5)	0%
IBSS Class B Investors, LLC	4,066,798	(6)	13.11%	26,888,054	(6)	49.94%	26,888,054	(6)	0%
Steve Swanson	391,677	1.45%	391,677	1.45%	391,677	0%
Kirkman Finlay III	402,186	1.49%	402,186	1.49%	402,186	0%
Steve Scott	750,000	2.78%	750,000	2.78%	750,000	0%
Emily Shane	250,000	*	250,000	*	250,000	0%

				Total		Percentage
		Percentage		Percentage		of
		of		of		Outstanding
		Outstanding	Total Shares of	Common		Shares To
	Shares	Shares	Common	Stock,		Be
	Beneficially	Beneficially	Stock,	Assuming		Beneficially
	Owned	Owned	Assuming Full	Full	Shares To Be	Owned
Selling	Before The	Before The	Exercise of	Exercise of	Sold In The	After The
Shareholder	Offering (1)	Offering	Warrants (2)	Warrants	Offering	Offering

Elite Financial	200,000 (7)	*	200,000 (7)	*	200,000 (7)	0%
Liberty Union	750,000 (8)	2.76%	750,000 (8)	2.76%	750,000 (8)	0%
C. Joseph Berger	225,000 (9)	*	225,000 (9)	*	225,000 (9)	0%
Dr. Dollie Cole	375,000 (10)	1.39%	375,000 (10)	1.39%	375,000 (10)	0%

*	Less than 1%.

     (1)  Based on 26,949,328 shares of Common Stock outstanding as of January 30, 2004, together with securities exercisable or convertible into shares of Common Stock within 60 days of January 30, 2004 for certain selling shareholders. In calculating the foregoing information, we have assumed that, upon completion of the offering or offerings under this prospectus, each selling shareholder listed above that holds warrants exercisable into Common Stock will have properly exercised their warrants and sold all of the shareholder’s respective securities offered under this prospectus. Because the number of shares of Common Stock issuable upon exercise of the warrants held by each individual selling shareholder is dependent, in part, upon (i) the market price of Common Stock prior to exercise of the warrants and (ii) the specific mechanics of conversion under the differing terms of each warrant, the actual number of shares of Common Stock that will be issued upon exercise of the warrants will fluctuate daily and cannot be precisely determined at this time. In addition, the selling shareholders may decide to exercise all, some or none of the warrants or may decide to offer and sell all, some, or none of the shares of Common Stock (or shares issuable upon exercise of the warrants) under this prospectus. In addition, under some circumstances, the respective donees, pledges, and transferees, or other successors in interest of the selling shareholders (if any) may also sell the shares listed above as being held by such selling shareholder and offered under this prospectus.

     (2)  These amounts include (a) shares of Common Stock that are beneficially owned, as defined in footnote (1) above, and (b) shares of Common Stock that may be acquired upon the exercise of warrants that become exercisable more than 60 days from January 30, 2004 which are not deemed to be beneficially owned.

     (3)  Of these 2,250,000 shares of Common Stock, 1,000,000 shares are issuable upon exercise by GCA of two separate common stock purchase warrants, one for 937,500 shares and the other for 62,500 shares of Common Stock.

     (4)  Under the terms of the Equity Line, Dutchess is obligated to purchase from the Company up to $10,000,000 of Common Stock in specified amounts and at specified times and prices. Consequently, the specific amount of shares of Common stock to be purchased by Dutchess (and sold hereunder) will vary depending on the market price of shares of Common Stock at the time Dutchess is required to purchase such shares and cannot be precisely determined at this time. The Equity Line contains specific provisions on calculating market price at the time of sale and the Company does not plan to sell more than 5,000,000 shares of Common Stock to Dutchess under the Equity Line. For greater detail on how and when Dutchess is obligated to purchase its shares of Common Stock from the Company for resale, see the section of this prospectus entitled “Dutchess Equity Line of Credit.”

     (5)  Of these 1,392,361 shares of Common Stock, (i) 464,120 are shares of Common Stock convertible upon exercise of warrants under an Amended and Restated Common Stock Purchase Warrant (Class A Investors) dated October 1, 2003 and (ii) 928,241 are shares of Common Stock convertible upon exercise of the Amended and Restated Class A Contingent Common Stock Purchase Warrant dated October 1, 2003. IBSS Class A Investors, LLC also is entitled to receive 15,214,170 shares upon the exercise of an existing Common Stock Purchase Warrant dated October 1, 2003, which may be exercised at any time on or after October 1, 2004 through 5:00 p.m. eastern standard time on December 31, 2006, which shares are not deemed to be beneficially owned as of January 30, 2004.

     (6)  Of these 4,066,798 shares of Common Stock, (i) 2,033,399 are shares of Common Stock convertible upon exercise of warrants under an Amended and Restated Common Stock Purchase Warrant (Class B Investors) dated October 1, 2003 and (ii) 2,033,399 are shares of Common Stock convertible upon exercise of an Amended and Restated Class B Contingent Common Stock Purchase Warrant dated October 1, 2003. IBSS Class B Investors, LLC also is entitled to receive 22,821,256 shares upon exercise of an existing Common Stock Purchase Warrant dated October 1, 2003, which may be exercised at any time on or after October 1, 2004 through 5:00 p.m. eastern standard time on December 31, 2006, which shares are not deemed to be beneficially owned as of January 30, 2004.

     (7)  All 200,000 shares of Common Stock are to be received by Elite Financial Communications Group, LLC (“Elite”) upon its exercise of a common stock purchase warrant dated October 28, 2003. Under the terms of the warrant, Elite has the right to exercise the option to convert the 200,000 under a specified schedule of vesting and exercise prices. 100,000 shares are currently vested, 50,000 shares vest on the 181st day of the warrant, and the remaining 50,000 shares vest on the 271st day of the warrant. The term of the warrant is five (5) years.

     (8)  Of these 750,000 shares of Common Stock, 250,000 shares are to be received by Liberty Union upon its exercise of a common stock purchase warrant dated December 5, 2003.

     (9)  Of these 225,000 shares of Common Stock, 75,000 shares, are to be received by Dr. Berger upon exercise of a common stock purchase warrant dated October 24, 2003.

     (10)  Of these 375,000 shares of Common Stock, 125,0000 shares, are to be received by Dr. Cole upon exercise of a common stock purchase warrant dated November 21, 2003.

LEGAL PROCEEDINGS

     We are not currently involved in any material legal proceedings.

EXPERTS

     The validity of the issuance of the shares of Common Stock offered under this prospectus will be passed upon for us by Parker, Poe, Adams & Bernstein L.L.P. of Charlotte, North Carolina.

WHERE TO FIND MORE INFORMATION ABOUT IBSS

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

CONSOLIDATED FINANCIAL STATEMENTS INDEX

Pages

Report of Independent Accountants	F-2
Consolidated Financial Statements (Audited):
Balance Sheets	F-3
Statements of Operations	F-4
Statements of Changes in Shareholders’ Equity (Deficiency)	F-5
Statements of Cash Flows	F-6
Notes to Financial Statements	F-7 to F-25
Consolidated Financial Statements (Unaudited):
Balance Sheets	F-26
Statements of Operations	F-27
Statements of Cash Flows	F-28
Notes to Financial Statements	F-29 to F-32

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Integrated Business Systems and Services, Inc.
Columbia, South Carolina

We have audited the accompanying consolidated balance sheets of Integrated Business Systems and Services, Inc. and its subsidiary (the “Company”) as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders’ equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a current year net loss, an accumulated deficit, and a working capital deficiency. These and other factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

SCOTT MCELVEEN, L.L.P.

/s/ Scott McElveen, L.L.P.

Columbia, South Carolina
March 24, 2003

Integrated Business Systems and Services, Inc.
Balance Sheets
December 31,

	2002	2001

Assets
Current assets:
Cash and cash equivalents	$55,874	$6,100
Accounts receivable, trade, net of allowance of $0 and $8,399 in 2002 and 2001, respectively	202,970	347,969
Accounts receivable, other	––	9,000
Related party notes receivable, net of allowance for loan losses of $207,200 in 2001	––	50,000
Interest receivable	26,539	24,635
Unbilled revenue	––	38,856
Other prepaid expenses	63,809	35,941
Total current assets	349,192	512,501
Capitalized software costs, net	241,294	420,511
Property and equipment, net	399,849	564,067
Related party receivable	18,200	27,994
Other assets	11,479	4,154
Total assets	$1,020,014	$1,529,227
Liabilities and Shareholders’ Equity (Deficiency)
Current liabilities:
Notes payable, net of discount	$696,000	$696,227
Current portion of long-term debt	150,000	—
Accounts payable	190,423	405,145
Accrued liabilities:
Accrued compensation and benefits	519,576	521,305
Accrued payroll taxes	241,726	322,772
Accrued professional fees	170,920	254,420
Accrued interest	377,857	35,050
Accrued rent	100,223	—
Other	33,391	44,049
Deferred revenue	73,327	93,377
Total current liabilities	2,553,443	2,372,345
Long-term debt, net of discount	2,051,488	2,145,037
Long-term accrued compensation and benefits	—	83,219
Total liabilities	4,604,931	4,600,601
Commitments and contingencies
Shareholders’ equity (deficiency):
Preferred stock, undesignated par value, 10,000,000 shares authorized, issued none	—	—
Common shares, voting, no par value, 100,000,000 shares authorized, 22,230,258 and 17,774,694 shares outstanding at December 31, 2002 and 2001, respectively	19,877,678	18,041,226
Notes receivable officers/directors	(131,080)	(131,080)
Unearned compensation	(42,581)	—
Accumulated deficit	(23,288,934)	(20,134,167)
Non-controlling interest in net assets	—	(847,353)
Total shareholders’ equity (deficiency)	(3,584,917)	(3,071,374)
Total liabilities and shareholders’ equity (deficiency)	$1,020,014	$1,529,227

The accompanying notes are an integral part of these financial statements.

Integrated Business Systems and Services, Inc.
Statements of Operations
for the years ended December 31,

	2002	2001	2000

Revenues
Services	$2,728,355	$1,994,653	$752,173
Software licensing	506,590	153,750	850,000
Maintenance	67,799	102,671	146,779
Hardware sales	84,802	1,406,208	633,116

Total revenues	3,387,546	3,657,282	2,382,068

Cost of revenues
Services	1,023,634	1,239,215	654,502
Software licensing	190,023	225,103	172,936
Maintenance	87,623	96,402	143,997
Hardware sales	66,280	1,091,531	527,717

	1,367,560	2,652,251	1,499,152

Gross margin	2,019,986	1,005,031	882,916

Operating expenses
General and administrative	2,512,321	4,161,730	3,310,762
Sales and marketing	311,402	1,707,415	1,465,410
Research and development costs	376,660	735,540	306,721
Restructuring and impairment charges	—	1,841,272	—
Bad debt expense	51,126	232,292	—

Total operating expenses	3,251,509	8,678,249	5,082,893

Loss from operations	(1,231,523)	(7,673,218)	(4,199,977)
Loss on disposal of equipment	(11,999)	(5,151)	(8,582)
Other income	128,050	83	101,384
Interest income	4,442	32,912	170,207
Interest expense	(1,196,384)	(3,800,341)	(117,452)
Loss on equity investment	—	(657,840)	(165,920)
Non-controlling interest	(847,353)	847,353	—

Net loss	$(3,154,767)	$(11,256,202)	$(4,220,340)

Loss per share:
Net loss
Basic and diluted	$(0.17)	$(0.71)	$(0.31)

The accompanying notes are an integral part of these financial statements.

Integrated Business Systems and Services, Inc.
Statements of Changes in Shareholders’ Equity (Deficiency)
for the three years ended December 31, 2002

	Number of	Common	Notes		Accumulated	Total
	Common	Shares	Receivable		Deficit and	Shareholders’
	Shares	Carrying	Officers/	Unearned	Minority	Equity
	Outstanding	Value	Directors	Compensation	Interest	(Deficiency)

Balance, December 31, 1999	10,537,635	$4,142,098	$(190,800)	$—	$(4,657,625)	$(706,327)
Sale of common shares	1,700,000	4,899,190	—	—	—	4,899,190
Subordinated debt converted to common shares	163,934	180,000	—	—	—	180,000
Exercise of options	256,300	168,574	—	—	—	168,574
Exercise of warrants	1,587,000	1,438,538	—	—	—	1,438,538
Net loss	—	—	—	—	(4,220,340)	(4,220,340)
Balance, December 31, 2000	14,244,869	10,828,400	(190,800)	—	(8,877,965)	1,759,635
Sale of common shares	1,020,000	408,600	—	—	—	408,600
Subordinated debt converted to common shares	1,320,000	1,650,000	—	—	—	1,650,000
Payment of notes receivable officers/directors	—	—	59,720	—	—	59,720
Issuance of warrants	—	1,979,131	—	—	—	1,979,131
Long-term debt beneficial conversion	—	2,142,724	—	—	—	2,142,724
Exercise of options	21,700	22,908	—	—	—	22,908
Exercise of warrants	1,168,125	1,009,463	—	—	—	1,009,463
Net loss	—	—	—	—	(11,256,202)	(11,256,202)
Non-controlling interest in net assets	—	—	—	—	(847,353)	(847,353)
Balance, December 31, 2001	17,774,694	18,041,226	(131,080)	—	(20,981,520)	(3,071,374)
Sale of common shares	523,985	142,000	—	—	—	142,000
Subordinated debt converted to common shares	3,821,010	767,851	—	—	—	767,851
Accounts payable converted to common shares	38,117	62,845	—	—	—	62,845
Accounts payable converted to warrants	—	30,000	—	—	—	30,000
Issuance of warrants	—	472,112	—	—	—	472,112
Deferred stock compensation	—	122,869	—	(42,581)	—	80,288
Long-term debt beneficial conversion	—	228,076	—	—	—	228,076
Exercise of options	72,452	10,699	—	—	—	10,699
Net loss	—	—	—	—	(3,154,767)	(3,154,767)
Non-controlling interest in net assets	—	—	—	—	847,353	847,353
Balance, December 31, 2002	22,230,258	$19,877,678	$(131,080)	$(42,581)	$(23,288,934)	$(3,584,917)

The accompanying notes are an integral part of these financial statements.

Integrated Business Systems and Services, Inc.
Statements of Cash Flows
for the years ended December 31,

	2002	2001	2000

Operating activities
Net loss	$(3,154,767)	$(11,256,202)	$(4,220,340)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	148,879	154,312	93,342
Provision for losses on notes and accounts receivable	41,601	215,599	—
Amortization of software costs	179,217	179,219	168,271
Loss on disposal of equipment	11,999	5,151	8,582
Loss on equity investments	—	657,840	165,920
Non-controlling interest in net loss	847,353	(847,353)	—
Non-cash interest expense	815,263	3,525,606	—
Non-cash restructuring and impairment charges	—	1,841,272	—
Deferred compensation	80,288	—	—
Issuance of warrants and stock for professional services	72,000	174,873	—
Exercise of options in exchange of accounts receivable	—	—	(283,760)
Write off of accounts payable	—	—	(90,285)
Changes in operating assets and liabilities:
Accounts receivable	162,398	(1,191,310)	(923,692)
Unbilled revenue	38,856	(38,856)	28,885
Interest receivable	(1,904)	627	(25,262)
Prepaid expenses and other assets	(35,193)	28,868	(15,744)
Accounts payable	(151,877)	159,728	206,479
Accrued expenses	182,878	1,128,271	(239,358)
Deferred revenue	(20,050)	45,227	(40,123)

Cash used in operating activities	(783,059)	(5,217,128)	(5,167,085)

Investing activities
Payment for purchases of equity interests in affiliates	—	(540,000)	—
Sale (purchase) of investments	—	50,000	(50,000)
Purchases of property and equipment	(560)	(155,883)	(519,620)
Proceeds from sale of property and equipment	3,900	5,703	—
Related party receivables, net	9,794	58,905	(122,725)

Cash provided by (used in) investing activities	13,134	(581,275)	(692,345)

Financing activities
Payments on notes payable, net	(175,000)	—	(28,976)
Proceeds from issuance of convertible debt	839,000	2,836,640	—
Sale of common shares	100,000	408,600	4,872,069
Proceeds from exercise of common stock options and warrants	10,699	1,032,371	1,634,233
Proceeds from issuance of convertible promissory notes	45,000	826,000	—

Cash provided by financing activities	819,699	5,103,611	6,477,326

Net increase (decrease) in cash	49,774	(694,792)	617,896
Cash and cash equivalents at beginning of period	6,100	700,892	82,996

Cash and cash equivalents at end of period	$55,874	$6,100	$700,892

The accompanying notes are an integral part of these financial statements.

Note 1. Going Concern:

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, Integrated Business Systems and Services, Inc. (“IBSS”) has a working capital deficiency and an accumulated deficit of approximately $2,204,000 and $23,289,000, respectively at December 31, 2002. Ultimately, IBSS’ viability as a going concern is dependent upon its ability to generate positive cash flows from operations, maintain adequate working capital and obtain satisfactory long-term financing. However, there can be no assurances that IBSS will be successful in the above endeavors.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should IBSS be unable to continue as a going concern. IBSS’ plans include the following, although it is not possible to predict the ultimate outcome of IBSS’ efforts.

Cost and Expense Reductions. IBSS has continued the comprehensive internal restructuring and cost reduction program implemented during the third quarter of 2001. The implementation of that program is now substantially complete and has resulted in a reduction of almost 70% in IBSS’ monthly gross cash requirements. Included in the program were measures that resulted in substantial reductions in IBSS’ largest expense categories of human resource and payroll-related expenses. These measures included reductions in non-essential staff, deferrals of executive compensation, reductions in overall staff compensation rates, scale-backs in certain employee benefit programs, reductions in rates paid for health insurance and reductions in employee travel, accommodation and hiring costs. In addition, IBSS has achieved significant cash flow relief through the discontinuance of non-essential third party consulting and service arrangements and the renegotiation of other third party contracts, including those in the areas of public relations, investor relations, financial advisory services, financial printing and industry research. During the first quarter of 2003, in addition to the reductions outlined above, IBSS was able to reduce by approximately 80% the costs associated with its operating facilities, including reductions in its lease obligations and its expenditures for furniture, fixtures and equipment. In the absence of any substantial infusion of growth capital during the year, IBSS has no plans during 2003 for any significant capital expenditures or any material increases in its monthly cash requirements.

Investor Debt and Other Payables. On December 31, 2001, IBSS achieved almost complete debt service relief for 2002 and 2003 through the restructuring of substantially all of its short-term and long-term investor debt. Under the restructured debt instruments, approximately 90% of the principal balance is not payable until the first quarter of 2004. The first interest payment is not due until January 2003, and the second interest payment is not due until maturity in 2004.

     In the months since the issuance of IBSS’ currently outstanding convertible debt, holders of a portion of this debt have converted the principal and accrued interest on all or a portion of their debt into common stock. Holders of the convertible debt have also indicated their desire to convert additional amounts of their debt into common stock during the first quarter of 2003. Although these conversions have reduced and will continue to reduce IBSS’ principal and interest obligations, in the first quarter of 2003, IBSS will be faced with principal and interest obligations on the remaining convertible debt that it will not be able to satisfy from currently projected cash flows from operations. Accordingly, at year-end, IBSS was in the process of renegotiating with the holders of this debt the amount and timing of payments to be made on such remaining debt. (See Note 18.)

IBSS has also established long-term payout arrangements with respect to substantially all of its unsecured trade accounts payable. In addition, where permitted under securities laws, IBSS has satisfied certain third party obligations through restricted stock grants.

Additional Capital. Since December 31, 2001, IBSS has raised approximately $984,000 in additional investor funding through the issuance of common stock, two-year convertible debentures and common stock purchase warrants. IBSS is seeking to raise additional capital during 2003 through the private placement of convertible debt or equity securities. Because of several factors, including the operating, market and industry risks associated with an investment in its common stock, the fact that IBSS’ common stock is no longer traded on the Nasdaq Stock Market and is currently traded on the Over-the-Counter Bulletin Board maintained by the NASD, and the continued weakness in the capital markets in general and the technology sectors in particular, IBSS may experience difficulty in raising additional financing until its operating results or overall market conditions reflect sustained improvement.

Note 2. Summary of Significant Accounting Policies:

All financial information presented in these financial statements is expressed in U.S. dollars, except as otherwise noted. The Canadian exchange rates to one U.S. dollar at December 31, 2002 and 2001 were $1.5769 and $1.5911, respectively.

IBSS is in the business of providing computer technology products and services to industrial manufacturers and on-line transaction processing businesses primarily in the United States. IBSS’ principal business areas are: (1) installing, licensing and servicing systems developed by IBSS that help manage the shop floor transactions of manufacturing facilities (the “Synapse for Manufacturing System”) using IBSS’ software Synapse, which manages on-line computer transactions; (2) providing systems integration services to manufacturing companies; and (3) developing and marketing Synapse for Printing (for the printing industry’s publishing and distribution processes) and Synapse HR (for tracking of employee FMLA leave and as an absence management tool).

IBSS’ primary efforts are now directed to the development of a market for its Synapse for Manufacturing, Synapse Government e-Printing, Synapse Composer and the Synapse Application Development Platform software and integration services.

Basis of Consolidation – In 2002 and 2001, the consolidated financial statements include the accounts of IBSS and its majority-owned subsidiary (Synamco, L.L.C.) (collectively “IBSS”). At December 31, 2000, IBSS did not have any consolidated affiliates.

Cash and Cash Equivalents – IBSS considers all highly liquid investments with a maturity of three months or less at date of acquisition to be cash equivalents.

Property and Equipment – Property and equipment, including certain support software acquired for internal use, are stated at cost less accumulated depreciation and amortization. Property and equipment are depreciated on a straight-line basis over their estimated useful lives, generally ranging from five to seven years. Leasehold improvements are amortized over the lesser of the term of the respective lease or estimated useful life of the improvement. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. Upon retirement or sale, the cost of the disposed asset and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is credited or charged to income.

Goodwill and Other Intangible Assets – In accordance with the provisions of SFAS No. 142, IBSS tests goodwill and other intangible assets with indefinite lives for impairment on an annual basis (or on an interim basis if an event occurs that might reduce the fair value of the reporting unit below its carrying value.).

Investment in Affiliated Company - The equity method of accounting is used for companies and other investments in which IBSS has significant influence; generally this represents common stock ownership or partnership equity of at least 20% and not more than 50%. IBSS’ investments in affiliates are stated at cost, adjusted for equity in undistributed earnings or losses, since acquisition.

Revenue Recognition - IBSS’ revenues are generated primarily by licensing to customers standardized manufacturing software systems and providing integration services, automation and administrative support and information services to the manufacturing industry. IBSS recognizes revenues related to software licenses and software maintenance in compliance with the American Institute of Certified Public Accountants Statement of Position No. 97-2, “Software Revenue Recognition,” as amended.

IBSS generally recognizes revenue when all of the following criteria are met as set forth in paragraph 8 of SOP 97-2: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the fee is fixed or determinable; and (4) collectibility is probable. Each of these four criteria above is defined as follows:

Persuasive evidence of an arrangement exists. It is IBSS’ customary practice to have a written contract, which is signed by both the customer and IBSS or, in situations where a contract is not required; a customer purchase order has been received.

Note 2. Summary of Significant Accounting Policies (continued):

Revenue Recognition (continued) - Delivery has occurred. IBSS’ software may be either physically or electronically delivered to the customer. Delivery is deemed to have occurred upon the delivery of the electronic code or the shipment of the physical product based on standard contractual committed shipping terms, whereby risk of loss passes to the customer when the shipment is picked up by the carrier. If undelivered products or services exist in an arrangement that are essential to the functionality of the delivered product, delivery is not considered to have occurred until these products or services are delivered as described above.

The fee is fixed or determinable. IBSS’ customers generally pay a per-license fee that is based on the number of servers on which the software is installed, the size of the application that they will develop for the software, the options provided for those servers, and the number of client workstations that access the server. Additional license fees are due when the total number of subscribers using IBSS’ products increases beyond the specified number for which a license was purchased or when additional options are added. License fees are generally due within 30-45 days from product delivery.

Collectibility is probable. Collectibility is assessed on a customer-by-customer basis. IBSS typically sells to customers with high credit ratings and solid payment practices. New customers are subjected to a credit review process in which IBSS evaluates the customers’ financial position and ultimately their ability to pay. If it is determined from the outset of an arrangement that collectibility is not probable based upon the credit review process, revenue is recognized as cash payments are received.

IBSS’ agreements with its customers and resellers do not contain product return rights. Revenues from maintenance, which consist of fees for ongoing support and product updates, are recognized ratably over the term of the contract, typically one year. Consulting revenues are primarily related to implementation services performed on a time and materials basis under separate service arrangements.

Research and Development – Research and development costs consist of expenditures incurred during the course of planned search and investigation aimed at discovery of new knowledge which will be useful in developing new products or processes, or significantly enhancing existing products or production processes, and the implementation of such through design, testing of product alternatives or construction of working models. Such costs are charged to operations as incurred.

Impairment of Long-Lived Assets – In 2002, IBSS adopted Statement of Financial Accounting Standards (“SFAS”) No. 144. SFAS No. 144 replaced SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of.” SFAS No. 144 establishes a single accounting model for the impairment or disposal of long-lived assets including discontinued operations. On determining that assets have been impaired or are to be disposed of, including discontinued operations, IBSS measures the lower of the carrying value of fair value less costs to sell, whether reported in continuing operations or discontinued operations. IBSS reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used other than goodwill is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of their carrying amount or fair value of the assets. The recoverability of goodwill is assessed whenever the facts and circumstances suggest that the asset may be impaired and that the write-down is material. IBSS assesses the recoverability of goodwill by determining whether the unamortized goodwill balance can be recovered through undiscounted future cash flows.

Software Development Costs – Under the provisions of SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” issued by the Financial Accounting Standards Board (“FASB”), certain costs incurred in the internal development of computer software, which is to be licensed to customers, are capitalized. Amortization of capitalized software costs is provided upon commercial release of the products at the greater of the amount using (i) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues of that product or (ii) the straight-line method over the remaining estimated economic life of the product including the period being reported on. IBSS generally amortizes capitalized software costs on a straight-line basis over five years.

Note 2. Summary of Significant Accounting Policies (continued):

Costs that are capitalized as part of internally developed software primarily include direct and indirect costs associated with payroll, computer time and allocable depreciation and other direct allocable costs, among others. All costs incurred prior to the establishment of technological feasibility, which IBSS defines as the earlier to occur of (1) establishment of a detail program design or (2) the development of a working model, have been expensed as research and development costs during the periods in which they were incurred. Once technological feasibility has been achieved, costs of producing the product master are capitalized. Capitalization stops when the product is available for general release. The amount by which unamortized software costs exceed the estimated net realizable value, if any, is charged to income in the period it is determined. IBSS evaluates the net realizable value of capitalized computer software costs and intangible assets on an ongoing basis relying on a number of factors, including operating results, business plans, budgets and economic projections.

Because IBSS believes its current process for developing software is essentially completed concurrently with the establishment of a working model, no costs have been capitalized during 2002 or 2001.

Stock-Based Compensation – IBSS applies Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) and related interpretations in accounting for its stock-based compensation plans and applies the disclosure-only provisions of FASB Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), as amended by FASB Statement No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS 148”).

IBSS recognizes stock-based compensation expense for stock options granted to employees and non-employee directors if the quoted market price of the stock at the date of the grant or award exceeds the price, if any, to be paid by an employee for the exercise of the stock.

In 2002, IBSS recalculated the fair values of options granted during 2001 and 2000, utilizing estimates more in alignment with its experiences, and changed its method of accounting for forfeitures from estimation to actual. These changes have been reflected in the disclosures below. Had compensation cost for options granted under IBSS’ stock-based compensation plans and purchased under the employee stock purchase plan been determined based on the fair value at the grant dates consistent with SFAS 123, IBSS’ net income and earnings per share would have changed to the pro forma amounts listed below:

	2002	2001	2000

Net loss:
As reported	$(3,154,767)	$(11,256,202)	$(4,220,340)
Add: stock-based compensation expense included in reported net loss	80,288	—	—
Deduct: stock-based compensation expense determined under the fair value based method for all awards	(750,043)	(749,615)	(3,015,834)

Pro forma net loss	$(3,824,522)	$(12,005,817)	$(7,236,174)

Net loss per common share:
As reported:
Basic and diluted	$(0.17)	$(0.71)	$(0.31)

Pro forma:
Basic and diluted	$(0.20)	$(0.76)	$(0.54)

See Note 11 for more information regarding IBSS’ stock compensation plans and the assumptions used to prepare the pro forma information presented above.

Income Taxes – Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in future periods based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Note 2. Summary of Significant Accounting Policies (continued):

Equity Instruments – IBSS issues various types of debt and equity instruments in its efforts to meet the capital needs of the company.

IBSS follows APB 14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants” (“APB 14”) in its accounting for issuances of convertible debt with detachable stock purchase warrants. In accordance with APB 14, IBSS allocates the portion of proceeds of debt securities issued with detachable stock purchase warrants, which is allocable to warrants as paid-in capital, included as a component of its no par value common stock. IBSS determines the fair value of stock purchase warrants using Black-Scholes valuation techniques.

From time to time, IBSS issues convertible securities with beneficial conversion features, whereby the conversion feature is “in the money” and therefore there is a presumption that the debt will be converted prior to, or at, maturity. In accordance with FASB Emerging Issues Task Force (“EITF”) 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”, IBSS allocates a portion of the proceeds equal to the intrinsic value of the embedded beneficial conversion feature to additional paid-in-capital, included as a component of its no par value common stock. IBSS recognizes the proceeds allocated to the beneficial conversion feature as interest expense through the date of earliest conversion. IBSS limits the discount assigned to the beneficial conversion feature to the amount of proceeds allocated to the convertible instrument. During the year ended December 31, 2002 and 2001, interest expense attributable to the beneficial conversion feature was reduced by approximately $615,000 and $600,000, respectively, due to the limits imposed upon IBSS by EITF 98-5.

In accordance with EITF 00-27, “Application of Issue 98-5 to Certain Convertible Instruments” IBSS allocates the proceeds received in a financing transaction that includes a convertible instrument to the convertible instrument and any other detachable instruments included in the exchange on a relative fair value basis.

During the year ended December 31, 2001, IBSS granted fully exercisable warrants for services rendered. The fair market value of the warrants was calculated on the measurement date using the Black-Scholes pricing model and is generally amortized ratably over the term of the respective agreement or service period, whichever is shorter.

Use of Estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could materially differ from those estimates.

Concentrations of Credit Risk – Financial instruments, which potentially subject IBSS to concentrations of credit risk, consist principally of accounts receivable and cash in banks.

IBSS performs ongoing credit evaluations on certain of its customers’ financial condition, but generally does not require collateral to support customer receivables. IBSS places its cash and cash equivalents with high credit quality entities and limits the amount of credit exposure with any one entity.

Major Customers – IBSS derives a substantial portion of its gross revenues from sales to two major customers in 2002 and 2001, and sales to three major customers in 2000. For the years ended December 31, 2002, 2001 and 2000 sales to these customers totaled approximately $3,345,000, $3,526,000, and $2,006,000, respectively. Accounts receivable due from these customers were approximately $183,000 and $346,000 at December 31, 2002 and 2001, respectively.

Foreign Currency Transactions – Transaction gains and losses are included in the results of operations in the period in which they occur. Assets and liabilities are translated utilizing year-end exchange rates. IBSS did not have any transaction losses for the three years ended December 31, 2002.

Net Loss Per Share of Common Stock – All net loss per share of Common Stock amounts presented have been computed based on the weighted average number of shares of Common Stock outstanding in accordance with SFAS No. 128. Stock warrants and stock options are not included in the calculation of dilutive loss per common share because IBSS has experienced operating losses in all periods presented and, therefore, the effect would be antidilutive.

Note 2. Summary of Significant Accounting Policies (continued):

Financial Instruments – The carrying values of cash equivalents, accounts receivable and accounts payable approximate fair value due to their short maturities. The carrying value of IBSS’ notes payable and long-term debt at December 31, 2002 and 2001 approximate fair value as they bear interest at market rates.

Non-Controlling Interest in Net Assets – IBSS records the minority interest portion of its majority-owned operations, which are applicable to the minority interest partners, as a component of equity and in its statements of operations.

New Accounting Standards – In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations.” FAS No. 143 requires IBSS to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development, and/or normal use of the assets. IBSS also records a corresponding asset that is depreciated over the life of the long-lived asset. Subsequent to the initial measurement of the asset retirement obligation, the obligation will be adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation. IBSS was required to adopt SFAS No. 143 on January 1, 2003. The adoption of SFAS No. 143 is not expected to have a material effect on IBSS’ financial statements.

New Accounting Standards (continued) – In April 2002, the FASB issued SFAS No. 145, “Rescission of Financial Accounting standards Board Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” The Statement rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt,” and an amendment of that Statement, SFAS No. 64, “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” SFAS No. 145 recognizes that the use of debt extinguishment can be a part of the risk management strategy of a company and hence, the classification of all early extinguishment of debt as an extraordinary item may no longer be appropriate. In addition, the Statement amends SFAS No. 13, “Accounting for Leases,” to eliminate an inconsistency between the required account for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Provisions of this Statement, as they relate to Statement No. 13, are to be effective for transactions occurring after May 15, 2002. Provisions, which relate to Statement No. 4, are effective for fiscal years beginning after May 15, 2002. IBSS adopted SFAS No. 145 on January 1, 2003 and it is not expected to materially impact IBSS’ financial statements.

SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement addresses the accounting for costs associated with disposal activities covered by SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and with exit (restructuring) activities previously covered by Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” This Statement nullifies EITF Issue No. 94-3 in its entirety and requires that a liability for all costs be recognized when the liability is incurred. Generally, the ability to accrue for the cost of a workforce reduction plan at the communication date will be limited. The cost of the plan will be recognized over the future service period of the employees. The Statement will be applied prospectively to exit or disposal activities initiated after December 31, 2002.

In November 2002, the FASB issued Interpretation No. 45 “Guarantor’s Accounting and Disclosure Requirements for Guarantees Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and 107 and a rescission of FASB Interpretation No. 34.” This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on IBSS’ financial statements. The disclosure requirements are effective for financial statements of interim and annual periods ending after December 15, 2002.

Note 2. Summary of Significant Accounting Policies (continued):

New Accounting Standards (continued) – In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure and amendment of FASB Statement No. 123.” This statement amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. Effective January 1, 2003, IBSS adopted the disclosure requirements of SFAS No. 148 regarding disclosure requirements for financial statements for interim periods. IBSS has not yet determined whether it will voluntarily change to the fair value based method of accounting for stock-based employee compensation.

In January 2003, The FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51.” This interpretation addresses the consolidation by business enterprises of variable interest entities as defined in the Interpretation. The Interpretation applies immediately to variable interests in variable interest entities created after January 31, 2003, and to variable interests in variable interest entities obtained after January 31, 2003. The application of this Interpretation is not expected to have a material effect on IBSS’ financial statements. The Interpretation requires certain disclosures in financial statements issued after January 31, 2003 if it is reasonably possible that IBSS will consolidate or disclosure information about variable interest entities when the Interpretation becomes effective.

Reclassifications – Certain reclassifications have been made to the 2001 and 2000 financial statements to conform to the 2002 presentation.

Note 3. Acquisitions:

In June 2000, IBSS established the corporate charter of ASP*N, LLC (“ASP*N”), as a 25% joint venture with a financial services company. ASP*N’s primary purpose was to develop and implement technological strategies for application service providers.

During 2000, IBSS invoiced ASP*N approximately $500,000 for professional and technology services provided to Wilcam Systems, LLC (“Wilcam”) through ASP*N. On December 29, 2000, IBSS exercised its option for an additional 25% interest in ASP*N’s membership interests in exchange for the receivable balance of approximately $500,000 due from ASP*N, which management believes was recorded in accordance with EITF 00-8, “Accounting by a Grantee for an Equity Instrument to be Received in Conjunction with Providing Goods or Services.” After IBSS’ eliminations, the sale of services resulted in a net services revenue recognition of approximately $284,000. Expenses associated with these services were general and administrative expenses and are accordingly reflected as such in these financial statements. At December 31, 2000, IBSS owned a 43.02% interest in ASP*N, after certain dilutive effects occurring as a result of third party investments in ASP*N.

Note 3. Acquisitions (continued):

On November 10, 2000, ASP*N contributed professional and technology consulting services to Wilcam for a 50% equity interest in Wilcam’s Class B membership interests and purchased an additional 4% of Wilcam’s Class C non-voting membership interests for $600,000. On December 29, 2000, ASP*N exercised its option for 3.5% of Wilcam’s Class D membership interests. The November 10 and December 29, 2000 purchases of Class C and Class D non-voting membership interests diluted the Class B membership interests by 3.75%. At December 31, 2000, ASP*N’s resulting ownership percentages in Wilcam were 46.25% Class B, 4.0 % Class C and 3.5% Class D membership interests.

During 2000, IBSS loaned $305,000 to Wilcam for operational purposes. The note bears interest at the prime rate plus 1% and is due on demand. In addition, IBSS invoiced Wilcam approximately $165,000 for maintenance and consulting services. On January 17, 2001, IBSS converted approximately $180,000 of the Wilcam loan to a 1.2% equity interest in Wilcam’s Class D membership interests.

On March 22, 2001, IBSS purchased an additional 2.4% investment in Wilcam’s Class D non-voting membership interests for $360,000.

On October 1, 2001, IBSS assigned 12.05% of its investment in ASP*N to a 3rd party, resulting in a residual interest in ASP*N of 30.97%, and a cost basis of $500,000. In December 2001, Synamco, LLC was formed to continue development of Synapse-HR, a web-based federal Family Medical Leave Act attendance and benefits management software program. On December 13, 2001, IBSS exchanged its residual interest in ASP*N of 30.97% for 50.38% and 3.6% voting and non-voting membership interests, respectively, of Synamco, LLC membership interests. In accordance with EITF 98-7 “Accounting for Exchanges of Similar Equity Method Investments,” IBSS recorded the exchange transaction at the fair value of the net assets received by IBSS.

As of December 13, 2001, Synamco, LLC had software capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” of approximately $860,000, goodwill of approximately $982,000, and liabilities of approximately $1,842,000. The capitalized software was comprised principally of a Synapse license purchased from IBSS by Wilcam for approximately $500,000, and a portion of professional services purchased from IBSS by Wilcam for approximately $1,787,000.

At December 31, 2001, IBSS determined its investment in Synamco, L.L.C. and the related goodwill to be impaired under the provisions of SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.” Due to significant capital constraints, IBSS has not budgeted for any sales from Synamco, L.L.C. and therefore, the present value of estimated future cash flows is estimated by management to be minimal. As a result of the impairment analysis performed by IBSS, approximately $1,842,000 has been charged against 2001 operations.

Summarized financial information for the equity affiliate at December 31, 2000:

Accounts receivable	$51,548
Note receivable	85,000
Investment in affiliate, at equity	506,770

Total assets	$643,318

Current liabilities	$51,448
Note payable	93,691
Total capital	498,179

Total liabilities and capital	$643,318

Net sales	$—

Net loss	$(599,921)

During the fourth quarter of 2002, due to inactivity in Synamco, L.L.C., and no plans to expend significant efforts for the sales of Synapse-HR, IBSS forgave the receivable owed it for Synamco, L.L.C. in the approximate amount of $1,860,000, which had previously eliminated in consolidation. The effects of the forgiveness of the obligation eliminated the minority interest position in these financial statements.

Note 4. Capitalized Software Costs:

Capitalized software costs consist of the following at December 31:

	2002	2001
Internally developed software	$998,105	$998,105
Less accumulated amortization	(756,811)	(577,594)
Capitalized software costs, net	$241,294	$420,511

IBSS has determined that no write-down of capitalized software costs for impairment is necessary for the reporting periods included in these financial statements.

Note 5. Property and Equipment:

Property and equipment consists of the following at December 31:

	2002	2001

Computer equipment	$300,989	$353,733
Furniture and fixtures	145,399	178,086
Marketing equipment	107,514	107,514
Office and other equipment	95,582	95,878
Computer software	76,800	78,986
Leasehold improvements	39,071	52,516

	765,355	866,713
Less accumulated depreciation	(365,506)	(302,646)

Property and equipment, net	$399,849	$564,067

Note 6. Convertible Notes Payable:

	2002	2001

Notes payable to a third party bearing interest at 10%, principal and interest due January 1, 2003. Principal and interest are convertible into common shares at $0.83 per share.	$621,000	$576,000
Notes payable to a third party bearing interest at 10%, principal and interest due on demand. Principal and interest are convertible into common shares at $1.00 per share.	75,000	250,000

	696,000	826,000
Less discount	—	(129,773)

	$696,000	$696,227

As part of the notes payable financing, IBSS issued the debt holders 423,000 detachable warrants with 3-year terms, which entitle the holder to purchase one common share for each warrant. The warrants are exercisable at prices ranging from $1.00 to $3.30 per share.

Note 7. Long-Term Debt:

During 1999, IBSS issued $1,250,000 principal amount of convertible notes (the “Convertible Notes”) that were due in full on January 1, 2002. Interest on the Convertible Notes was payable quarterly commencing in October 1999 at rates ranging from 7% to 10%. The Convertible Notes were convertible into common shares at $2.50 per share, at the option of the holder. The Convertible Notes were amended and restated on March 2, 2001 and June 29, 2001. The resulting conversion rate was $1.25 per share. On June 29, 2001, the Convertible Notes were redeemed in full and 1,000,000 shares were issued.

On March 2, 2001, IBSS issued $1,413,000 principal amount of notes payable. These notes were due in full on November 1, 2001 with an interest rate of 10%. On June 29, 2001, in conjunction with an amendment of the agreement, $400,000 was converted into common shares and 320,000 shares were issued. In December 2001, $1,013,000 of the notes payable was refinanced. IBSS amended certain outstanding warrants to lower the per share price for consideration of this note payable.

On October 15, 2001, IBSS issued $150,000 principal amount of notes payable, due in full on October 15, 2003 with an interest rate of 10%. Interest is payable quarterly in arrears beginning October 15, 2002 and quarterly thereafter. The note is partially convertible at the option of the holder up to $75,000 of principal, at any time at $1.00 per share.

On December 31, 2001, IBSS issued $2,286,640 principal amount of convertible notes, including a $1,013,000 refinance of the March 2, 2001 debt issue, due in full on January 1, 2004 or at the point proceeds greater than $1 million are received from investor funding. The December 31, 2001 debt issue refinanced various cash advances received by IBSS during 2001, totaling $1,273,640. Interest on the notes is payable in arrears on January 1, 2003 and January 1, 2004. Interest accrues at a graduating scale beginning at 9% for the first 90 days and increases by 1% each 90-day period thereafter. If all principal and interest amounts due are paid by January 1, 2003, and there are no events of default, interest remains at 9%. The notes are convertible in whole or part at any time at the option of the holder at the lessor of $1.00 per share or 50% of the average closing price for the 30 days prior to conversion. IBSS issued 1,822,519 warrants at an original exercise price of $1.60 in consideration for these convertible notes. During 2002, approximately $568,000 of the notes were converted into shares of common stock.

During 2002, IBSS issued $839,000 principal amount of convertible debt due in full on January 1, 2004 or at the point proceeds greater than $1 million are received from investor funding. The terms of the notes issued in 2002 are the same as the December 31, 2001 debt issue. IBSS issued 839,000 warrants at an original exercise price of $1.60. During 2002, $200,000 of the notes were converted into shares of common stock.

In relation to the warrants issued with the December 31, 2001 and the 2002 debt issues the warrant price was reduced to $0.60 due to the non-payment of the outstanding amounts.

Note 8. Shareholders’ Equity (Deficiency):

Performance Shares – As a requirement of the British Columbia Securities Commission, the total common shares of management (3,600,000) were held pursuant to the terms of an escrow agreement, as performance shares (“Escrowed Shares”).

Prior to 2001, the performance shares were to be released from escrow, on a pro-rata basis, based upon the cumulative cash flow of IBSS, as evidenced by annual audited financial statements. “Cash flow” was defined to mean net income or loss before tax, adjusted for certain add-backs. For each $0.91 (Canadian) of cumulative cash flow generated by IBSS from its operations, one performance share would be released from escrow.

During 2001, the Canadian laws were amended to allow release of the escrowed share based upon the passage of time. Management believes that release of the Escrowed Shares to officers, directors, employees and consultants of IBSS will not be deemed compensatory, as there is no longer a service requirement and the owners are not required to remain with IBSS.

On September 19, 2001, March 19, 2002 and September 19, 2002, releases of a 25% pro-rata share of the original escrow stock were made. These releases leave a cumulative balance of 900,000 shares held in escrow.

Note 8. Shareholders’ Equity (Deficiency) (continued):

Preferred Stock - IBSS’ authorized shares of preferred stock may be issued in one or more series, and the Board of Directors is authorized, without further action by the shareholders, to designate the rights, preferences, limitations and restrictions of and upon shares of each series, including dividend, voting, redemption and conversion rights. The Board of Directors also may designate par value, preferences in liquidation and the numbers of shares constituting any series. There are not any shares of preferred stock outstanding at December 31, 2002 or 2001.

Warrants – The following table shows warrants outstanding for the purchase of common shares at December 31, 2002. Warrants are exercisable at the option of the holder.

Issue Date	Exercise Price	Outstanding

January 3, 2000	$1.87 per share in years one through five.	11,855
February 4, 2000	$5.94 and $10.38 in years one through five.	259,680
February 15, 2000	$5.50, $6.00, and $6.50 per share in years one through three, respectively.	250,000
February 25, 2000	$2.50 for Group A; and $3.50 for Group B	501,875
May 30, 2000	$6.00 per share in years one through nine.	50,002
November 7, 2000	$7.69 per share in years one though five.	30,000
December 15, 2000	$3.94 per share in years one through three.	20,000
January 1, 2001	$3.91 per share in years one through five.	100,000
March 2, 2001	$0.60 per share in years one through two.	1,123,000
March 2, 2001	Lesser of $1.00 per share or 1/3 of average trading price for the 10 days ended 2 days prior to exercise.	600,000
May 8, 2001	$3.00 per share in years one through three.	40,000
May 30, 2001	$3.00 per share in years one through three.	20,000
May 31, 2001	$3.00 per share in years one through three.	10,000
August 7, 2001	$3.30 per share in years one through three.	87,500
August 14, 2001	$1.00 per share in years one through three.	125,000
August 17, 2001	$3.00 per share in years one through three.	10,000
September 11, 2001	$2.85 per share in years one through ten.	100,000
September 14, 2001	$2.90 per share in years one through three.	75,000
October 15, 2001	$1.80 per share in years one through five.	100,000
November 14, 2001	$1.90 per share in years one through three.	135,500
November 20, 2001	$1.84 per share in years one through five.	25,000
December 13, 2001	$1.00 per share in years one through three.	10,625
December 31, 2001	$0.60 per share in years one through three.	2,497,519
January 1, 2002	Lesser of $1.00 per share or 1/2 of average trading price for the 10 days ended 2 days prior to exercise.	100,000
January 3, 2002	$0.60 per share in years one through three.	100,000
January 15, 2002	$0.60 per share in years one through three.	75,000
January 30, 2002	$0.60 per share in years one through three.	10,000
February 19, 2002	$0.65 per share in years one through two.	200,000
March 1, 2002	$0.60 per share in years one through three.	164,000
March 15, 2002	$0.60 per share in years one through three.	160,000
March 21, 2002	Lesser of $1.00 per share or 1/2 of average trading price for the 10 days ended 2 days prior to exercise.	100,000
April 10, 2002	$1.60 per share in years one through three.	30,000

Total Outstanding Warrants		7,121,556

Substantially all warrants outstanding are fully vested and exercisable at December 31, 2002.

Note 8. Shareholders’ Equity (Deficiency) (continued):

		Weighted average
		exercise
	Warrants	price per share

Outstanding at December 31, 2000	2,936,535	$3.35
Granted during the year	4,464,146	$1.63
Exercised during the year	(1,168,125)	$0.86

Outstanding at December 31, 2001	6,232,556	$2.07
Granted during the year	939,000	$1.22
Exercised during the year	—	$—
Expired during the year	(50,000)	$1.87

Outstanding at December 31, 2002	7,121,556	$1.54

Note 9. Loss per share:

The following table shows a reconciliation of the numerators and denominators used in calculating basic and diluted loss per share:

	2002	2001	2000

Numerator:
Numerator for basic and diluted loss per share	$(3,154,767)	$(11,256,202)	$(4,220,340)

Denominator:
Weighted average common shares – basic and diluted calculation	18,941,043	15,872,128	13,483,211

Basic and diluted loss per share	$(0.17)	$(0.71)	$(0.31)

The warrants and options were not included in the computation of diluted loss per share because the warrants and options are antidilutive when included in the computation due to IBSS’s net loss.

Note 10: Accrued Compensation and Benefits:

During the year 2001, the President and Chief Executive Officer (“CEO”) terminated his employment with IBSS. As part of the CEO’s termination package, IBSS agreed to pay the CEO approximately $305,000 as salary continuance and health benefits of approximately $12,000 through October 2003. Of the total amount charged to expense for the year ended December 31, 2001, approximately $134,000 was paid during 2001 and the remaining $183,000 is included in accrued compensation and benefits. During 2002, the severance package was forfeited by the CEO and reverted to the minimum package provided under the CEO’s prior employment agreement. Accordingly, approximately $165,000 was no longer payable to the CEO. All amounts have been paid under all severance agreements as of December 31, 2002.

Note 11. Employee Benefits:

Retirement Plan - IBSS maintains a 401(k) retirement plan, which is managed by an outside trustee. All employees are eligible to participate. IBSS has not contributed to the 401(k) plan.

Stock Option Plan - IBSS’ Board of Directors adopted a stock option plan (the “1997 Option Plan”), effective April 29, 1997. Options normally extend for 5 years and under committee policy generally become exercisable in installments of 50 percent per six months commencing six months from the date of grant. The maximum number of common shares IBSS has reserved for issuance under the 1997 Option Plan, including options currently outstanding, is 1,860,000. The number of common shares reserved for issuance to any one person cannot exceed 5% of the number of issued and outstanding common shares, and no person is entitled to receive in any one year grants regarding more than 50,000 shares. On June 28, 2000, IBSS adopted the 2001 Stock Incentive Plan (the “2001 Option Plan”), effective January 1, 2001. The 2001 Option Plan provides for option awards of up to 1,200,000 shares, stock appreciation rights and restricted stock awards. The options have terms up to ten years. During 2002,

Note 11. Employee Benefits (continued):

IBSS’ Board of Directors adopted a non-qualified stock option plan (the “2002 Option Plan”), effective August 1, 2002. The maximum number of common shares reserved for issuance under the 2002 Option Plan is 800,000 shares.

Information with respect to options granted under the 1997 Option Plan is as follows:

		Weighted average
		exercise
	Stock Options	price per share

Outstanding at December 31, 2000 (1)	321,000	$1.42
Outstanding at December 31, 2000	842,898	5.64
Granted during the year	68,000	2.67
Exercised during the year (1)	(21,700)	1.56
Expired or cancelled during the year (1)	(34,500)	3.40
Expired or cancelled during the year	(320,000)	4.87

Outstanding at December 31, 2001 (1)	264,800	$1.16

Outstanding at December 31, 2001	590,898	$5.71

Granted during the year	418,000	$0.97
Exercised during the year (1)	(30,452)	1.05
Expired or cancelled during the year (1)	(99,848)	0.99
Expired or cancelled during the year	(197,400)	3.75

Outstanding at December 31, 2002 (1)	134,500	$1.21

Outstanding at December 31, 2002	811,498	$4.86

Exercisable at December 31, 2002 (1)	134,500	$1.21

Exercisable at December 31, 2002	418,198	$4.92

(1) Canadian Dollars

Note 11. Employee Benefits (continued):

Information with respect to options granted under the 2001 Option Plan is as follows:

		Weighted average
		exercise
	Stock Options	price per share

Outstanding at December 31, 2000	—	$—
Granted during the year	88,000	3.41
Exercised during the year	—	—
Expired or cancelled during the year	(10,000)	3.41

Outstanding at December 31, 2001	78,000	3.41
Granted during the year	565,625	0.68
Expired or cancelled during the year	(28,813)	1.78

Outstanding at December 31, 2002	614,812	$0.98

Exercisable at December 31, 2002	238,034	$1.63

Information with respect to options granted under the 2002 Option Plan is as follows:

		Weighted average
		exercise
	Stock Options	price per share

Outstanding at December 31, 2001	—	$—
Granted during the year	308,723	0.01
Exercised during the year	—	—
Expired or cancelled during the year	—	—

Outstanding at December 31, 2002	308,723	$0.01

For the year ended December 31, 2002, IBSS recognized expense related to stock-based compensation of $80,288. IBSS did not recognize any expense related to stock-based compensation during 2001 and 2000.

The pro forma disclosures required by SFAS 123 regarding net loss and net loss per share are stated as if IBSS had accounted for stock options using fair values. Using the Black-Scholes option-pricing model the fair value at the date of grant for these options was estimated using the following assumptions:

	2002	2001	2000

Dividend yield	—	—	—
Expected volatility	122%	131%	141%
Risk-free rate of return	2.9-3.3%	4.5 - 5.0%	5.6 - 6.7%
Expected option life, years	5	5	5

The weighted average fair value for options granted under the Option Plans during 2002, 2001, and 2000 was $.68, $2.64 and $7.33, respectively.

Note 11. Employee Benefits (continued):

The Black-Scholes and other option pricing models were developed for use in estimating fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions. IBSS’ employee stock options have characteristics significantly different than those of traded options, and changes in the subjective assumptions can materially affect the fair value estimate. Accordingly, in management’s opinion, these existing models may not necessarily provide a reliable single measure of the fair value of employee stock options.

Note 12. Income Taxes:

Deferred income taxes reflect the net tax effect of temporary differences and carryforwards between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of IBSS’ deferred tax assets and liabilities consisted of the following at December 31:

	2002	2001

Deferred tax assets:
Operating loss carryforwards	$7,617,558	$6,221,020
Deferred revenue	27,864	35,483
Other, net	46,063	136,633
Valuation allowance	(7,533,164)	(6,162,463)

Total deferred tax assets	158,321	230,673

Deferred tax liabilities:
Capitalized software costs	(91,692)	(159,795)
Depreciation	(55,011)	(61,517)
Other, net	(11,618)	(9,361)

Total deferred tax liabilities	(158,321)	(230,673)

Total	$—	$—

Temporary differences and carryforwards, which gave rise to significant portions of deferred tax assets and liabilities at December 31, are as follows:

	2002	2001	2000

Operating loss carryforward	$1,396,538	$3,212,337	$1,424,973
Deferred revenue	(7,619)	17,186	(15,247)
Other, net	(86,321)	46,226	47,706
Capitalized software costs	68,103	68,103	63,943
Valuation allowance	(1,370,701)	(3,343,852)	(1,521,375)

Net deferred income taxes	$—	$—	$—

Note 12. Income Taxes (continued):

The principal reasons for the differences between income tax expense and the amount computed by applying the statutory federal rate to pre-tax loss were as follows for the three years ended December 31:

	2002	2001	2000

Tax at statutory federal rate	$(1,057,321)	$(3,827,109)	$(1,384,714)
Effect on rate of:
Stock options, warrants and other	(191,386)	914,193	—
Life insurance premiums	2,428	3,820	(4,030)
Penalties	27,688	12,593	(18,453)
Non-deductible expenses	1,676	2,899	(23,615)
State income taxes, net of federal income tax effect	(153,786)	(450,248)	(90,563)
Change in valuation allowance	1,370,701	3,343,852	1,521,375

Total	$—	$—	$—

As of December 31, 2002, IBSS had federal and state net operating loss carryforwards of approximately $20,000,000. The net operating loss carryforwards will expire between 2012 and 2022, if not utilized.

Management of IBSS is evaluating certain limitations which may have occurred as prescribed under the Internal Revenue Code (“IRC”) Section 382, which potentially could significantly limit the availability of offsetting operating loss carryforwards against future taxable income. In addition, management is evaluating the tax consequences of the issuance, and subsequent exercise of, warrants and options to certain employees and vendors and the impact of the potential compensation on operating loss carryforwards.

In determining that is was more likely than not that the recorded deferred tax asset would not be realized, management of IBSS considered the following: (1) recent operating results, (2) the budgets and forecasts that management and the Board of Directors had adopted for the next fiscal year, (3) the ability to utilize NOL’s prior to their expiration, (4) the potential limitation of NOL utilization in the event of a change of ownership and (5) the generation of future taxable income in excess of income reported on the consolidated financial statements.

A valuation allowance of approximately $7,533,000 and $6,162,000 at December 31, 2002 and 2001, respectively, remained necessary in the judgment of management because the factors noted above (i.e. forecasts) did not support the utilization of less than a full valuation allowance.

Note 13. Related Party Transactions:

For the year ended December 31, 2001, approximately $1,622,000 of total revenues were from licensing and services provided to related parties. There were no trade accounts receivables due from the related parties at December 31, 2001.

Related party receivables at December 31, 2002 are advances to the Company’s chief executive officer.

At December 31, 2002 and 2001, IBSS had approximately $61,000 and $39,000, respectively, owed to related parties included in accounts payable.

At December 31, 2002, IBSS held four notes receivable with balances totaling $131,080 due from IBSS’ chief executive officer and its executive vice president. IBSS loaned these officers money to exercise Common Stock purchase warrant agreements to purchase an aggregate of 300,000 shares of IBSS’ common stock at the applicable exercise price of $0.60 to $0.68 per share. These notes, which bear interest at the prime rate per annum, matured in 2002 and are due on demand at December 31, 2002. The loans are collaterized by 300,000 shares of common stock. The receivable is shown on the balance sheets as a reduction in stockholders’ equity.

Note 14. Supplemental Cash Flow Information:

During the years presented below, interest paid amounted to:

	2002	2001	2000

Interest paid	$38,315	$270,935	$129,608

The following table summarizes non-cash investing and financing activities:

	2002	2001	2000

Repayment of employee advances and notes for purchase of common stock	$—	$104,970	$—

Conversion of convertible notes into capital	$767,851	$1,650,000	$180,000

Repayment of notes payable issued for common stock purchase and related party receivable in exchange for severance package	$—	$104,970	$—

Note 15. Commitments and Contingencies:

Litigation – In the normal course of business, IBSS and its subsidiaries are parties to various legal claims, actions and complaints, and maintains accruals for such costs that are expected to be incurred. Although it is not possible to predict the outcome of these matters, management believes that the results will not have a material impact on its financial statements.

Operating Lease Commitments – IBSS leases its principal facilities under a noncancellable operating lease expiring in October 2004 with an option to renew for one five year period at market rates. The lease is subject to annual adjustments for facility operating costs in excess of an established base year.

At December 31, 2002 minimum lease payments are as follows:

2003	$237,589
2004	197,991

$435,580

Rent expense was approximately as follows for the years ended December 31:

2002	2001	2000

$385,000	$411,000	$394,000

Liens – The Internal Revenue Service has placed a lien on all of IBSS’ assets for delinquent tax obligations. A default under this obligation could result in a foreclosure on all of IBSS’ assets and the discontinuation of IBSS’ operations.

Note 16. Significant Risks and Uncertainties:

IBSS’ operating results and financial condition can be impacted by a number of factors, including but not limited to the following, any of which could cause actual results to vary materially from current and historical results or IBSS’ anticipated future results.

Currently, IBSS’ business is focused principally within the manufacturing and transaction processing industries. Significant changes in the regulatory or market environment of this industry could impact demand for IBSS’ software products and services. Additionally, there is increasing competition for IBSS’ products and services, and there can be no assurance that IBSS’ current products and services will remain competitive, or that IBSS’ development efforts will produce products with the cost and performance characteristics necessary to remain competitive. Furthermore, the market for IBSS’ products and services is characterized by rapid changes in technology. IBSS’ success will depend on the level of market acceptance of IBSS’ products, technologies and enhancements, and its ability to introduce such products, technologies and enhancements to the market on a timely and cost effective basis, and maintain a labor force sufficiently skilled to compete in the current environment.

As discussed in Note 2, the preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Amounts affected by these estimates include, but are not limited to, the estimated useful lives, related amortization expense and carrying values of IBSS’ capitalized software development costs. Changes in the status of certain matters or facts or circumstances underlying these estimates could result in material changes to these estimates, and actual results could differ significantly from these estimates.

IBSS’ primary efforts are now directed to the development of a market for its Synapse for Manufacturing, Synapse Government e-Printing, Synapse Composer and the Synapse Application Development Platform software and integration services. Like other companies at this stage of development, IBSS is subject to numerous risks, including the uncertainty of its chosen market, its ability to develop its markets and its ability to finance operations and other risks.

Note 17. Segment Information:

Management has determined that IBSS operates in one dominant industry segment, which involves the supply of computer technology products and services. These products and services have similar economic characteristics, customers and distribution methods. All of IBSS’s operations, assets and employees are located in the United States and its revenues are generated in the United States.

Note 18. Subsequent Events

Effective January 2003, IBSS reached agreements with its existing lenders to refinance certain of its’ notes payable, and cure the interest payment default under the long-term debt agreements. The new agreements provide for an extended due date of January 1, 2004 for principal and interest payments under the notes payable. The agreements also provide for a waiver of the interest payment default under the long-term debt agreements, resulting in continued interest accrual of 9% through April 30, 2003, in lieu of the escalated interest schedule provided for in the original agreement.

Integrated Business Systems and Services, Inc.
Consolidated Condensed Balance Sheets

	September 30, 2003	December 31, 2002
	(unaudited)	(audited)

ASSETS:
Current assets:
Cash and cash equivalents	$147,409	$55,874
Accounts receivable, trade, net	168,024	202,970
Interest receivable	30,506	26,539
Other prepaid expenses	6,751	63,809

Total current assets	352,690	349,192
Capitalized software costs, net	107,703	241,294
Property and equipment, net	413,397	399,849
Related party receivable	13,200	18,200
Other assets	44,500	11,479

Total assets	$931,490	$1,020,014

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIENCY):
Current liabilities:
Notes payable	$517,500	$696,000
Current portion of long-term debt	2,294,665	150,000
Accounts payable	108,025	190,423
Accrued liabilities:
Compensation and benefits	657,917	519,576
Payroll taxes	85,368	241,726
Professional fees	98,249	170,920
Interest payable	698,758	377,857
Other	116,982	133,614
Deferred revenue	17,087	73,327

Total current liabilities	4,594,551	2,553,443
Long-term debt, net of current portion	116,994	2,051,488

Total liabilities	4,711,545	4,604,931

Shareholders’ equity (deficiency):
Common stock, no par value per share, 100,000,000 shares authorized, 23,656,051 and 22,230,258 shares outstanding at September 30, 2003 and December 31, 2002, respectively	20,195,520	19,877,678
Notes receivable officers/directors	(131,080)	(131,080)
Unearned compensation	—	(42,581)
Accumulated deficit	(23,844,495)	(23,288,934)

Total shareholders’ equity (deficiency)	(3,780,055)	(3,584,917)

Total liabilities and shareholders’ equity (deficiency)	$931,490	$1,020,014

Integrated Business Systems and Services, Inc.
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2003	2002	2003	2002

Revenues:
Services	$806,491	$857,568	$2,338,592	$1,810,123
Licenses	48,438	250,000	48,438	506,590
Maintenance and support	47,902	5,718	64,953	54,521
Hardware - third party	—	1,855	25,025	84,802
Other	—	—	—	2,325

Total revenues	902,831	1,115,141	2,477,008	2,458,361
Cost of revenues	324,185	282,117	874,002	1,052,947

Gross profit	578,646	833,024	1,603,006	1,405,414
Operating Expenses:
Sales and marketing	81,794	102,557	266,228	430,602
Research and development	17,958	77,963	119,575	331,008
General and administrative	298,691	457,663	1,216,139	1,722,742

Total operating expenses	398,443	638,183	1,601,942	2,484,352

Income (Loss) From Operations	180,203	194,841	1,064	(1,078,938)

Interest and miscellaneous income	32,845	168,754	49,210	173,554
Interest expense	(189,891)	(346,582)	(590,334)	(985,887)
Loss on sale of assets	—	—	(15,501)	—

Total other expenses	(157,046)	(177,828)	(556,625)	(812,333)

Net Income (Loss)	$23,157	$17,013	$(555,561)	$(1,891,271)

Basic loss per share	$0.00	$0.00	$(0.02)	$(0.10)
Basic weighted average shares outstanding	22,382,100	18,816,267	22,305,095	18,190,537
Diluted loss per share	$0.00	$0.00	$(0.02)	$(0.10)

Integrated Business Systems and Services, Inc.
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Nine months ended
	September 30,

	2003	2002

Operating activities
Net loss	$(555,561)	$(1,891,272)
Adjustments to reconcile net loss to cash provided by (used in) Operating activities:
Depreciation/amortization	109,856	114,016
Amortization of software costs	133,591	134,412
Non-cash interest expense	229,725	695,093
Issuance of stock in payment of accounts payable and accrued liabilities	13,254	104,446
Loss on disposition of fixed assets	15,500	—
Non-cash compensation	168,790	—
Gain on long term compensation	—	(83,219)
Changes in operating assets and liabilities:
Accounts receivable	34,946	109,843
Interest receivable	(3,967)	(4,515)
Unbilled revenue	—	38,856
Prepaid expenses and other assets	24,037	(71,004)
Accounts payable	(69,898)	(185,650)
Accrued expenses	228,704	261,689
Deferred revenue	(56,240)	(6,772)

Cash provided by (used in) in operating activities	272,737	(784,077)

Investing activities
Purchases of property and equipment	(138,904)	(560)
Related party receivables, net	5,000	7,726

Cash (used in) provided by investing activities	(133,904)	7,166

Financing activities
Proceeds on notes payable, net	—	839,000
Payments on notes payable	(178,500)	(136,221)
Payments on long term debt	(3,917)	—
Proceeds from issuance of long-term debt	134,363	—
Proceeds from sale of common stock	—	100,000
Proceeds from exercise of common stock options and warrants	756	11,097

Cash (used in) provided by financing activities	(47,298)	813,876

Net increase in cash	91,535	36,965
Cash and cash equivalents at beginning of period	55,874	6,100

Cash and cash equivalents at end of period	$147,409	$43,065

Integrated Business Systems and Services, Inc.
Notes To Consolidated Condensed Financial Statements
(Unaudited)

1. Basis of Presentation

     The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with generally accepted accounting principles for consolidated condensed interim financial information and with the instructions to Form 10-QSB and Item 310 of Regulation S-B promulgated by the Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of those of a normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the three-month and nine-month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2003. For further information, please refer to the audited financial statements and footnotes thereto included above in this Index.

2. Basis of Consolidation

     In 2002 and 2003, the consolidated financial statements include the accounts of Integrated Business Systems and Services, Inc. and its majority-owned subsidiary, Synamco, LLC (collectively, the “company”).

3. Earnings Per Share

     The computations of basic earnings (loss) per share and diluted earnings (loss) per share are in conformity with the provisions of Statement of Financial Accounting Standards No. 128.

     Basic income (loss) per share is calculated as income available to common stockholders divided by the weighted average common shares outstanding. Diluted earnings per share is calculated as diluted income (loss) available to common stockholders divided by the diluted weighted average number of common shares. Diluted weighted average number of common shares has been calculated using the treasury stock method for Common Stock equivalents, which includes common stock issuable pursuant to stock options and common stock warrants and, the if-converted method for convertible debt. The following is provided to reconcile the earnings per share calculations:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2003	2002	2003	2002

Income (loss) applicable to common shares	$23,157	$17,013	$(555,561)	$(1,891,278)
Effect of dilution:
Convertible debt	—	—	—	—
Stock options	—	—	—	—

Income (loss) applicable to shares outstanding, diluted	$23,157	$17,013	$(555,561)	$(1,891,272)

Weighted average common shares outstanding, basic	22,382,100	18,816,267	22,305,095	18,190,537
Effect of dilution:
Convertible debt	—	—	—	—
Stock options	877,103	102,381	—	—

Weighted average common shares outstanding, diluted	23,259,203	18,918,648	22,305,095	18,190,537

4. Going Concern

     The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated condensed financial statements, at September 30, 2003, the company had a working capital deficiency of approximately $4.2 million and an accumulated deficit of approximately $23.8 million. Ultimately, the company’s viability as a going concern is dependent upon its ability to continue to generate positive cash flows from operations, maintain adequate working capital and obtain satisfactory long-term financing. However, there can be no assurances that the company will be successful in each or any of the above endeavors.

     The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the company be unable to continue as a going concern. The company’s plans include the measures described in the following paragraphs, although it is not possible to predict the ultimate outcome of the company’s efforts.

     Capital Expenditures - The company currently does not have any commitments or budgeted needs during the remainder of 2003 for any material capital expenditures, including purchases of furniture, fixtures or equipment. In the absence of any substantial infusion of growth capital or an unexpected increase in its expected gross margin for 2003, the company does not expect its capital expenditure plans for the next twelve months to change.

     Debt and Other Payables

     On December 31, 2001, the company achieved almost complete debt service relief for 2002 and 2003 through the restructuring of substantially all of its short-term and long-term debt into convertible debentures and notes. Under the restructured debt instruments as originally in effect, approximately 80% of the entire principal balance of the restructured debt was not payable until January 1, 2004. Substantially all of the remaining 20% was payable during January of 2003. Effective January 1, 2003, the holders of substantially all of that remaining 20% agreed to extend the January 2003 maturity date until January of 2004. The Company is currently in default under all of the remaining 20% short-term notes due January 1, 2004. Under these notes, principal and accrued interest is due totaling approximately $648,000 as of September 30, 2003.

     In the months since the issuance of the currently outstanding convertible debt, a portion of the principal and accrued interest on the debt has been converted by its holders into shares of the company’s common stock. These and other holders of the convertible debt may elect to convert additional amounts of this debt into common stock prior to the maturity date in January of 2004. These debt conversions have reduced the company’s short-term debt obligations. For additional information regarding the company’s outstanding investor debt, please refer to the matters described above under the caption “Sources of Operating Capital” and the matters described elsewhere in this report under the caption “Risk Factors That May Affect Our Financial Condition and Operating Results.”

     With respect to its trade accounts payable, the company has established long-term payout arrangements with respect to substantially all of its unsecured creditors. In addition, where permitted under securities laws, the company has satisfied and expects to continue to satisfy certain of its unsecured obligations to third parties through restricted stock grants.

5. New Accounting Standards

     In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock Based Compensation – Transition and Disclosure – an Amendment of FASB Statement No. 123” (“SFAS No. 148”). SFAS No. 148 amends SFAS No. 123, “Accounting for Stock Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require in both annual and interim financial statements prominent disclosures about the method of accounting for stock based employee compensation and the effect of the method used on reported results. The Company is required to follow the prescribed disclosure format and has provided the additional disclosures required by SFAS No. 148 for the quarterly periods ended September 30, 2003.

     On January 1, 2003, the Company adopted Financial Accounting Standards Board No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”). SFAS No. 143 provides guidance on the recognition and measurement of an asset retirement obligation and its associated retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. The adoption of SFAS No. 143 did not materially impact the Company’s consolidated financial statements.

     In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, “Consolidation of Variable Interest Entities and Interpretation of ARB No. 51” (“Fin 46”). Many variable interest entities have been commonly referred to as special-purpose entities or off-balance sheet structures, but this interpretation applies to a larger population of entities. In general, a variable interest entity (“VIE”) is any legal structure used for business purposes that either: (1) does not have equity investors with voting rights, or (2) has equity investors that do not provide sufficient financial resources for the entity to support its activities. Under Fin 46, the VIE is required to be consolidated by the Company if it is subject to a majority of the risk of loss from the VIE’s activities or entitled to receive a majority of the entity’s residual returns. The consolidation requirements of FIN 46 apply to VIEs created after January 31, 2003 and apply to existing VIEs in the first year or interim period beginning after June 15, 2003. The Company has adopted FIN 46, and it did not have a material impact of the Company’s consolidated financial statements.

     In April 2003, the Financial Accounting Standards Board issued Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. SFAS No. 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement (1) clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative as defined by SFAS No. 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to the language used in FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, and (4) amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003.

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures in its financial position certain financial instruments with characteristics of both liabilities and equity. In accordance with this standard, financial instruments that embody obligations for the issuer are required to be classified as liabilities. SFAS No. 150 is effective for all financial instruments entered into on or modified after May 31, 2003. For existing financial instruments, SFAS No. 150 is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 and there was no material impact on its financial position, results of operations or cash flows from adoption.

     In November 2002, the FASB’s Emerging Issues Task Force (“EITF”) reached a final consensus on Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables, which is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Under EITF Issue No. 00-21, revenue arrangements with multiple deliverables are required to be divided into separate units of accounting under certain circumstances. The company adopted EITF Issue No. 00-21 on July 1, 2003, and such adoption did not have a material effect on its condensed consolidated financial statements for the three and nine months ended September 30, 2003.

6. Stock Based Compensation

     The company accounts for stock options in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, no compensation expense is recognized for stock or stock options issued at fair value. For stock options granted at exercise prices below the estimated fair value, the company records deferred compensation expense for the difference between the exercise price of the shares and the estimated fair value. The deferred compensation expense is amortized ratably over the vesting period of the individual options. For performance based stock options, the company records compensation expense related to these options over the performance period.

     Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation” (“SFAS 123”), as amended by FASB Statements No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS 148”), provides an alternative to APB 25 in accounting for stock based compensation issued to employees. SFAS 123 provides for a fair value based method of accounting for employee stock options and similar equity instruments. However, for companies that continue to account for stock based compensation arrangements under APB 25, SFAS 123 requires disclosure of the pro forma effect on net income and earnings per share as if the fair value based method prescribed by SFAS 123 had been applied. The company intends to continue to account for stock based compensation arrangements under APB No. 25 and has adopted the pro forma disclosure requirements of SFAS 123.

     Had compensation cost for options granted under the company’s stock-based compensation plans been determined based on the fair value at the grant dates consistent with SFAS 123, the company’s net income and earnings per share would have changed to the pro forma amounts listed below:

	Nine Months Ended September 30,
	2003	2002

Net loss:
As reported	$(555,561)	$(1,891,271)
Add: stock-based compensation expense included in reported net income	168,790	—
Deduct: stock-based compensation expense determined under the fair value based method for all awards	(240,464)	(576,577)

Pro forma net loss	$(627,235)	$(2,467,848)

Net loss per common share:
As reported:
Basic and diluted	$(0.02)	$(0.10)
Pro forma:
Basic and diluted	$(0.03)	$(0.13)

     The pro forma disclosures required by SFAS 123 regarding net loss and net loss per share are stated as if the company had accounted for stock options using fair values. Compensation expense is recognized on a straight-line basis over the vesting period of each option installment. Using the Black-Scholes option-pricing model the fair value at the date of grant for these options was estimated using the following assumptions:

	Nine Months Ended September 30,
	2003	2002

Dividend yield	—	—
Expected volatility	122-141%	122-141%
Risk-free rate of return	2.61-6.04%	4.53-6.04%
Expected option life, years	5	5

     The weighted average fair value for options granted under the Option Plans during the nine months ended September 30, 2003 was $0.20. The weighted average fair value for options granted under the Option Plans during the six months ended September 30, 2002 was $0.68.

     The Black-Scholes and other option pricing models were developed for use in estimating fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions. The company’s employee stock options have characteristics significantly different than those of traded options, and changes in the subjective assumptions can materially affect the fair value estimate. Accordingly, in management’s opinion, these existing models may not necessarily provide a reliable single measure of the fair value of employee stock options.

7. Debt Restructure

     On October 27, 2003 the Company signed a letter of intent to restructure the majority (80%) of its short-term debt. The new convertible notes will be non-interest bearing and not be due until the end of 2005.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. INDEMNIFICATION OF OFFICERS AND DIRECTORS

          The Company’s Articles and Bylaws contain provisions that indemnify officers and directors of the Company for certain costs in connection with a suit or other proceeding by reason of the fact that such person was an officer or director of the Company or was otherwise successful on the merits of a defense in such actions. However, in accordance with South Carolina law, the Company may not indemnify its directors for liability in situations where the director is adjudged to be liable to the Company or where the director is adjudged to have received an improper personal benefit. The Company’s Articles and Bylaws do not contain any provision that eliminate the persona liability of an officer or director for their breach of fiduciary duty. In addition, the Bylaws further provide for advances to directors and officers for expenses incurred in connection with proceedings against them for which they are entitled to indemnification and whether the Company has agreed to indemnify each for claims made in suits or proceedings against them relating to their service to the Company.

Item 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The following table sets forth the costs and expenses, other than underwriters discounts and commissions, payable by the Company in connection with the sale of the Shares being registered hereunder. The Company will pay all such expenses. All amounts referenced below are estimates, except for the SEC Registration Fee:

Cost/Expense	Amount to be Paid

SEC Registration Fee	$2,855
Accounting Fees and Expenses	$6,000
Printing and Engraving	$4,000
Blue Sky fees and expenses	$2,500
Legal fees and expenses	$50,000
Miscellaneous	$19,645

Total	$85,000

Item 26. RECENT SALES OF UNREGISTERED SECURITIES

          As discussed above in this registration statement and in the prospectus, the Company, within the past three years, has engaged in the following sales of securities that were exempt from registration under the Act:

          1. On December 31, 2003, the Company sold 1,250,000 shares of Common Stock and 1,000,000 Warrants to GCA pursuant to the terms of the GCA Financing discussed in the section of this prospectus above entitled “Prospectus Summary.”

          2. On December 31, 2001, the Company restructured substantially all of its short-term and long-term debt into a series of convertible debentures and notes, several of which have since been amended and restated. In connection with the debt restructuring, the Company issued the following securities to its debtholders (as amended):

•	Amended and Restated Class A Secured Debenture dated October 1, 2003 and issued to the IBSS Class A Investors, LLC;

•	Amended and Restated Common Stock Purchase Warrant (Class A Investors) dated October 1, 2003 and issued to the IBSS Class A Investors, LLC (convertible upon exercise into 464,120 shares of Common Stock);

•	Amended and Restated Class A Contingent Common Stock Purchase Warrant dated October 1, 2003 and issued to the IBSS Class A Investors, LLC (convertible upon exercise into 928,241 shares of Common Stock);

•	Common Stock Purchase Warrant dated October 1, 2003 and issued to the IBSS Class A Investors, LLC (convertible upon exercise into 15,214,170 shares of Common Stock);

•	Amended and Restated Class B Secured Debenture dated October 1, 2003 and issued to the IBSS Class B Investors, LLC;

•	Amended and Restated Common Stock Purchase Warrant (Class B Investors) dated October 1, 2003 and issued to the IBSS Class B Investors, LLC (convertible upon exercise into 2,033,399 shares of Common Stock);

•	Amended and Restated Class B Contingent Common Stock Purchase Warrant dated October 1, 2003 and issued to the IBSS Class B Investors, LLC (convertible upon exercise into 2,033,399 shares of Common Stock);

•	Common Stock Purchase Warrant dated October 1, 2003 and issued to the IBSS Class B Investors, LLC (convertible upon exercise into 22,821,256 shares of Common Stock);

•	Promissory note dated August 14, 2001 in the face amount of $125,000 and issued to Kirkman Finlay III, which permits conversion of the outstanding principal amount into at least 138,889 shares of Common Stock (at a conversion price equal to or less than $0.90/share). On October 14, 2003, this note was converted by the holder into 402,186 shares of Common Stock;

•	Promissory note dated March 15, 2001 in the face amount of $300,000 and issued to Rice Street Associates, Ltd., which permits conversion of the outstanding principal amount into at least 333,333 shares of Common Stock (at a conversion price equal to or less than $0.90/share). On December 31, 2003, the Company paid off this note in full; and

•	Promissory note dated March 15, 2001 in the face amount of $350,000 and issued to Fitz-John Creighton McMaster, which permits conversion of the outstanding principal amount into at least 388,888 shares of Common Stock (at a conversion price equal to or less than $0.90/share). The Company is currently negotiating with Mr. McMaster to renew this note and extend the maturity date thereof.

          3. The Company signed an investment agreement dated January 21, 2004, and a registration rights agreement dated January 21, 2004 with Dutchess for the Equity Line. Under the terms of the Equity Line, the Company may obligate Dutchess to purchase up to $10,000,000 of Common Stock over a 36 month calendar period subsequent to the date the Commission declares this registration statement to be effective. The specific terms of the Equity Line are discussed in greater detail in the section of this prospectus above entitled “Dutchess Equity Line of Credit.”

Item 27. EXHIBITS

          See Index to Exhibits

Item 28. UNDERTAKINGS

     The undersigned registrant hereby undertakes the following with respect to this registration statement:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          (2) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly authorized this registration statement to be signed on its behalf by the undersigned, duly authorized, in the City of Columbia, State of South Carolina, on February 2, 2004.

Registrant:	Integrated Business Systems and Services, Inc.

By:	/s/ GEORGE E. MENDENHALL

Name: George E. Mendenhall
Title: Chief Executive Officer and
Chairman of the Board

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints George E. Mendenhall, Ph.D., and Stuart E. Massey and each of the acting individually, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, together with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them acting individually, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them acting individually, or his substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated below:

Signature	Title	Date
/s/ GEORGE E. MENDENHALL George E. Mendenhall	Chief Executive Officer and Chairman of the Board (principal executive officer, principal financial officer and principal accounting officer)	February 2, 2004

/s/ STUART E. MASSEY Stuart E. Massey	Executive Vice President, Chief Technology Officer, and Director	February 2, 2004

Dollie A. Cole	Director	February , 2004

/s/ RICHARD D. PULFORD Richard D. Pulford	Director	February 2, 2004

/s/ CARL JOSEPH BERGER, JR. Carl Joseph Berger, Jr.	Director	February 2, 2004

INDEX TO EXHIBITS

Exhibit No.

3.1	Amended and Restated Articles of Incorporation of Company (incorporated by reference to Exhibit 2.1 to the Company’s Form 1-A filed July 9, 1997).

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 2.2 to the Company’s Form 1-A filed July 9, 1997).

4.1	Securities Purchase Agreement dated December 24, 2003 between the Company and GCA Financing, Inc.

4.2	Common Stock Purchase Warrant dated December 30, 2003 to GCA Financing, Inc. (937,500 Shares)

4.3	Common Stock Purchase Warrant dated December 30, 2003 to GCA Financing, Inc. (62,500 Shares)

4.4	Letter Agreement dated December 24, 2003 between the Company and GCA Financing, Inc.

4.5	Letter Agreement dated January 13, 2004 between the Company and GCA Financing, Inc.

4.6	Investment Agreement, dated January 21, 2004 with Dutchess Private Equities, L.P.

4.7	Registration Rights Agreement, dated January 21, 2004 with Dutchess Private Equities, L.P.

4.8	Promissory Note dated March 15, 2002 between the Company and Fitz-John Creighton McMaster (incorporated by reference to Exhibit 10.13 in the Company’s Form 10-QSB for the three-month period ended September 30, 2002).

4.9	Promissory Note dated March 15, 2002 between the Company and Rice Street Associates, LLC (incorporated by reference to Exhibit 10.14 in the Company’s Form 10-QSB for the three-month period ended September 30, 2002).

4.10	Second Amendment and Restated Promissory Note dated August 14, 2002 between the Company and Kirkman Finlay III (incorporated by reference to Exhibit 10.15 to the Company’s Form 10-QSB for the three-month period ended September 30, 2002).

4.11	Class A Secured Convertible Debenture dated December 31, 2001 between the Company and IBSS Class A Investors (incorporated by reference to Exhibit 10.21 in the Company’s Form 10-QSB for the three-month period ended March 31, 2002).

4.12	Class B Secured Convertible Debenture dated December 31, 2001 between the Company and IBSS Class B Investors (incorporated by reference to Exhibit 10.22 in the Company’s Form 10-QSB for the three-month period ended March 31, 2002).

4.13	Common Stock Purchase Warrant dated December 31, 2001 between the Company and IBSS Class A Investors (incorporated by reference to Exhibit 10.23 in the Company’s Form 10-QSB for the three-month period ended March 31, 2002).

4.14	Common Stock Purchase Warrant dated December 31, 2001 between the Company and IBSS Class B Investors (incorporated by reference to Exhibit 10.24 in the Company’s Form 10-QSB for the three-month period ended March 31, 2002).

Exhibit No.

4.15	Omnibus Security Agreement dated December 31, 2001 by and among the Company, IBSS Class A Investors and IBSS Class B Investors (incorporated by reference to Exhibit 10.25 in the Company’s Form 10-QSB for the three-month period ended March 31, 2002).

4.16	Inter-Creditor Agreement dated December 31, 2001 by and among the Company, IBSS Class A Investors and IBSS Class B Investors (incorporated by reference to Exhibit 10.26 in the Company’s Form 10-QSB for the three-month period ended March 31, 2002).

4.17	Security Agreement dated June 12, 2001 by and between the Company and Fitz-John Creighton McMaster (incorporated by reference to Exhibit 10.27 in the Company’s Form 10-QSB for the three-month period ended September 30, 2002).

4.18	Security Agreement dated August 2, 2001 by and between the Company and Rice Street Associates, LLC (incorporated by reference to Exhibit 10.28 in the Company’s Form 10-QSB for the three-month period ended September 30, 2002).

4.19	Security Agreement dated August 14, 2001 by and between the Company and Kirkman Finlay III (incorporated by reference to Exhibit 10.29 in the Company’s Form 10-QSB for the three-month period ended September 30, 2002).

4.20	Common stock purchase warrant dated October 28, 2003 between the Company and Elite Financial Communications Group, LLC (200,000 shares of Common Stock)

4.21	Common stock purchase warrant dated December 4, 2003 between the Company and Liberty Union Life Assurance Corporation (250,000 shares of Common Stock)

4.22	Common stock purchase warrant dated December 17, 2003 between the Company and C. Joseph Berger, Jr. (75,000 shares of Common Stock)

4.23	Common stock purchase warrant dated December 17, 2003 between the Company and Dollie Cole (125,000 shares of Common Stock)

4.24	Common stock purchase warrant dated October 1, 2003 between the Company and IBSS Class A Investors, LLC (for 15,214,170 shares)

4.25	Common stock purchase warrant dated October 1, 2003 between the Company and IBSS Class B Investors, LLC (for 22,821,256 shares)

4.26	Amended and Restated Class A Secured Debenture dated October 1, 2003 between the Company and Class A Investors, LLC.

4.27	Amended and Restated Class B Secured Debenture dated October 1, 2003 between the Company and Class B Investors, LLC.

4.28	Letter Agreement between the Company, Class A Investors, LLC, and Class B Investors, LLC dated October 1, 2003

4.29	Amended and Restated Class A Contingent Common Stock Purchase Warrant dated October 1, 2003 to the IBSS Class A Investors, LLC (928,241 shares)

4.30	Amended and Restated Class B Contingent Common Stock Purchase Warrant dated October 1, 2003 to the IBSS Class B Investors, LLC (2,033,399 shares)

4.31	Amended and Restated Common Stock Purchase Warrant (Class A Investors) dated October 1, 2003 to the IBSS Class A Investors, LLC (464,120 shares)

Exhibit No.

4.32	Amended and Restated Common Stock Purchase Warrant (Class B Investors) dated October 1, 2003 to the IBSS Class B Investors, LLC (2,033,399 shares)

5.1	Opinion of Parker, Poe, Adams & Bernstein L.L.P. as to legality

10.1	Employment Agreement dated October 1, 2003 between the Company and George E. Mendenhall.

10.2	Deferred Compensation Agreement dated September 1, 2002 between the Company and George E. Mendenhall.

10.3	Employment Agreement dated October 1, 2003 between the Company and Stuart E. Massey.

10.4	Deferred Compensation Agreement dated September 1, 2002 between the Company and Stuart E. Massey.

10.5	Employment Agreement dated October 1, 2003 between the Company and Donald R. Futch.

10.6	Deferred Compensation Agreement dated September 1, 2002 between the Company and Donald R. Futch.

10.7	Lease Agreement between the Company and Pinebelt, LLC dated October 8, 2002 with respect to property at 1601 Shop Road, Ste E, Columbia, S.C. (incorporated by reference to Exhibit 10.50 in the Company’s Form 10-QSB for fiscal year ended March 31, 2003).

10.8	Sales Representative and Marketing Agreement dated September 16, 2003 between the Company and Richard D. Pulford.

10.9	Integrated Business Systems and Services, Inc. 2002 Stock Option Plan (incorporated by reference to Exhibit 10.30 in the Company’s Form 10-QSB for the three-month period ended September 30, 2002).

10.10	Nonqualified Stock Option Agreement dated as of May 30, 2000 between the Company and William S. McMaster (incorporated by reference to Exhibit 10.15 to the Company’s 10-KSB for the year ended December 31, 2000).

10.11	Integrated Business Systems and Services, Inc. 2001 Stock Incentive Plan (incorporated by reference to Exhibit 10.11 in the Company’s Form 10-QSB for the three-month period ended March 31, 2002).

10.12	Letter of Understanding and Statement of Work dated October 2, 2003 between the Company and Scott Group for consulting services

10.13	Service Agreement dated October 25, 2003 between the Company and Elite Financial Communications Group, LLC

10.14	Placement agent agreement dated January 30, 2004 between the Company and US Euro Securities, Inc.

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 in the Company’s Form 10-KSB for fiscal year ended December 31, 2001).

23.1	Consent of Parker, Poe, Adams & Bernstein L.L.P. (contained in Exhibit 5.1).

23.2	Consent of Scott McElveen, L.L.P.

Exhibit No.

24.1	Power of Attorney (contained on the signature page hereof).